================================================================================
                                  FORM 10-K/A


                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549


(Mark One)

 [X] Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended June 30, 1994

                                      or

 [_] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from _____________ to _____________

Commission File Number: 0-19523


                               UF BANCORP, INC.
            (Exact name of registrant as specified in its charter)

                     DELAWARE                       35-1833698
          (State or other Jurisdiction           (I.R.S. Employer
        of Incorporation or Organization)       Identification No.)

501 Main Street, P.O. Box 3125, Evansville, Indiana    47731
     (Address of Principal Executive Offices)        (Zip Code)

Registrant's telephone number including area code:
                                (812) 425-7111

Securities Registered Pursuant to Section 12(b) of the Act:

                                     NONE

Securities Registered Pursuant to Section 12(g) of the Act:

                    Common Stock, par value $.01 per share
                               (Title of Class)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES [ X ] NO

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K ((S)229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

The aggregate market value of the issuer's voting stock held by non-affiliates, as of September 15, 1994, was $39,745,000.

The number of shares of the Registrants Common Stock, par value $.01 per share, outstanding as of September 15, 1994, was 1,593,693 shares.

                      DOCUMENTS INCORPORATED BY REFERENCE

        Portions of the Annual Report to Shareholders for the year ended
June 30, 1994, are incorporated into Part II. Portions of the Proxy Statement for the 1994 Annual Meeting of Shareholders are incorporated into Part I and
Part III.

                           Exhibit Index on Page ___
                              Page 1 of ___ Pages
================================================================================

                               UF BANCORP, INC.
                                  FORM 10-K
                                    INDEX

                                                                                                Page
                                                                                                ----
PART I
        Item 1.     Business.................................................................     1
        Item 2.     Properties...............................................................    35
        Item 3.     Legal Proceedings........................................................    36
        Item 4.     Submission of Matters to a Vote of Security Holders......................    37
        Item 4.5    Executive Officers of the Registrant.....................................    37
PART II
        Item 5.     Market for Registrant's Common Equity and Related Stockholder Matters....    38
        Item 6.     Selected Consolidated Financial Data.....................................    39
        Item 7.     Management's Discussion and Analysis of Financial Condition and
                    Results of Operation.....................................................    40
        Item 8.     Financial Statements and Supplementary Data..............................    52
        Item 9.     Changes in and Disagreements with Accountants on Accounting and
                    Financial Disclosure.....................................................    80
PART III
        Item 10.    Directors and Executive Officers of the Registrant
        Item 11.    Executive Compensation...................................................    80
        Item 12.    Security Ownership of Certain Beneficial Owners and Management...........    80
        Item 13.    Certain Relationships and Related Transactions...........................    80
        Item 14.    Exhibits, Financial Statement Schedules, and Reports on Form 8-K.........    80
EXHIBIT INDEX................................................................................    81
SIGNATURES...................................................................................    83

                                    PART I
Item 1.  Business.

General

        UF Bancorp, Inc. (the "Holding Company") is a Delaware corporation organized in July of 1991 for the purpose of acquiring all of the outstanding shares of Union Federal Savings Bank, a federal savings bank (the "Bank") in its conversion from mutual to stock form (the "Conversion"). The Holding Company generally is authorized to engage in any activity that is permitted by the Delaware General Corporation Law.

        The assets of the Holding Company consist of the stock of the Bank and investment securities purchased with the portion of the net proceeds from the Conversion retained at the Holding Company level. The activities of the Holding Company are funded by such investment securities and the income thereon and dividends from the Bank. In the future, activities of the Holding Company may also be funded through additional dividends from the Bank, sales of additional stock, borrowings and income generated by other activities of the Holding Company. At this time, there are no plans regarding such other activities.

        The principal business of the Bank consists of attracting retail deposits from the general public and investing those funds primarily in loans secured by first mortgages on owner-occupied, one- to four-family residences and in mortgage-backed securities. The Bank also originates consumer and, to a much lesser extent, commercial business loans and commercial real estate (including multi-family residential) loans. Until June 1, 1993, the Bank conducted mortgage banking operations through a wholly-owned subsidiary named Union Security Mortgage, Inc. ("USM"). In January 1993, the Bank formed a new mortgage banking subsidiary based in Virginia named Union Financial Corp. ("UFC"). Unless otherwise indicated, discussions regarding the operations of the Bank in this Form 10-K exclude the mortgage banking operations of USM and UFC.

        The Bank's revenues are derived principally from interest on mortgage loans and mortgage-backed securities, interest and dividends on investment securities, loan origination and servicing fee income, income from checking account service charges, and commissions on annuity sales.

        The executive offices of the Bank are located in Evansville, Indiana. Through its network of 16 offices, the Bank currently serves eight counties in southern Indiana, western Kentucky and the Mt. Carmel area in southern Illinois. This market area includes the communities of Columbus, Evansville, Ft. Branch, Jasper, Mt. Vernon, Newburgh, Princeton and Shelbyville in Indiana, Henderson in Kentucky, and Mt. Carmel in Illinois.

Lending Activities

        General. Historically, the Bank has originated fixed-rate mortgage loans. Since 1982, however, the Bank has emphasized the holding of adjustable rate mortgage ("ARM") loans and loans with shorter terms to maturity than traditional 30-year, fixed-rate loans. Management's strategy has been to increase the percentage of assets in its portfolio with more frequent repricing or shorter maturities, and in some cases higher yields, than fixed-rate mortgage loans. In response to customer demand, however, the Bank continues to originate fixed-rate mortgages. The Bank underwrites these mortgage loans under guidelines allowing them to be saleable in the secondary market through the Federal Home Loan Mortgage Corporation (the "FHLMC").

        The Bank's primary focus in lending activities is on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences. The Bank also originates consumer and, to a much lesser extent, commercial business loans and commercial real estate (including multi-family residential) loans. The Bank has also loaned and advanced approximately $804,000 for the construction and development of a real estate project to its wholly-owned subsidiary, UNIFIN, Inc., the developer. See "- Subsidiary and Other Activities." At June 30, 1994, the Bank's net loan and mortgage-backed securities portfolio totaled $412.1 million.

        Loan applications are initially approved at various levels of authority, depending on the type, amount and loan-to-value ratio of the loan. Loan commitments of more than $100,000 but less than $250,000 must be approved by a committee comprised of senior officers of the Bank. Loan commitments of more than $250,000 must be approved by the Board of Directors of the Bank. All loan approvals are ratified by the Board of Directors.

        Pursuant to the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), the aggregate amount of loans that the Bank is permitted to make to any one borrower, including related entities, or the aggregate amount that the Bank may invest in any one real estate project, is limited generally to the greater of 15% of unimpaired capital and surplus or $500,000. At June 30, 1994, the maximum amount which the Bank could have lent to any one borrower and the borrower's related entities was approximately $5.8 million. At June 30, 1994, the Bank had no loans with outstanding balances in excess of this amount. The principal balance of the largest amount outstanding to any one borrower, or group of related borrowers, was $3.1 million at that date. See "- Commercial Business Lending."

        Loan Portfolio Composition. The following tables set forth information concerning the composition of the Bank's loan and mortgage-backed securities portfolios, in dollar amounts and in percentages (before deduction for loans in process, deferred fees and discounts and allowance for loan losses) as of the dates indicated.

                                                                              June 30,
                               ---------------------------------------------------------------------------------------------------
                                     1994                  1993                 1992                1991                1990
                               -----------------     -----------------     ----------------    ----------------     --------------
                               Amount    Percent     Amount    Percent     Amount   Percent    Amount   Percent     Amount Percent
                               ------    -------     ------    -------     ------   -------    ------   -------     ------ -------

                                                                 (Dollars in Thousands)
Real Estate Loans:
One-to four-family...........$123,120(1)   70.58%  $136,002(2)   74.41%  $158,180(3)  80.47% $181,604(4)  84.93%  $191,448  85.72%
Commercial real estate.......  30,945      17.74     22,901      12.53     18,707      9.52    17,304      8.09     17,314   7.75
                             --------     ------   --------     ------   --------    ------  --------    ------   -------- ------
 Total real estate loans..... 154,065      88.32    158,903      86.94    176,887     89.99   198,908     93.02    208,762  93.47
                             --------     ------   --------     ------   --------    ------  --------    ------   -------- ------
Other Loans
 Consumer loans:
  Auto.......................   3,738       2.14     11,412       6.24      8,994      4.58     4,307      2.01      4,291   1.92
  Loans on deposits..........   2,456       1.41      2,405       1.31      2,728      1.39     2,880      1.35      3,003   1.34
  Unsecured..................   2,432       1.40      2,400       1.31      1,903       .97     2,163      1.02      2,369   1.07
  Credit card receivables....   1,919       1.10      2,204       1.21      1,562       .79     1,429       .67        967    .43
  Home improvement...........     757        .43        637        .35        807       .41       991       .46        881    .39
  Education..................     447        .26        401        .22        390       .20       409       .19        426    .19
  Home equity................   3,547       2.03        ---        ---        ---       ---       ---       ---        ---    ---
  Other......................     779        .45        559        .31        363       .18       327       .15        392    .18
                             --------     ------   --------     ------   --------    ------  --------    ------   -------- ------
  Total consumer loans.......  16,075       9.22     20,018      10.95     16,747      8.52    12,506      5.85     12,329   5.52
                             --------     ------   --------     ------   --------    ------  --------    ------   -------- ------
 Commercial business loans...   4,291       2.46      3,852       2.11      2,936      1.49     2,411      1.13      2,264   1.01
                             --------     ------   --------     ------   --------    ------  --------    ------   -------- ------
  Total other loans..........  20,366      11.68     23,870      13.06     19,683     10.01    14,917      6.98     14,593   6.53
                             --------     ------   --------     ------   --------    ------  --------    ------   -------- ------
  Total gross loans.......... 174,431     100.00%   182,773     100.00%   196,570    100.00%  213,825    100.00%   223,355 100.00%
                             --------     ======   --------     ======   --------    ======  --------    ======   -------- ======
Less:
 Loans in process............   4,319                 2,184                 1,335               1,961                1,401
 Deferred fees and discounts.     660                   693                   789                 993                  501
 Allowance for loan losses...   1,535                   800                   648                 620                  397
                             --------              --------              --------            --------             --------
   Total loans, net..........$167,917              $179,096              $193,798            $210,251             $221,056
                             ========              ========              ========            ========             ========
(1)  Includes $5.0 in residential construction loans.
(2)  Includes $3.6 in residential construction loans.
(3)  Includes $3.3 in residential construction loans.
(4)  Includes $3.8 in residential construction loans.

                                                                              June 30,
                             -----------------------------------------------------------------------------------------------------
                                     1994                  1993                 1992                1991                1990
                             -------------------   -------------------   ------------------  ------------------   ----------------
                              Amount     Percent    Amount     Percent    Amount    Percent   Amount    Percent    Amount   Percent
                             --------    -------   --------    -------   --------   -------  --------   -------   --------  -------
                                                             (Dollars in Thousands)
Mortgage-backed Securities:
Mortgage-backed Securities...$244,513     100.00%  $245,089     100.00%  $177,175    100.00% $166,686    100.00%  $150,977  100.00%
Less: Discounts on mortgage-
 backed securities...........     950                   767                 1,157               1,130                1,280
                             --------              --------              --------            --------             --------
Total mortgage-
 backed securities...........$243,563     100.00%  $244,322     100.00%  $176,018    100.00% $165,556    100.00%  $149,697  100.00%
                             ========     ======   ========     ======   ========    ======  ========    ======   ========  ======

        The following tables set forth the composition of the Bank's loan and mortgage-backed securities portfolios by fixed and adjustable rate categories at the dates indicated.

                                                         June 30,
                                       -------------------------------------------------
                                                   1994                  1993
                                       ------------------------  -----------------------
                                         Amount       Percent        Amount     Percent
                                       -----------  -----------  ------------  ---------
                                                     (Dollars in Thousands)
Fixed Rate Loans
Real Estate:
  One-to four-family................   $ 58,661      33.63%         $ 67,215      36.78%
  Commercial real estate............      7,559       4.34             7,287       3.98
                                       --------     ------          --------     ------
    Total real estate loans.........     66,220      37.97            74,502      40.76
                                       --------     ------          --------     ------
Consumer............................     12,528       7.18            20,018      10.95
Commercial business.................      3,806       2.18             3,300       1.81
                                       --------     ------          --------     ------
    Total fixed rate loans..........     82,554      47.33            97,820      53.52
                                       --------     ------          --------     ------
Adjustable Rate Loans
Real Estate:
  One-to four-family................     64,459      36.95            68,787      37.64
  Commercial real estate............     23,386      13.41            15,614       8.54
                                       --------     ------          --------     ------
    Total adjustable real
      estate loans..................     87,845      50.36            84,401      46.18
                                       --------     ------          --------     ------
Consumer............................      3,547       2.03               ---        ---
Commercial business.................        485        .28               552        .30
                                       --------     ------          --------     ------
  Total adjustable rate loans.......     91,877      52.67            84,953      46.48
                                       --------     ------          --------     ------
    Total loans.....................    174,431     100.00%          182,773     100.00%
                                       --------     ======          --------     ======
Less:
  Loans in process..................      4,319                        2,184
  Deferred fees and discounts.......        660                          693
  Allowance for loan loss...........      1,535                          800
                                       --------                     --------
    Total loans, net................   $167,917                     $179,096
                                       ========                     ========
Fixed Rate Mortgage-backed
  securities........................   $ 67,513      27.61%         $ 68,985      28.15%
Adjustable Rate Mortgage-
  backed securities.................    177,000      72.39%          176,104      71.85
                                       --------     ------          --------     ------
  Total Mortgage-backed
    securities......................    244,513     100.00%          245,089     100.00%
                                       --------     ======          --------     ======
Less:  Discount on mortgage-
  backed securities.................        950                          767
                                       --------                     --------
  Total mortgage-backed
    securities, net.................   $243,563                     $244,322
                                       ========                     ========

        The following schedule sets forth the maturities of the Bank's loan and mortgage-backed securities portfolio at June 30, 1994. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses. Management expects these factors to cause actual maturities to be shorter than those set forth in the schedule below.

                                    Real Estate Loans
                      ----------------------------------------------
                      One-to Four-
                       Family and
  Due During            Mortgage-                                                   Commercial
     Years                Backed        Commercial                    Consumer       Business
Ending June 30,         Securities      Real Estate     Construction    Loans          Loans     Total
- ---------------       ------------      -----------     ------------  ----------    ----------  --------
                                                  (Dollars in Thousands)
1995 (1)............    $  1,203          $   242          $  ---      $ 8,399        $1,223    $ 11,067
1996................      10,845               88             149        1,576         1,635      14,293
1997................       1,197              202             337        2,159           608       4,503
1998 to 1999........       5,981            2,338             ---        3,116           703      12,138
2000 to 2004........      34,084           10,778              73          817           122      45,874
2005 to 2009........      40,243            6,329              60            8           ---      46,640
2010 to 2014........      21,124            9,053              94          ---           ---      30,271
2015 to 2019........     111,634            1,915             ---          ---           ---     113,549
2020 and following..     136,319              ---           4,290          ---           ---     140,609
                        --------          -------          ------      -------        ------     -------
        Total.......    $362,630          $30,945          $5,003      $16,075        $4,291     418,944
                        ========          =======          ======      =======        ======     -------

Less:
  Undisbursed portion
  of  loans, discounts,
  deferred fees and
  interest, and allowance
  for loan losses........                                                                          7,464
                                                                                                --------
                                                                                                $411,480
                                                                                                ========

- ---------------
(1) Includes demand loans, loans having no stated maturity and overdraft loans.

        The total amount of loans and mortgage-backed securities due after June 30, 1995, which have predetermined interest rates is $144.0 million, while the total amount of loans and mortgage-backed securities due after such date which have floating or adjustable interest rates is $263.8 million.

        One- to Four-Family Residential Mortgage and Construction Lending. Residential loan originations are generated by the Bank's marketing efforts, its present customers, walk-in customers and referrals from real estate brokers and builders. The Bank has focused its lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences. At June 30, 1994, the Bank's one- to four-family residential mortgage loans, excluding mortgage-backed securities, totaled $123.1 million, or 29.8% of the Bank's total mortgage loans receivable and mortgage-backed securities.

        Until June 1, 1993, the Bank also originated loans through USM primarily for sale in the secondary market. Commencing January 1993, it began originating loans for resale through its new Virginia-based mortgage banking subsidiary, UFC. UFC's mortgage banking activities are separately described under the caption "- Subsidiary and Other Activities - Union Security Mortgage, Inc. and Union Financial Corp."

        During the year ended June 30, 1994, the Bank originated $31.1 million of one- to four-family residential mortgage loans. This represented 52% of the total loans originated by the Bank during the period. During the year ended June 30, 1994, the Bank also purchased $9.4 million of one- to four-family residential mortgage loans. Also, the Bank originated for sale and sold $27.6 million of fixed rate one- to four-family residential loans during the fiscal year. The majority of the sales were to the Federal Home Loan Mortgage Corporation ("FHLMC") with the servicing retained.

        The Bank currently makes adjustable-rate one- to four-family residential mortgage loans in amounts up to 95% of the appraised value of the security property. For all loans with a loan-to-value ratio in excess of 80%, the Bank requires private mortgage insurance on the excess amount. The Bank currently offers one and three year ARM loans at rates determined in accordance with market and competitive factors for a term of up to 30 years. The loans provide for a 2% annual cap, and a 5-6 1/2% lifetime cap on interest rate increases over the rate in effect at the date of origination. The Bank's residential ARM loans generally do not contain interest rate floors. These loans' annual and lifetime caps on interest rate increases, and the absence in most cases of any limitation on interest rate decreases, reduces the extent to which they can help protect the Bank against interest rate risk. ARM loans are convertible to fixed-rate loans during the first five years of their life for a predetermined fee at then current secondary market rates.

        The Bank also offers fixed-rate 15- and 30-year mortgage loans that conform to secondary market standards (i.e., FHLMC, FHA and VA standards). Interest rates charged on these fixed-rate loans are competitively priced according to market conditions.

        In underwriting residential real estate loans, the Bank evaluates both the borrower's ability to make monthly payments and the value of the property securing the loan. Potential borrowers are qualified for fixed-rate loans based upon the initial or stated rate of the loan. On ARM loans, the borrower is qualified on the fully indexed rate or on the second year's rate, whichever is less.

        An appraisal of the property securing the loan is obtained on all loan applications from pre-approved independent fee appraisers. A senior loan officer with proper lending authority or a loan committee, comprised of senior officers, reviews each loan application and establishes the terms and conditions of each approved loan. The Bank handles substantially all of its own loan closings. Following closing, all loan files and disbursements are audited by Bank personnel independent of the loan origination and closing functions. The Bank generally requires, in connection with the origination of residential real estate loans, title insurance or an opinion of counsel, and fire and casualty insurance coverage, as well as flood insurance, where appropriate, to protect the Bank's interest. The cost of this insurance coverage is paid by the borrower.

        The Bank's residential mortgage loans customarily include due-on-sale clauses giving the Bank the right to declare the loan immediately due and payable in the event, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid. The Bank has enforced due-on-sale clauses in its mortgage contracts for the purpose of increasing its loan portfolio yield. The yield increase is obtained through the authorization of assumptions of existing loans at higher rates of interest and the imposition of assumption fees. ARM loans may be assumed provided home buyers meet the Bank's underwriting standards and the applicable fees are paid.

        The Bank originates a limited number of loans to finance the construction of one- to four-family residences. At June 30, 1994, the Bank had loans to finance the construction of one- to four-family residences totaling $5.0 million, or approximately 1.2% of the Bank's loan and mortgage-backed securities portfolio. Substantially all of these loans are made to individuals who propose to occupy the premises upon completion of construction. Construction loans are structured for up to a 30-year term with a 12 month construction phase. Upon completion of the construction phase, these loans continue as permanent loans of the Bank. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant.

        The Bank purchases one- to four-family residential whole loans and loan participations originated by other lenders. At June 30, 1994, the Bank had 42 groups of whole loans and loan participations (totaling $36.8 million) which had been purchased. These loans and participation interests are secured by properties located throughout the United States, with particular concentration in California and Colorado. At June 30, 1994, no such loans were included in the Bank's non-performing assets. The Bank qualifies all of its purchases
under its internal underwriting standards.   See "- Originations, Purchases and
Sales of Mortgage Loans and Mortgage-Backed Securities."

        Mortgage-Backed Securities. The Bank has significant investments in mortgage-backed securities and has utilized such investments to complement its mortgage lending activities. At June 30, 1994, mortgage-backed securities totaled $243.6 million, or 48.3% of total assets. At such date, $177.0 million of the Bank's mortgage-backed securities carried adjustable rates of interest. For information regarding the carrying and market values of the Bank's mortgage-backed securities portfolio, see Notes to Consolidated Financial Statements in the Holding Company's 1994 Annual Shareholder Report.

        At June 30, 1994, $93.6 million, or 38.4% of the mortgage-backed securities portfolio, was insured or guaranteed by the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA"), or FHLMC. Non-guaranteed Participation Certificates ("PCs") totaled $150.0 million or 61.6% of the Bank's net mortgage-backed securities portfolio. Non-guaranteed PCs collateralized by GNMA, FNMA, or FHLMC PCs totaled $5.1 million, while $119.4 million were rated "AA" or better and $11.1 million were rated "A1" or "A2" by either Moody's Investors Service, Inc. ("Moody's) or Standard & Poor's Corporation rating services. One non-guaranteed PC of $966,000 was rated "Baa3," and two PC's totalling $4.8 million were rated "Baa1," by Moody's. Non-guaranteed and non-rated PCs totaled $8.4 million, of which $7.9 million have some form of credit enhancement, such as private mortgage insurance covering a percentage of any losses or subordinate classes which absorb all losses up to a certain percentage. The only non-rated PC without additional credit enhancement has a book value of $520,000 and is backed by conventional one- to four-family mortgage loans with a total unpaid principal balance of $630,000.

        Commercial Real Estate Lending. The Bank has originated commercial real estate loans, including multi-family residential real estate loans, in its market area and has purchased participation interests in loans from other financial institutions. At June 30,1994, the Bank had $30.9 million in commercial real estate loans, representing 7.5% of the Bank's total loan and mortgage-backed securities portfolio. Whole commercial real estate loans purchased and participation interests in commercial real estate loans totaled $13.8 million at June 30, 1994, or 44.5% of the Bank's commercial real estate loan portfolio.

        The Bank's commercial real estate loan portfolio includes loans secured by multi-family residential property, office buildings, retail stores, warehouses, and other non-residential buildings, most of which are located in the Bank's market area. Commercial real estate loans are generally originated in amounts of up to 75% of the appraised value of the property securing the loan. The Bank generally requires borrowers to provide personal guarantees on commercial real estate loans. While in the past it has been the Bank's policy to originate commercial real estate loans with fixed rates, it is the current policy to originate commercial real estate loans with adjustable rates, which adjust to a rate based upon a margin above the one year treasury bill constant maturity index.

        Multi-family residential loans comprise the largest portion of the Bank's commercial real estate portfolio. Multi-family residential loans, like commercial real estate loans, were in the past generally originated with fixed interest rates. However, it is currently the Bank's policy to originate multi-family residential loans with adjustable interest rates for terms of up to twenty years and to carry a loan-to-value ratio not greater than 75%. The Bank requires a positive net operating income to debt service ratio for loans secured by multi-family residential property. Loans secured by non-owner occupied properties of more than four units are qualified on the basis of rental income generated by the property. On loans secured by non-owner occupied properties of four units or less, the Bank will qualify the borrower on the basis of the borrower's personal income and rental income generated by the property.

        The Bank's largest amount of commercial real estate loans outstanding at June 30, 1994, to any one borrower, or group of related borrowers, was $3.1 million. This amount is comprised of two (2) loans on multi-family residential properties located in Irving and Garland, Texas with loan to value ratios of 70% and 59%, respectively, which were fully performing on June 30, 1994. The second largest real estate loan outstanding at June 30, 1994, was $2.0 million. This loan is a participation on a total loan of $2.9 million, is on a commercial retail and office property in Aspen, Colorado, has a loan to value ratio of 55%, and was fully performing at June 30, 1994. The Bank also has a loan of $1.4 million secured by a 160 unit apartment complex in Henderson, Kentucky. The Bank originated the loan in 1977. The Bank considers this loan to be of concern due to minor delinquencies in the past. See "- Non-Performing Assets - Other Loans of Concern." The Bank has 19 other commercial real estate loans including multi-family residential loans (two of which are participations and 13 of which were whole loan purchases), each of which has existing balances in excess of $500,000.

        The Bank generally purchases loans and loan participations with loan-to-value ratios of 75% or less. Appraised values are required to be estimated by independent appraisers to determine that the property to be mortgaged satisfies these loan-to-value requirements. In purchasing any loan, the Bank must be satisfied that the loan is based on the economic viability of the property and the creditworthiness of the borrower. Creditworthiness is determined by considering the character, experience, management and financial strength of the borrower, and the ability of the property to generate adequate funds to cover both operating expenses and debt service.

        Commercial real estate lending affords the Bank an opportunity to receive interest at rates higher than those generally available from residential lending. Nevertheless, loans secured by commercial real estate properties are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. The Bank attempts to minimize these risks through its underwriting standards and by lending primarily on existing income-producing properties.

        Consumer Lending. Federal laws and regulations permit federally chartered savings associations to make secured and unsecured consumer loans in an aggregate amount of up to 35% of the association's assets. In addition, a federally chartered savings association has lending authority above this limit for certain consumer loans, such as property improvement loans and deposit account secured loans. Management considers consumer lending to be an important component of its strategic plan. Specifically, consumer loans generally have shorter terms to maturity (thus reducing the Bank's exposure to changes in interest rates) and carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, management believes that the offering of consumer loan products helps to expand and create stronger ties to its existing customer base, by increasing the number of customer relationships and providing cross-marketing opportunities.

        The Bank offers a variety of secured consumer loans, including auto loans and loans secured by savings deposits. In addition, the Bank offers home improvement, education and other types of unsecured loans. Since April 1992, the Bank has also offered home equity loans and classic car loans. The Bank currently originates all of its consumer loans in its market area (other than the classic car loans discussed below). The Bank does not originate consumer loans on an indirect basis (i.e., where loan contracts are purchased from retailers of goods or services which have extended credit to their customers).

        The Bank's consumer loans are short-term, fixed-rate loans. Consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower. Terms to maturity vary up to 60 months. At June 30, 1994, the Bank's consumer loan balances totaled $16.1 million, or 3.9% of its total loan and mortgage-backed securities portfolio.

        The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

        During fiscal 1988, the Bank began offering VISA/Mastercard credit card accounts. At June 30, 1994, approximately 3,110 credit card accounts had been opened, with an aggregate outstanding balance of $1.9 million and unused credit available of $3.3 million. The Bank presently charges an annual membership fee of $15 and an annual rate of interest of 16.32%.

        The Bank entered into an agreement in April 1991 with a loan broker in Ohio for the purpose of funding loans for the purchase of classic cars. The loans carry a fixed rate of interest, are made for a five-year term with up to a fifteen-year amortization schedule, and are originated with a loan-to-value ratio not greater than 70%. The Bank underwrites each appraised loan in accordance with its normal consumer loan standards. Each of these loans is reviewed by the Senior Vice President and Lending Operations Officer of the Bank, and all loans over $100,000 must be approved by either the officer loan committee or the Board of Directors. Effective April 1, 1994, the Bank sold $8.5 million of its classic car loan portfolio. At June 30, 1994, the Bank had 19 loans aggregating $1.0 million secured by classic cars, all of which were fully performing at that date. The largest single loan totaled $144,000. The Bank's current policy is to limit its activity in loans secured by classic cars to no more than 1.5% of the Bank's total assets (or 2% of assets provided there are plans to sell the amount in excess of 1.5%) and to limit its total amount of classic car loans to any one borrower (or group of related borrowers) to $1.0 million and to $600,000 for any one car. Because of the recent death of the chief executive officer of the loan broker, the Bank expects future activity in its classic car lending to be substantially less than in the past.

        Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured, such as credit card receivables, or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Further, the Bank's classic car lending activities were only recently instituted, and the Bank may experience an increased level of delinquencies in this loan portfolio as these loans age. Although the level of delinquencies in the Bank's consumer loan portfolio has generally been low (at June 30, 1994, $25,000, or approximately 0.16% of the consumer loan portfolio, was 60 days or more delinquent), there can be no assurance that delinquencies will not increase in the future.

        Commercial Business Lending. Federal regulations authorize federally chartered thrift institutions to make secured or unsecured loans for commercial, corporate, business and agricultural purposes. The aggregate amount of such loans outstanding may not exceed 10% of such institution's assets. In addition, another 10% of total assets may be invested in commercial equipment and consumer leasing and the Bank may use any or all of the 35% consumer category described above for inventory and floor plan financing.

        The Bank engages in a limited amount of commercial business lending activities. At June 30, 1994, the Bank had approximately $4.3 million in commercial business loans outstanding, $3.0 million of which is for the funding of leases for automobiles. These lease funding loans are secured by the leased automobiles, as well as by an assignment of the automobile leases to the Bank. All of the Bank's commercial business loans have been to borrowers in its market area.

        Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his employment and other income and which are secured by real property, the value of which tends to be more easily ascertainable, business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of his business, and are generally secured by business assets such as accounts receivable, inventory and equipment. Nonetheless, the availability of funds for the repayment of business loans may be substantially dependent on the success of the business itself. Further, the collateral, if any, securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. At June 30, 1994, all of the Bank's commercial business loans were performing in accordance with their terms.

Originations, Purchases and Sales of Mortgage Loans and Mortgage-Backed
Securities

        As described above, the Bank originates real estate loans through marketing efforts, the Bank's customer base, walk-in customers, and referrals from real estate brokers and builders. The Bank originates both adjustable-rate and fixed-rate loans. Its ability to originate loans is dependent upon the relative customer demand for fixed-rate or ARM loans in the origination market, which is affected by the term structure (short-term compared to long-term) of interest rates as well as the current and expected future level of interest rates.

        The Bank has a portfolio of mortgage-backed securities which it holds for investment. Such mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. For information regarding the carrying and market values of the Bank's mortgage-backed securities portfolio, see Notes to Consolidated Financial Statements in the Holding Company's 1994 Annual Shareholder Report. Under the risk-based capital requirement, GNMA mortgage-backed securities have a risk-weighting of 0%, and FNMA, FHLMC and privately issued AA-rated mortgage-backed securities have a risk-weighting of 20%, in contrast to the 50% risk-weight carried by residential loans.

        From time to time, the Bank purchases whole loans, loan participations and mortgage-backed securities in accordance with its ongoing asset/liability management objectives. The Bank purchases loans from private investors, such as other thrift institutions, banks and insurance companies on the basis of its internal underwriting standards.

        The following table sets forth the loan origination, purchase, sale and repayment activities of the Bank, exclusive of activities by its mortgage banking subsidiary, for the periods indicated. See "- Subsidiary and Other Activities" for a description of the activities of the Bank's mortgage banking operations.

                                                               Year Ended June 30,
                                                          ------------------------------
                                                          1994         1993         1992
                                                          ----         ----         ----
                                                                  (In Thousands)
Beginning balance - loans.............................  $179,096     $193,798     $210,251
  Loans originated:
    One- to four-family residential...................    31,074       18,402       24,229
    Commercial real estate............................    12,703          991        1,383
    Consumer loans....................................    12,956       11,259       12,256
    Commercial business...............................     3,605        3,001        2,749
                                                        --------     --------     --------
      Total loans originated..........................    60,338       33,653       40,617
Purchases:
  One- to four-family residential.....................     9,358       11,480        5,482
Sales and repayments:
  Classic car loans sold..............................     8,541          ---          ---
  Real estate loans sold..............................       ---          ---          ---
  Principal repayments and other reductions (net).....    72,334       59,835       62,552
                                                        --------     --------     --------
Net increase (decrease) loans.........................   (11,179)     (14,702)     (16,453)
                                                        --------     --------     --------
Ending balance-loans..................................  $167,917     $179,096     $193,798
                                                        ========     ========     ========
Beginning balance - mortgage-backed securities........  $244,322     $176,018     $165,556
  Purchases...........................................    69,893      115,232       61,882
  Sales...............................................       ---          ---        5,154
  Principal repayments, and other.....................    70,652       46,928       46,266
                                                        --------     --------     --------
Net increase (decrease) mortgage-backed securities....      (759)      68,304       10,462
                                                        --------     --------     --------
Ending balance-mortgage-backed securities.............  $243,563     $244,322     $176,018
                                                        ========     ========     ========

Non-Performing Assets

        When a borrower fails to make a required payment by the end of the month in which the payment is due, the Bank generally institutes collection procedures. In most cases, delinquencies are cured promptly; however, if a loan has been delinquent for more than 60 days, the Bank contacts the borrower in order to determine the reason for the delinquency and to effect a cure, and, where appropriate, reviews the condition of the property and the financial circumstances of the borrower. Based upon the results of any such investigation, the Bank may (i) accept a repayment program for the arrearage from the borrower; (ii) seek evidence, in the form of a listing contract, of efforts by the borrower to sell the property if the borrower has stated that he is attempting to sell; (iii) request a deed in lieu of foreclosure; or (iv) initiate foreclosure proceedings. When a loan payment is delinquent for three or more months, the Bank generally will initiate foreclosure proceedings. Interest income on loans at this point is reduced by the full amount of accrued and uncollected interest.

        Delinquent Loans. The following table sets forth information concerning delinquent loans at June 30, 1994, in dollar amounts and as a percentage of the Bank's total loan and mortgage-backed securities portfolio. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.

                                     Mortgage                  Consumer
                              -----------------------   -----------------------
                              Number  Amount  Percent   Number  Amount  Percent
                              ------  ------  -------   ------  ------  -------
                                           (Dollars in Thousands)
Loans delinquent for:
  60-89 days.................   10     $480    .12%        2      $ 4    .00%
  90 days and over...........    5      147    .04%       19       21    .01%
                                --     ----    ---        --      ---    ---
    Total delinquent loans...   15     $627    .16%       21      $25    .01%
                                ==     ====    ===        ==      ===    ===

        The table below sets forth the amounts and categories of non-performing assets of the Bank at the dates indicated. All loans which are 90 days past due are placed on non-accrual status. For all years presented, there are no troubled debt restructurings (which involved forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates). Foreclosed assets include assets acquired in settlement of loans.

                                                  June 30,
                                    ------------------------------------
                                    1994    1993    1992    1991    1990
                                    ----    ----    ----    ----    ----
                                           (Dollars in Thousands)
Non-Performing Assets
Non-accruing loans:
  One- to four-family............. $  147  $  298  $  445  $1,977  $2,115
  Consumer........................     21     128      49      28      57
                                   ------  ------  ------  ------  ------
    Total.........................    168     426     494   2,005   2,172
                                   ------  ------  ------  ------  ------
Foreclosed assets:
  Real estate owned...............  1,472   1,702   1,475     690     662
  Other repossessed assets........    ---     ---       2      18      13
                                   ------  ------  ------  ------  ------
    Total.........................  1,472   1,702   1,477     708     675
                                   ------  ------  ------  ------  ------
Total non-performing assets....... $1,640  $2,128  $1,971  $2,713  $2,847
                                   ======  ======  ======  ======  ======
    Total as a percentage of
      total assets................   0.33%   0.43%   0.42%   0.59%   0.66%
                                   ======  ======  ======  ======  ======

        For the year ended June 30, 1994, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $12,000. The amount that was included in interest income on such loans was $6,000 for the year ended June 30, 1994.

        Non-Accruing Loans. As of June 30, 1994, the Bank had $168,000 in net book value of non-accruing loans. The Bank's largest non-accruing loan had a carrying value of $79,000 at June 30, 1994. No other non-accruing loan exceeded $23,000 at June 30, 1994.

        Foreclosed Assets. As of June 30, 1994, the Bank had $1.5 million of foreclosed assets. Real estate owned included 11 separate properties, 9 of which were single family residences. The largest foreclosed asset was a single family residence with a net carrying value of $574,000.

        Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of June 30, 1994, there was also an aggregate of $5,220,000 in net book value of loans with respect to which known information about the possible credit problems of the borrowers, the cash flows of the security properties, or concerns about documentation have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. The largest portion of this category is a real estate loan to a single borrower totalling $1.4 million. Management does not currently anticipate any losses on these loans. See "- Commercial Real Estate Lending." At June 30, 1994, the Bank had no other loans (or group of related loans) of concern with a net book value in excess of $17,000.

        Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OTS to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "special mention" by management. The OTS has issued a notice of proposed rulemaking that would remove special mention assets from the OTS's classification of assets scheme of adversely affected assets.

        When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the institution's Principal Supervisory Agent, who may order the establishment of additional general or specific loss allowances.

        In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, the Bank regularly reviews the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. Total classified assets at June 30, 1994, were $1.7 million, substantially all of which were classified "substandard." Not all classified assets are non-performing assets.

        Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan allowance. At June 30, 1994, the Bank had an allowance for loan losses of $1,535,000. See Notes to Consolidated Financial Statements in the Holding Company's 1994 Annual Shareholder Report.

        The following table sets forth an analysis of the Bank's allowance for loan losses at the dates indicated.

                                                       June 30,
                                       ----------------------------------------
                                       1994      1993     1992     1991    1990
                                       ----      ----     ----     ----    ----
                                                (Dollars in Thousands)
Balance at beginning of period.....   $  800     $648     $620     $397    $213
Charge-offs:
  Real estate -mortgage............       75      102       81       56      12
  Consumer.........................      114       50      133      121     135
  Commercial business..............      ---      ---      ---        8     ---
                                      ------     ----     ----     ----    ----
    Total..........................      189      152      214      185     147
                                      ------     ----     ----     ----    ----
Recoveries:
  Mortgage.........................        3       10      ---      ---     ---
  Consumer.........................        7        9       11       17      12
                                      ------     ----     ----     ----    ----
    Total..........................       10       19       11       17      12
                                      ------     ----     ----     ----    ----
Net charge-offs....................      179      133      203      168     135
Provision for loan losses..........      914      285      231      391     319
                                      ------     ----     ----     ----    ----
Balance at end of period...........   $1,535     $800     $648     $620    $397
                                      ======     ====     ====     ====    ====
Net charge-offs as a percentage
  of average loans outstanding.....      .10%     .07%     .10%     .08%    .06%
                                      ======     ====     ====     ====    ====
Allowance for loan losses as
  a percentage of non-performing
  loans at the end of the period...   913.69%  187.79%  131.17%   30.92%  18.28%
                                      ======   ======   ======    ======  ======
Allowance for loan losses as
  a percentage of loans at
  the end of the period............      .91%     .44%     .33%     .29%    .18%
                                         ===      ===      ===      ===     ===

        When the Bank repossesses property it is thereafter classified as other real estate owned. Any gains or losses (realized or reserved for) thereafter are treated as other real estate owned activity, not mortgage loan activity.

        The distribution of the Bank's allowance for losses on loans at the dates indicated is summarized as follows:

                                                                        June 30,
                        ------------------------------------------------------------------------------------------------------------
                               1994                 1993                  1992                  1991                   1990
                        -------------------- --------------------  --------------------  --------------------  ---------------------
                                 Percent of           Percent of            Percent of            Percent of             Percent of
                               Loans in each        Loans in each         Loans in each         Loans in each          Loans in each
                                Category to          Category to           Category to           Category to            Category to
                        Amount  Total Loans  Amount  Total Loans   Amount  Total Loans   Amount  Total Loans   Amount   Total Loans
                        ------  -----------  ------  -----------   ------  -----------   ------  -----------   ------  ------------
                                                                 (Dollars in Thousands)
Real Estate...........  $  980    88.32%      $375     86.94%       $321      90.0%       $310       92.9%      $224        93.4%
Consumer..............     275     9.22        275     10.95         242       8.5         230        6.0        173         5.6
Commercial Business...      80     2.46         60      2.11          45       1.5          40        1.1        ---         1.0
Unallocated...........     200      ---         90       ---          40       ---          40        ---        ---         ---
                        ------   ------       ----    ------        ----     -----        ----      -----       ----       -----
Total.................  $1,535   100.00%      $800    100.00%       $648     100.0%       $620      100.0%      $397       100.0%
                        ======   ======       ====    ======        ====     =====        ====      =====       ====       =====

Investment Activities

        The Bank must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Bank has maintained liquid assets at levels above minimum requirements imposed by the OTS regulations and at levels believed adequate to meet the requirements of normal operations, including repayments of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. For June 1994, the Bank's liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 8.0%.

        Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

        Generally, the investment policy of the Bank is to invest funds among various categories of investments and maturities based upon the Bank's asset/liability management policies, investment quality and marketability, liquidity needs and performance objectives.

        At June 30, 1994, the Bank's interest-bearing deposits with banks totaled $11.7 million, or 2.3% of total assets, and its investment securities totaled $26.5 million, or 5.3% of total assets. It is the Bank's general policy to purchase investment securities which are U.S. Government securities and federal agency obligations and other issues that are rated investment grade or have credit enhancers. At June 30, 1994, the average term to maturity or repricing of the investment securities portfolio was 1.4 years.

        The following table sets forth the composition of the Bank's investment portfolio at the dates indicated.

                                                                       June 30,
                                              --------------------------------------------------------------
                                                     1994                 1993                  1992
                                              -----------------     -------------------    -----------------
                                               Book       % of       Book        % of       Book       % of
                                               Value      Total      Value       Total      Value      Total
                                              -------    ------     -------     -------    -------    -------
                                                                 (Dollars in Thousands)
Interest-bearing deposits with banks......    $11,681    100.00%    $ 6,834     100.00%    $14,183    100.00%
                                              =======    ======     =======     ======     =======    ======
Investment securities
  U.S. government securities..............      6,718     18.69    $ 6,580      44.69%    $ 3,117     33.97
  Federal agency obligations..............     16,210     45.10        ---        ---        ---       ---
  Corporate...............................      3,616(1)  10.06        143(2)     .97        171(2 )   1.86
                                              -------    ------     -------    ------     -------    ------
    Total investment securities...........     26,544     73.85      6,723      45.66      3,288     35.83
                                              -------    ------     -------    ------     -------    ------
Federal funds sold........................      3,300      9.18      3,000      20.38      1,900     20.71
FHLB stock................................      6,101     16.97      5,000      33.96      3,987     43.46
                                              -------    ------     -------    ------     -------    ------
    Total investment securities,
  Federal funds sold and FHLB stock.......    $35,945    100.00%    $14,723    100.00%    $ 9,175    100.00%
                                              =======    ======     =======    ======     =======    ======
Average remaining life or term
  to repricing of investment securities,
  excluding Federal funds sold and,
  FHLB stock..............................  1.39 yrs.             1.88 yrs.           1.02 yrs.
___________________

(1) This is an unrated subordinate class of a pool of $27.8 million in classic car loans issued as a pass-through security on April 1, 1994. Credit enhancements include an initial cash reserve fund of $1 million. Additionally, the first $500,000 of excess servicing will also be deposited to the cash reserve, which is then required to remain at a minimum balance of $1.5 million. Additional credit enhancement includes the excess servicing of the issue. (The Bank services the loans securitizing the issue and also participates in the excess servicing of the entire issue.)

(2)  Citicorp notes rated BAA2 by Moody's Investors Service, Inc.

        The composition and maturities of the investment securities portfolio at June 30, 1994, excluding FHLB of Indianapolis stock and other government agency stock, are indicated in the following table.

                                                          June 30, 1994
                                 ----------------------------------------------------------------
                                                     (Dollars in Thousands)
                                 Less than    1 to 5     5 to 10     Over       Total Investment
                                  1 Year       Years      Years    10 Years        Securities
                                  ------      ------     ------    --------        ----------
                                   Book        Book       Book       Book       Book      Market
                                   Value       Value      Value      Value      Value      Value
                                  ------      ------     ------     ------     ------     ------
U.S. Treasury..................   $6,718     $   ---     $  ---     $  ---     $ 6,718    $ 6,718
Federal agency obligations.....      ---      15,210      1,000        ---      16,210     16,050
Corporate......................      ---         ---        ---      3,616     $ 3,616    $ 3,616
                                  ------     -------     ------     ------     -------    -------
  Total investment securities..   $6,718     $15,210     $1,000     $3,616     $26,544    $26,384
                                  ======     =======     ======     ======     =======    =======
Weighted average rate..........     3.86%       6.57%      5.00%     11.70%       6.52%
                                  ======     =======     ======     ======     =======

        The Bank's investment securities portfolio at June 30, 1994 contained neither tax-exempt securities nor securities of any issuer with an aggregate book value in excess of 10% of the Bank's retained income, excluding securities issued by the United States Government, or its agencies.

        At June 30, 1994, the Bank held $243.6 million and $26.5 million of mortgage-backed securities and investment securities, respectively, with a market value of $240.7 million and $26.4 million, respectively.

Sources of Funds

        General. The Bank's primary sources of funds are deposits, amortization and prepayment of loan principal (including mortgage-backed securities), borrowings, maturities of investment securities, mortgage-backed securities and short-term investments, and funds provided from operations.

        Borrowings, predominantly from the FHLB of Indianapolis, may be used on a short-term basis to compensate for seasonal reductions in deposits or deposit inflows at less than projected levels, and may be used on a longer-term basis to support expanded lending activities.

        Deposits. The Bank offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposits consist of passbook and statement accounts, NOW and checking accounts, and money market and certificate accounts. The Bank relies primarily on advertising, competitive pricing policies and customer service to attract and retain these deposits. The Bank solicits deposits from its market area only, and does not use brokers to obtain deposits.

        The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition.

        The variety of deposit accounts offered by the Bank has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Bank has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. The Bank manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives. Based on its experience, the Bank believes that its passbook and statement savings, NOW and checking accounts are relatively stable sources of deposits. However, the ability of the Bank to attract and maintain certificate deposits, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

        Under regulations adopted by the FDIC, well capitalized insured depository institutions (those with a ratio of total capital to risk-weighted assets of not less than 10%, with a ratio of core capital to risk-weighted assets of not less than 6%, with a ratio of core capital to total assets of not less than 5% and which have not been notified that they are in troubled condition) may accept brokered deposits without limitations. Undercapitalized institutions (those that fail to meet minimum regulatory capital requirements) are prohibited from accepting brokered deposits. Adequately capitalized institutions (those that are neither well-capitalized nor undercapitalized) are prohibited from accepting brokered deposits unless they first obtain a waiver from the FDIC. Under these standards, the Bank would be deemed a well-capitalized institution.

        An undercapitalized institution may not solicit deposits by offering rates of interest that are significantly higher than the prevailing rates of interest on insured deposits (i) in such institution's normal market areas; or
(2) in the market area in which such deposits would otherwise be accepted.

        Adequately capitalized institutions, whether or not they accept brokered deposits pursuant to a waiver from the FDIC, are prohibited from paying a rate of interest on such funds which, at the time such funds are accepted, significantly exceeds (1) the rate paid on deposits of similar maturity in such institution's normal market area for deposits accepted in the institution's normal market area; or (2) the "national rate" paid on deposits of comparable maturity for deposits accepted outside the institution's normal market area.
The national rate is (1) 120 percent of the current yield on similar maturity U.S. Treasury obligations, or (2) in the case of any deposit at least half of which is uninsured (institutional or wholesale deposits), 130 percent of such applicable yield. A rate is deemed to be "significantly" higher or excessive if it exceeds by more than 75 basis points the applicable benchmark (i.e., the local rate or national rate).

        The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by the Bank at the dates indicated.

                                                                  June 30,
                                     ------------------------------------------------------------------
                                           1994                     1993                     1992
                                     -----------------        -----------------        -----------------
                                              Percent                  Percent                  Percent
                                     Amount   of Total        Amount   of Total        Amount   of Total
                                     ------   --------        ------   --------        ------   --------
                                                            (Dollars in Thousands)
Certificates:
 4.00 and under                    $  89,920   23.48%       $  94,775   24.83%       $  38,521    9.86%
 4.01 - 6.00%                        107,368   28.04           87,964   23.04          104,811   26.83
 6.01 - 8.00%                         22,409    5.85           43,544   11.41           84,534   43.77
 8.01 - 10.00%                        10,049    2.63           18,154    4.76           43,344   11.09
 10.01 - 12.00%                          575     .15              822     .22              780     .20
 12.01% and over                          17     .00               94     .02               93     .02
                                    --------  ------         --------  ------         --------  ------
 Total certificates                  230,338   60.15          245,353   64.28          272,083   69.63
                                    --------  ------         --------  ------         --------  ------
Other Accounts:
 Passbook and statement accounts      57,104   14.91           48,500   12.71           39,836   10.20
 Money market accounts                26,604    6.95           27,508   11.99           26,403    6.76
 NOW accounts                         58,168   15.19           53,662    9.27           45,317   11.69
 Non-interest bearing checking        10,702    2.80            6,689    1.75            7,112    1.72
                                    --------  ------         --------  ------         --------  ------
  Total other accounts               152,578   39.85          136,359   35.72          118,668   30.37
                                    --------  ------         --------  ------         --------  ------
 Total deposits                     $382,916  100.00%        $381,712  100.00%        $390,751  100.00%
                                    ========  ======         ========  ======         ========  ======

        The following table sets forth the savings flows at the Bank during the periods indicated. Net increase (decrease) refers to the amount of deposits during a period less the amount of withdrawals during the period. The net withdrawals (before interest credited) during the years ended June 30, 1992, 1993; and 1994, reflect management's strategy of conservatively pricing most deposits to better control the Bank's cost of funds. Deposit flows at savings institutions may also be influenced by external factors such as governmental credit policies, market interest rate levels and alternative investment opportunities.


                                              Year Ended June 30,
                                     --------------------------------------
                                       1994           1993          1992
                                       ----           ----          ----
                                                 (In Thousands)

Opening Balance...................   $381,712       $390,751       $400,576
Net deposits (withdrawals)........    (13,877)       (20,831)       (26,509)
Interest credit...................     15,081         11,792         16,684
                                     --------       --------       --------
Ending balance....................   $382,916       $381,712       $390,751
                                     ========       ========       ========

Net increase (decrease)...........   $  1,204       $ (9,039)      $ (9,825)
                                     ========       ========       ========

Percent increase (decrease).......       0.32%         (2.31)%        (2.45)%
                                     ========       ========       ========

        The following table shows rate and maturity information for the Bank's certificates of deposit as of June 30, 1994.

                             0.00-     4.01-    6.01-    8.01-  10.01-   12.01%           Percent
                             4.00%     6.00%    8.00%   10.00%  12.00%  and over  Total   of Total
                             -----     -----    -----   ------  ------  --------  -----   --------
                                                 (Dollars in Thousands)
Certificate of deposit
amounts maturing in
ended:
June 30, 1995............   $74,926  $ 33,949  $ 6,199  $ 5,261  $291     $17    $120,643   52.4%
June 30, 1996............    14,988    33,905    5,494    4,775   284       0      59,446   25.8
June 30, 1997............         6    14,289   10,463        2     0       0      24,760   10.7
Thereafter...............         0    25,225      253       11     0       0      25,489   11.1
                            -------  --------  -------  -------  ----     ---    --------  -----
  Total..................   $89,920  $107,368  $22,409  $10,049  $575     $17    $230,338  100.0%
                            =======  ========  =======  =======  ====     ===    ========  =====
  Percent of total.......     39.04%    46.61%    9.73%    4.36%  .25%    .01%      100.0%
                              =====     =====     ====     ====   ===     ===       =====

        The following table sets forth the amount of the Bank's certificates of deposit and other deposits by time remaining until maturity as of June 30, 1994.

                                                    Maturity
                                   ---------------------------------------------
                                      3      Over     Over      Over
                                   Months   3 to 6   6 to 12     12
                                   or less  Months   Months    Months    Total
                                   -------  ------   -------   ------    -----
                                             (Dollars in Thousands)
Certificates of deposit less than
  $100,000........................ $39,372  $23,949  $42,322  $102,668  $208,311
Certificates of deposit of
  $100,000 or more................   2,893    1,962    3,250     6,841    14,946
Public funds......................   5,874      399      622       186     7,081
                                   -------  -------  -------  --------  --------
Total certificates of deposit..... $48,139  $26,310  $46,194  $109,695  $230,338
                                   =======  =======  =======  ========  ========

        Borrowings. Although deposits are the Bank's primary source of funds, the Bank's policy has been to utilize borrowings when they are a less costly source of funds or can be invested at a positive rate of return. In addition, the Bank has relied upon selected borrowings for short-term liquidity needs.

        The only borrowings utilized by the Bank in recent years have been advances from the FHLB of Indianapolis. The Bank obtains advances from the FHLB of Indianapolis upon the security of its capital stock of the FHLB of Indianapolis and certain of its mortgage loans. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At June 30, 1994, the Bank's FHLB of Indianapolis advances totaled $68.8 million, representing 13.7% of total assets.

        The following table sets forth the maximum month-end balance and average balance of FHLB advances for the periods indicated.

                                                     Year Ended June 30,
                                               -------------------------------
                                                 1994        1993       1992
                                                 ----        ----       ----
                                                       (In Thousands)
Maximum Balance:
FHLB advances...............................   $120,000    $100,000    $47,000
Average Balance:
FHLB advances...............................   $ 58,939    $ 57,741    $33,371
Weighted average interest rate during year..       5.83%       5.88%      7.98%

        The following table sets forth certain information as to the Bank's FHLB advances at the dates indicated.

                                                  Year Ended June 30,
                                                ------------------------
                                                1994      1993      1992
                                                ----      ----      ----
                                                 (Dollars in Thousands)
FHLB advances..............................    $68,800   $58,000   $31,000
Weighted average interest rate
  paid on FHLB advances....................       5.83%     5.28%     8.41%

Subsidiary and Other Activities

        As a federally chartered savings bank, the Bank is permitted by OTS regulations to invest up to 2% of its assets, or $9.9 million at June 30, 1994, in the stock of, or unsecured loans to, service corporation subsidiaries. As of such date, the net book value of the Bank's investment in and unsecured loans to its service corporations, exclusive of Union Financial Corp. ("UFC"), was $400,000. The Bank may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes. OTS regulations do not impose specific limitations on the amount the Bank may invest in UFC, its operating subsidiary; however, the OTS may at any time impose such limitations for supervisory, legal, safety or soundness reasons.

        During the fiscal year ended June 30, 1994, the Bank had three wholly-owned subsidiaries, engaged in real estate development, insurance and securities brokerage, and mortgage banking. Another of the Bank's wholly-owned subsidiaries was sold effective May 31, 1993 to an unrelated entity. The following is a description of the subsidiaries' principal activities.

        Union Security Mortgage, Inc. and Union Financial Corp. Union Security Mortgage, Inc. ("USM") is a mortgage banking company based in Santa Ana, California, and was a wholly-owned subsidiary of the Bank until May 31, 1993, the date on which complete ownership of USM was sold to an unrelated third party. During the Bank's ownership of USM, USM originated, sold and serviced conventional single family residential loans through its main office and a satellite office located in Woodland Hills, California. The principal sources of revenue for USM were loan origination fees, gains (or losses) from the sale of loans, loan servicing fees and gains from the sale of loan servicing rights. USM charged a $545 fee at the time of funding on all mortgages, which represented the underwriting, loan document and wire transfer charges of USM.

        The primary operation of the business of USM was wholesale, which involved the origination of loans by mortgage brokers in USM's name. Each loan submitted by a mortgage broker was accepted only after review by one of USM's loan underwriters. USM originated only conventional loans, although it was an approved FHA Direct endorsement, VA Automatic and GNMA seller servicer. During the Bank's ownership of USM, USM's guidelines for underwriting conventional conforming loans complied with the underwriting criteria prescribed by FNMA and FHLMC. USM originates other single-family residential loans with a view to resale to private mortgage investors, and in underwriting these loans, USM utilized guidelines and property standards specified by the various investors. USM did not make loans with a loan-to-value ratio greater than 80% unless the portion of the loans in excess of an 80% ratio was covered by private mortgage insurance. During the eleven-month period ended June 1, 1993, USM funded $620 million of mortgage loans. Substantially all of these loans were sold to unaffiliated third party investors.

        USM customarily sold all of the loans that it originated. Loans were generally sold to buyers in the secondary market on a non-recourse basis (except for limited recourse provisions which generally ran from 90 to 120 days from the date of sale), either as individual whole loans or as a packaged pool of loans. Immediately upon origination, loans were assigned to the Bank
(where they were held for sale). The loans were reassigned back to USM immediately prior to being sold in the secondary market. The loans were held for sale by the Bank from their funding date until they were sold to investors, a period which generally ranged from ten to ninety days. USM offered thirty day interest rate locks to its borrowers prior to funding.

        Through a third party, USM serviced most of the mortgage loans it originated. USM reviewed the servicing performance on a monthly basis. Loan servicing included collecting and remitting loan payments, accounting for principal and interest, holding escrowed funds for payment of taxes and insurance, making inspections as required of the mortgage premises, contacting delinquent mortgagors, supervising foreclosures in the event of unremedied defaults, and generally administering the loans for the investors to whom they have been sold. USM received fees for servicing mortgage loans, generally ranging from 25 to 30 basis points per annum on the remaining principal balances of the loans. USM accounted for the revenues associated with the sale of loans, in which servicing was retained, in conformity with the requirements of Statement of Financial Accounting Standards No. 65. This method required that the contracted sales price be adjusted, for purposes of determining gain or loss on the sale, to provide for the recognition of a normal servicing fee over the estimated servicing lives of the loans. The amount of revenue recognized from the sale of loans was the estimated sales price that would have been obtained if a normal this estimated sales present value of the difference between the contractual and normal servicing fees over the estimated life of the loan. This adjustment resulted in a receivable which is realized through the receipt of the contractual servicing fee. During that portion of the 1993 fiscal year ended June 1, 1993, USM sold $623 million of loans, $229 million with the servicing included thereon.

        USM's servicing portfolio was subject to reductions by reason of normal amortization, prepayment or foreclosure of outstanding loans and periodic sales of loan servicing rights. In addition, in order to improve its earnings, USM, in prior years, sold portions of its servicing portfolio to other mortgage servicers.

        USM sold, primarily to other mortgage bankers, banks, savings and loans and other mortgage servicers, a portion of the loan servicing rights associated with loans originated by USM during the year. In general, the decision to buy or sell servicing rights was based upon management's assessment of USM's current and future earnings objectives and the market value of servicing rights.

        Effective June 1, 1993, the Bank sold complete ownership of its then wholly owned subsidiary, USM, to the Knight Corporation ("Knight"). While the Bank owned USM, USM originated, sold and serviced conventional single family residential loans through its offices in Santa Ana and Woodland Hills, California. USM customarily sold all of the loans that it originated to buyers in the secondary market on a non-recourse basis, either as individual whole loans or as a packaged pool of loans. However, subsequent to the sale of the loans it originated USM remained potentially liable for losses incurred by a purchaser, including unpaid principal and interest, under certain representations and warranties made to the purchaser at the time of sale. In certain circumstances (for example, when the debtor made fraudulent misrepresentations to USM in the origination process), USM was liable for a purchaser's losses on a defaulted loan, regardless of whether the loan was recourse or non-recourse, if there had been a breach of the representations and warranties made to the purchaser by USM. Such fraud might occur with respect to tax returns, employment verifications, and deposits and appraisals provided at the time of origination. In connection with the sale of USM on June 1, 1993, the Bank contractually assumed liability to the Knight Corporation for losses and repurchase demands resulting from breaches of the representations and warranties. Moreover, in certain cases the Bank separately guaranteed USM's obligations to loan purchasers pursuant to guarantees signed by the Bank prior to the sale of USM. Although USM dissolved in 1994, and the Bank is less likely to be asked to indemnify the Knight Corporation for claims against USM for any breach of the representations and warranties, the Bank remains obligated under certain of the separate guarantees to loan purchasers for losses relating to USM's prior operations.

        When fraud claims relating to loans originated by USM began to surface in fiscal 1993, they were thought to be aberrational. However, additional repurchase claims arose in 1994, and the Company discovered that these claims, some of which were based on fraud, were arising in California because of the prior sharp increases in the value of single family homes. During 1990 and 1991, borrowers not capable of meeting mortgage payments obtained loans based on fraud with the apparent expectation that they could profit from the resale of the homes in the rising home market. However, the California economy deteriorated and housing values dropped sharply. As a result, borrowers were unable to sell their homes at a profit and pay off the mortgage loans. As borrowers defaulted, the fraud was discovered and the repurchase and warranty loss claims occurred. By fiscal 1994, lenders and the public were generally aware of the fraud schemes in California and the California housing market had stabilized.

        In June 1994, the Company identified eight loans with an aggregate outstanding loan balance of $1,048,000 at June 30, 1994, which had been sold to the Federal Home Loan Mortgage Corporation and a loan sold to the Federal National Mortgage Corporation with a loan balance of $161,000 at June 30, 1994, which appeared to have involved broker fraud. During the year ended June 30, 1994, the Bank incurred approximately $116,000 in losses relating to warranty claims on two loans, and provided for $1,482,000. At June 30, 1994, the Bank had eight warranty loss claims pending and the estimated potential loss from these known claims totalled $651,000. The Company believes six of those eight claims are without merit and that only two, with an estimated liability of $133,000, have any merit. The Company's allowance for warranty losses was $1,366,000 at June 30, 1994, which management considers adequate. For the fiscal years 1993 and 1992, USM had losses of $456,000 and $111,000, respectively, under these guarantees.

        The following table summarizes certain information as to the loan servicing portfolios of USM and loans funded by USM at the dates and for the periods indicated.

                                                        Year Ended June 30,
                                                     ------------------------
                                                      1993*           1992
                                                      -----           ----
                                                          (In Thousands)
Loans funded......................................   $619,567        $714,156
Loans serviced for others at end of period........    720,354         405,896

_____________________
* Through June 1

        In January 1993, the Bank formed a new mortgage banking subsidiary based in Virginia named Union Financial Corp. ("UFC"). UFC originates, sells and services conventional single family residential loans through its main office. The principal sources of revenue for UFC are loan origination fees, gains (or losses) from the sale of loans, loan servicing fees and gains from the sale of loan servicing rights.

        The primary operation of the business of UFC is wholesale, which involves the origination of loans by mortgage brokers in UFC's name. Each loan submitted by a mortgage broker is accepted only after review by one of UFC's loan underwriters. UFC originates only conventional loans, although it is an approved FHA Direct endorsement and VA Automatic seller servicer. UFC's guidelines for underwriting conventional conforming loans complies with the underwriting criteria prescribed by FNMA and FHLMC. UFC originates other single-family residential loans with a view to resale to private mortgage investors, and in underwriting these loans, UFC utilizes guidelines and property standards specified by the various investors. UFC does not make loans with a loan-to-value ratio greater than 80% unless the portion of the loans in excess of an 80% ratio is covered by private mortgage insurance.

        UFC customarily sells all of the loans that it originates. Loans are generally sold to buyers in the secondary market on a non-recourse basis (except for limited recourse provisions which generally ran from 90 to 120 days from the date of sale), either as individual whole loans or as a packaged pool of loans.

        UFC services the mortgage loans it sells on a servicing retained basis. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, holding escrowed funds for payment of taxes and insurance, making inspections as required of the mortgage premises, contacting delinquent mortgagors, supervising foreclosures in the event of unremedied defaults, and generally administering the loans for the investors to whom they have been sold. UFC receives fees for servicing mortgage loans, generally ranging from 25 to 30 basis points per annum on the remaining principal balances of the loans. UFC accounts for the revenues associated with the sale of loans, in which servicing is retained, in conformity with the requirements of Statement of Financial Accounting Standards No. 65. This method requires that the contracted sales price be adjusted, for purposes of determining gain or loss on the sale, to provide for the recognition of a normal servicing fee over the estimated servicing lives of the loans. The amount of revenue recognized from the sale of loans is the estimated sales price that would have been obtained if a normal servicing rate had been negotiated. UFC determines this estimated sales price by adjusting the contracted sales price by the present value of the difference between the contractual and normal servicing fees over the estimated life of the loan. This adjustment results in a receivable which is realized through the receipt of the contractual servicing fee. During the 1994 fiscal year, UFC sold $413 million of loans, $328 million with the servicing included thereon.

        UFC's servicing portfolio is subject to reductions by reason of normal amortization, prepayment or foreclosure of outstanding loans and periodic sales of loan servicing rights.

        UFC sold a portion of the loan servicing rights associated with loans originated by UFC during the year. In general, the decision to buy or sell servicing rights is based upon management's assessment of UFC's current and future earnings objectives and the market value of servicing rights.

        Subsequent to the sale of the loans it originates, UFC remains potentially liable for losses incurred by a purchaser, including unpaid principal and interest, under certain representations and warranties made to the purchaser at the time of the sale. Under certain circumstances (for example, when the debtor made fraudulent misrepresentations to UFC in the origination process), UFC may become liable for a purchaser's losses on a defaulted loan, regardless of whether the loan is recourse or nonrecourse, if there has been a breach of the representations and warranties made to the purchaser by UFC. For fiscal 1994, UFC had no losses under these guarantees.

        UFC's operations during the year resulted in a profit of $29,000. The following table summarizes the operations of UFC for the year ended June 30, 1994:

                                                        (Dollars in thousands)
Gross income,
  principally fees on loans........................           $  3,755
Operating expenses,
  principally personnel expenses...................              3,711
                                                              --------
Income before taxes................................                 44
Income tax.........................................                 15
                                                              --------
Net income.........................................           $     29
                                                              ========
Loans funded.......................................           $419,907
Loans sold.........................................           $413,129
Servicing portfolio
  at June 30, 1994.................................           $ 44,800

        As described above with respect to USM, UFC has potential liability under representations and warranties made to purchasers and insurers of mortgage loans and the purchasers of servicing rights at the time of the sale of the mortgage loan or servicing rights. If there has been a breach of such representations or warranties, UFC may become liable for the unpaid principal and interest on defaulted loans (whether recourse or nonrecourse). UFC had no losses under these guarantees during the 1994 fiscal year.

        UNIFIN Inc. ("UNIFIN") is engaged in the development of real estate. Currently UNIFIN owns and is developing a duplex condominium project on a 17-acre tract in north Evansville. At June 30, 1994, the project was approximately 80% complete, with 42 units constructed and sold. The project currently has four units under construction. At June 30, 1994, the Bank's total equity investment in the project was $174,000. The Bank also had unsecured loans to UNIFIN of $132,000 and secured loans of $671,000. The project was originally scheduled to be completed in 1991. Sales have been slower than projected, however, and management now expects completion of the project to be delayed until at least 1996.

        Management's policy since inception of the project has been to have a maximum of four units under construction or completed and held for sale at any one time. This restriction has minimized carrying costs and limited UNIFIN's risk in this project. Also, due to the slower than anticipated sales, carrying costs, including interest of the project, are currently being capitalized only on units under construction or held for sale.

        Real estate development activities involve risks that could have an adverse effect on the profitability of the Bank. UNIFIN has incurred certain costs to acquire land, develop the site, commence construction, and engage in marketing activities. The construction phase for this project is approximately 80% complete, and the Bank had $245,000 in unallocated development costs as of June 30, 1994. To the extent some or all of the remaining individual units are not constructed and/or sold, the unallocated development costs relating to such units would have to be written off.

        In addition to the risks involved in real estate development activities, pursuant to FIRREA, for purposes of determining its capital requirements, the Bank is required to deduct from capital certain investments in and loans to UNIFIN. FIRREA provides a transitional rule that phases in the deduction over a five-year period for investments in and certain loans to UNIFIN for its real estate development activities as of April 12, 1989. Loans to and investments in UNIFIN for such activities after that date are required to be totally deducted from capital in determining the Bank's capital requirements. Thus, as of June 30, 1994, the Bank deducted from its capital its total investment in and loans to UNIFIN. See "Regulation--Regulatory Capital."

        Community Insurance Associates, Inc. ("CIA") is engaged in the sale of property, life and casualty insurance, and tax-deferred annuities and securities. Included in CIA is the Annuity and Securities Sales Division ("MOSI Division"). The MOSI Division, which is the securities brokerage division of the subsidiary, sells products through Marketing One Securities, Incorporated, a company not affiliated with the Bank. In December 1989 and June 1993, CIA paid dividends of $400,000 and $500,000, respectively, to the Bank. CIA paid no dividends to the Bank in fiscal year 1994. At June 30, 1994, the Bank had an equity investment in CIA of $89,000.

        Pedcor Investments ("Pedcor"). The Bank is a 24.75% limited partner in Pedcor, a limited partnership organized to build, own and operate a 208 unit apartment complex in Indianapolis, Indiana. The project, operated as a multi-family, low income housing project, qualifies for low income housing tax credits. The project is complete and performing as planned. The Bank committed to invest approximately $1.4 million at inception. As of June 30, 1994, the Bank had a $515,000 net investment in Pedcor with four additional annual capital contributions totaling $398,000 remaining to be paid by the Bank. The additional contributions will be used for operating and other expenses of the partnership. These payments are contingent upon the Bank not exercising a put option which would require the general partners to buy out the Bank's interest in the partnership for a nominal amount.

        The Bank has been informed by the OTS that this investment is permissible for a national bank and, as such, is not required to be deducted from capital for regulatory purposes.

Competition

        The Bank faces strong competition, both in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks and mortgage bankers making loans secured by real estate located in the Bank's market areas. Commercial banks and finance companies provide vigorous competition in consumer lending.

        The Bank attracts all of its deposits through its branch offices, primarily from the communities in which those branch offices are located; therefore, competition for those deposits is principally from other savings institutions and commercial banks located in the same communities. The Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and convenient branch locations with interbranch deposit and withdrawal privileges at each. Automated teller machine ("ATM") facilities are available at most branch locations.

        The Bank considers its primary market area to be the Greater Evansville Metropolitan Area, which is composed of Warrick, Posey, Vanderburgh and Gibson Counties, Indiana, and Henderson County, Kentucky. As of June 30, 1994, there were approximately 36 financial institutions serving the Bank's primary market area. The Bank estimates its share of the savings market in its primary market area to be less than 10%. The Bank also has branches in and serves Bartholomew County, Indiana and the communities of Jasper and Shelbyville, Indiana and Mt. Carmel, Illinois.

        Competition has increased in recent years due to changes in Indiana law permitting (1) state wide branching by national and state banks and savings associations and (2) nationwide acquisitions on a reciprocal basis of and by Indiana bank and bank holding companies.

        In addition, Indiana law permits acquisitions of certain federal and state SAIF-insured savings associations and their holding companies located in Indiana, Ohio, Kentucky, Illinois, and Michigan (the "District") by other savings associations located in the District. The Indiana statute also authorizes Indiana savings associations to acquire other savings associations in the District.

        Unlike prior federal law which permitted bank holding companies to acquire only failing savings associations, FIRREA now permits bank holding companies to acquire healthy savings associations. Savings associations may also acquire banks under federal law. See "Regulation--Acquisitions or Dispositions." To date, several bank holding company/healthy savings association acquisitions in Indiana have been completed. Affiliations between banks and healthy savings associations based in Indiana may also increase the competition faced by the Bank.

Employees

        At June 30, 1994, the Bank and its subsidiaries had a total of 236 employees, including 59 part-time employees. The Bank's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

                                  REGULATION

General

        The Bank, as a federally chartered savings bank, is a member of the Federal Home Loan Bank System ("FHLB System") and its deposits are insured by the FDIC. The Bank is subject to extensive regulation by the OTS. Federal associations may not enter into certain transactions unless certain regulatory tests are met or they obtain prior governmental approval and the associations must file reports with these governmental agencies about their activities and their financial condition. Periodic compliance examinations of the Bank are conducted by the OTS which has, in conjunction with the FDIC in certain situations, examination and enforcement powers. This supervision and regulation are intended primarily for the protection of depositors and federal deposit insurance funds. The Bank is also subject to certain reserve requirements under regulations of the Board of Governors of the Federal Reserve System ("FRB").

        In November, 1993, the Clinton Administration announced that it is considering legislation that would consolidate the supervision and regulation of all U.S. financial institutions in one administrative body (the "Clinton Legislation"). It cannot be predicted with certainty whether or when the Clinton Legislation will be enacted or the extent to which the Bank would be affected thereby.

        An OTS regulation establishes a schedule for the assessment of fees upon all savings associations to fund the operations of the OTS. The regulation also establishes a schedule of fees for the various types of applications and filings made by savings associations with the OTS. The general assessment, to be paid on a semiannual basis, is based upon the savings association's total assets, including consolidated subsidiaries, as reported in a recent quarterly thrift financial report. Currently, the assessment rates range from .0172761% of assets for associations with assets of $67 million or less to .0045864% for associations with assets in excess of $35 billion. The Bank's semiannual assessment under this assessment scheme, based upon its total assets at March 31, 1994, was $53,800.

        The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FedICIA") became effective December 19, 1991. Among other things FedICIA requires that on-site examinations of the Bank by the OTS occur at least once every 12 months (unless the FDIC has conducted a full-scope examination during the period in question). FedICIA also authorizes the FDIC to assess insured institutions for the cost of FDIC examinations and requires the OTS to assess federal associations for the costs of its examinations.

        FedICIA also requires the Bank's management to file annual reports on the financial condition of the Bank with the FDIC and OTS for any fiscal year in which the Bank has $500 million or more in assets at the beginning of such fiscal year. A related provision mandates annual audits (of the Bank or the Holding Company) by independent accountants and the establishment of an audit committee of outside directors (which the Bank already has). The auditors will be required to attest to certain information provided by management in the annual report, which will be publicly available.

        Pursuant to FedICIA, the OTS is required to prescribe standards for federally insured savings associations related to (a) internal controls, information systems and internal audit systems; (b) loan documentation; (c) credit underwriting; (d) interest rate exposure; (e) asset growth; and (f) compensation, fees and benefits. The compensation standards must prohibit as an unsafe and unsound practice any employment contract, compensation or benefit agreement, fee arrangement, perquisite, stock option plan, post-employment benefit or other compensatory arrangement that would provide any executive officer, employee, director or principal shareholder with excessive compensation, fees or benefits or that could lead to material financial loss to the institution. The OTS is also charged by FedICIA with prescribing standards for federally insured savings associations and their holding companies specifying (a) a maximum ratio of classified assets to capital; (b) minimum earnings sufficient to absorb losses without impairing capital; and (c) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of the association or its holding company. The OTS, along with the other banking agencies with respect to similar standards they must establish, proposed regulations relating to such standards. The impact of these standards on the operations of the Bank cannot be ascertained until the final regulations are issued.

        FedICIA also requires the OTS and other federal banking agencies to develop jointly a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in financial statements or reports required to be filed with the federal banking agencies.

        FedICIA also included the Truth in Savings Act, which requires the FRB to establish regulations providing for clear and uniform disclosure of the rates, fees and terms of deposit accounts. The FRB has adopted regulations, which became effective June 21, 1993, requiring a specific disclosure before an account is opened, in regularly provided statements and in advertisements, announcements and solicitations initiated by a depository institution. The regulations prescribe detailed disclosure of deposit account yield information, minimum balance requirements and fee impact on the yield. The regulations also establish certain recordkeeping requirements.

Federal Home Loan Bank System

        The Bank is a member of the FHLB System, which consists of 12 regional banks. The Federal Housing Finance Board ("FHFB"), an independent agency, controls the FHLB System including the FHLB of Indianapolis. The FHLB System provides a central credit facility primarily for member savings associations and other member financial institutions. The Bank is required to hold shares of capital stock in the FHLB of Indianapolis in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, .3% of its assets or 1/20 (or such greater fraction established by the

FHLB) of outstanding FHLB advances, commitments, lines of credit and letters of credit. The Bank is currently in compliance with this requirement. At June 30, 1994, the Bank's investment in stock of the FHLB of Indianapolis was $6.1 million.

        In past years, the Bank received dividends on its FHLB stock. Certain provisions of FIRREA require all 12 FHLB's to provide funds for the resolution of troubled savings associations and to establish affordable housing programs through direct loans or interest subsidies on advances to members to be used for lending at subsidized interest rates for low-and moderate-income, owner-occupied housing projects, affordable rental housing, and certain other community projects. These contributions and obligations could adversely affect the value of FHLB stock in the future. For the year ending June 30, 1994, dividends paid to the Bank totaled $329,485, for an annual rate of 5.72%. A reduction in value of such stock may result in a corresponding reduction in the Bank's capital.

        The FHLB of Indianapolis serves as a reserve or central bank for member institutions within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Indianapolis.

        All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. FIRREA prescribes eligible collateral as first mortgage loans less than 90 days delinquent or securities evidencing interests therein, securities (including mortgage-backed securities) issued, insured or guaranteed by the federal government or any agency thereof, FHLB deposits and, to a limited extent, real estate with readily ascertainable value in which a perfected security interest may be obtained. Other forms of collateral may be accepted as over collateralization or, under certain circumstances, to renew advances outstanding on the date of enactment of FIRREA. All long-term advances are required to provide funds for residential home financing and the FHLB has established standards of community service that members must meet to maintain access to long-term advances.

        Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of Indianapolis and the purpose of the borrowing. Under current law, savings associations which cease to be Qualified Thrift Lenders are ineligible to receive advances from their FHLB.

Liquidity

        For each calendar month, the Bank is required to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to an amount not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions and is currently 5%. OTS regulations also require each member savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and short-term borrowings during the preceding calendar month. Monetary penalties may be imposed for failure to meet these liquidity requirements. The daily average liquidity of the Bank for June, 1994, was 8.0% which exceeded the then applicable 5% liquidity requirement. Its average short-term liquidity ratio for June, 1994, was 4.7%. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

Real Estate Lending Standards

        OTS regulations require savings associations to establish and maintain written internal real estate lending policies. Each association's lending policies must be consistent with safe and sound banking practices and appropriate to the size of the association and the name and scope of its operations. The policies must establish loan portfolio diversification standards; establish prudent underwriting standards, including loan-to-value limits, that are clear and measurable; establish loan administration procedures for the association's real estate portfolio; and establish documentation, approval, and reporting requirements to monitor compliance with the association's real estate lending policies.

        The association's written real estate lending policies must be reviewed and approved by the association's board of directors at least annually. Further, each association is expected to monitor conditions in its real estate market to ensure that its lending policies continue to be appropriate for current market conditions.

Insurance of Deposits

        The FDIC administers two separate insurance funds, which are not commingled: one primarily for federally insured banks ("BIF") and one primarily for federally insured savings associations ("SAIF"). As the federal insurer of deposits of savings associations, the FDIC determines whether to grant insurance to newly-chartered savings associations, has authority to prohibit unsafe or unsound activities and has enforcement powers over savings associations (usually in conjunction with the OTS or on its own if the OTS does not undertake enforcement action).

        Deposit accounts in the Bank are generally insured by the SAIF to a maximum of $100,000 for each insured depositor. As a condition to such insurance, the FDIC is authorized to issue regulations and, in conjunction with OTS, conduct examinations and generally supervise the operations of its insured members. This supervision extends to a comprehensive regulatory scheme governing, among other things, the form of deposit instruments issued by savings associations, and certain aspects of their lending activities, including appraisal requirements, private mortgage insurance coverage and lending authority.

        Effective January 1, 1993, the FDIC adopted a final rule that implements a transitional risk-based assessment system whereby a base insurance premium, yet unspecified, will be adjusted according to the capital category and subcategory of an institution to one of three capital categories consisting of
(1) well capitalized, (2) adequately capitalized, or (3) undercapitalized, and one of three subcategories consisting of (a) healthy, (b) supervisory concern, or (c) substantial supervisory concern. An institution's assessment rate will depend on the capital category and supervisory category to which it is assigned. Assessment rates will range from 23 basis points for an institution in the highest category (i.e., well capitalized) to 31 basis points for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern). The supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. The Bank's deposit insurance assessments may increase depending upon the category and subcategory, if any, to which the Bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of the Bank.

        When the Resolution Trust Corporation's (the "RTC's") new case resolution authority expires in 1995, the SAIF will assume jurisdiction over, and the financial responsibility for, the resolution over all new troubled associations, and will have responsibility for resolution of certain troubled institutions prior to that time. In the absence of adequate funding, the current SAIF insurance premium assessment schedule could rise to pay for the resolution of troubled institutions. Moreover, since the reserve ratio of BIF is currently higher than that of SAIF, it is anticipated that BIF premiums may start declining in the next year or so. Such events could cause disparity between the assessment rates of SAIF and BIF members. While the magnitude of the competitive advantage of BIF-insured institutions and its impact on the Bank's results of operations, cannot be determined at this time, a significant increase in SAIF premiums or decrease in BIF premium could place the Bank at a material competitive disadvantage. In any case, a material increase in SAIF premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank.

        Until the SAIF is recapitalized such that it reaches a 1.25% reserve ratio (the "SAIF Capitalization Date"), banks and savings associations are generally barred from switching insurance funds. There are limited exceptions, such as when a bank acquires a savings association in default or in danger of default, if the benefits to the SAIF or the RTC equal or exceed the assessment income that will be lost during the moratorium. After the SAIF Capitalization Date, any insured depository institution may switch insurance funds, but only after paying an exit fee to the old fund and an entrance fee to the new fund. See "--Acquisitions and Dispositions." Notwithstanding the foregoing, FIRREA does not prohibit savings association to bank charter conversions during the moratorium, as long as SAIF premiums continue to be paid.

Regulatory Capital

        Regulations under FIRREA have established three separate minimum capital-to-assets requirements: (i) a leverage limit, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. The leverage limit requires that savings associations maintain "core capital" of at least 3% of total assets. Core capital is generally defined as common stockholders' equity (including retained income), noncumulative perpetual preferred stock and related surplus, certain minority equity interests in subsidiaries, qualifying supervisory goodwill (on a declining basis until 1995), purchased mortgage servicing rights and purchased credit card relationships (which may be included in an amount up to 50% of core capital, but which are to be reported on an association's balance sheet at the lesser of 90% of their fair market value or 100% of their remaining unamortized book value), less nonqualifying intangibles. Under the tangible capital requirement, a savings association must maintain tangible capital (core capital less all intangible assets except purchased mortgage servicing rights and purchased credit card relationships which may be included after making the above-noted adjustments) of at least 1.5% of total assets. Under the risk-based capital requirements, a minimum amount of capital must be maintained by a savings association to account for the relative risks inherent in the type and amount of assets held by the savings association. Currently, the risk-based capital requirement requires a savings association to maintain capital (defined generally for these purposes as core capital plus general valuation allowances and permanent or maturing capital instruments such as preferred stock and subordinated debt less assets required to be deducted) equal to 8.0% of risk-weighted assets. Assets are ranked as to risk in one of four categories (0-100%) with a credit risk-free asset such as cash requiring no risk-based capital and an asset with a significant credit risk such as a non-accrual loan being assigned a factor of 100%. At June 30, 1994, based on the capital standards then in effect, the Bank was in compliance with the capital requirements mandated by FIRREA.

        The Comptroller of the Currency, effective December 31, 1990, adopted a new minimum leverage ratio of 3% Tier 1 capital-to-total assets for the highest rated national banks, with an additional requirement of 100 to 200 basis points for all other national banks. FIRREA requires that the capital standards for savings associations be no less stringent than those applicable to national banks. Accordingly, the OTS has proposed revised capital regulations imposing a minimum core capital requirement of 3% for the highest rated savings associations, with an additional requirement of 100 to 200 basis points for all other savings associations. These regulations have not become effective and there can be no assurance as to whether, or in what form, such regulations will be adopted.

        The OTS has issued a final rule (which becomes effective September 30, 1994) which sets forth the methodology for calculating an interest rate risk component to be incorporated into the OTS regulatory capital rule. Under the new rule, only savings associations with above normal interest rate risk (institutions whose portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis-point move in interest rates) will be required to maintain additional capital for interest rate risk under the risk-based capital framework. An institution with an "above normal" level of exposure will have to maintain additional capital equal to one half the difference between its measured interest rate risk (the most adverse change in the market value of its portfolio resulting from a 200-basis-point move in interest rates divided by the estimated market value of its assets) and 2%, times the market value of its assets. That dollar amount of capital is in addition to an institution's existing risk-based capital requirement.

        If an association is not in compliance with the capital requirements imposed by FIRREA the OTS is required to prohibit asset growth and to impose a capital directive that may restrict, among other things, the payment of dividends and officers' compensation. In addition to the specific sanctions provided in FIRREA for failing to meet the capital requirements, the OTS and the FDIC generally are authorized to take enforcement actions against a savings association that fails to meet its capital requirements, which actions may include restrictions on operations and banking activities, the imposition of a capital directive, a cease and desist order, civil money penalties or harsher measures such as the appointment of a receiver or conservator or a forced merger into another institution.

        In FedICIA, certain regulatory action is mandated or recommended for savings associations that are deemed to be well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. At each successively lower capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. OTS regulations define these capital levels as follows: (1) well-capitalized associations must have total risk-based capital of at least 10%, core risk-based capital (consisting only of items that qualify for inclusion in core capital) of at least 6% and a leverage ratio of at least 5% and are not subject to any order or written directive of the OTS to maintain a specific capital level for any capital measure; (2) adequately capitalized associations are those that meet the regulatory minimum of total risk-based capital of 8%, core risk-based capital of 4% and a leverage ratio of 4% (except for institutions receiving the highest examination rating, in which case the requirement is 3%), but which are not well capitalized; (3) undercapitalized associations are those that do not meet the requirements for adequately capitalized associations, but that are not significantly undercapitalized; (4) significantly undercapitalized associations have total risk-based capital of less than 6%, core risk-based capital of less than 3% and a leverage ratio of less than 3%; and (5) critically undercapitalized associations are those with tangible capital of less than 2% of total assets. In addition, the OTS can downgrade an association's designation notwithstanding its capital level, based on less than satisfactory examination ratings in areas other than capital or if the institution is deemed to be in an unsafe or unsound condition. Each undercapitalized association must submit a capital restoration plan to the OTS within 45 days after it becomes undercapitalized. Such institution will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. Significantly undercapitalized institutions must restrict the payment of bonuses and raises to their senior executive officers. Furthermore, a critically undercapitalized institution must be placed in conservatorship or receivership within 90 days after reaching such capitalization level, except under limited circumstances. It will also be prohibited from making payments on any subordinated debt securities without the prior approval of the FDIC and will be subject to significant additional operating restrictions. The Bank's capital at June 30, 1994, meets the standards for a well-capitalized association.

        FedICIA prohibits an insured institution from making a capital distribution to anyone or paying management fees to any person having control of the institution if, after such distribution or payment, the institution would be undercapitalized. In addition, each company controlling an undercapitalized institution must guarantee that the institution will comply with its capital plan until the institution has been adequately capitalized on an average during each of four consecutive calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (a) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution at the time the institution fails to comply with its capital restoration plan.

Capital Distributions Regulation

        An OTS regulation imposes limitations upon all "capital distributions" by savings associations, including cash dividends, payments by an institution to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system of regulation, with the greatest flexibility being afforded to well-capitalized institutions. A savings association which has total capital (immediately prior to and after giving effect to the capital distribution) that is at least equal to its fully phased-in capital requirements would be a Tier 1 institution ("Tier 1 Institution"). An institution that has total capital at least equal to its minimum capital requirements, but less than its fully phased-in capital requirements, would be a Tier 2 institution ("Tier 2 Institution"). An institution having total capital that is less than its minimum capital requirements would be a Tier 3 institution ("Tier 3 Institution"). However, an institution which otherwise qualifies as a Tier 1 institution may be designated by the OTS as a Tier 2 or Tier 3 institution if the OTS determines that the institution is in need of more than normal supervision. The Bank is currently a Tier 1 Institution.

        A Tier 1 Institution could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half its "surplus capital ratio" (the excess over its Fully Phased-in Capital Requirements) at the beginning of the calendar year. Any additional amount of capital distributions would require prior regulatory approval.

Federal Reserve System

        Under FRB regulations, the Bank is required to maintain reserves against its transaction accounts (primarily checking and NOW accounts) and non-personal money market deposit accounts. These regulations generally require that reserves be maintained against transaction accounts in the amount of 3% of the total of such accounts up to $51.9 million (subject to adjustment by the FRB), plus 10% (subject to adjustment by the FRB between 8% and 14%) of the total in excess of $51.9 million. In addition, a reserve of 3% (subject to adjustment by the FRB between 0% and 9%) must be maintained on non-personal money market deposit accounts that have original maturities of less than one and one-half years. No reserve is required to be maintained on non-personal time deposits. Current law permits savings associations to designate and exempt $4.0 million of reservable liabilities from these reserve requirements. The effect of these reserve requirements is to increase the Bank's cost of funds. The Bank is in compliance with its reserve requirements.

        A federal savings association, like other depository institutions maintaining reservable accounts, may borrow from the Federal Reserve Bank "discount window," but the FRB's regulations require the savings association to exhaust other reasonable alternative sources, including borrowing from its regional FHLB, before borrowing from the Federal Reserve Bank. FedICIA imposes certain limitations on the ability of undercapitalized depository institutions to borrow from Federal Reserve Banks.

Transactions with Affiliates

        Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as the Holding Company) and any companies controlled by such parent holding company are affiliates of the savings association. The subsidiaries of a savings association, however, are not deemed affiliates under Section 23A and 23B; however, transactions between a subsidiary of a savings association and any of the affiliates of a savings association are subject to the requirements and limitations of Sections 23A and 23B.

        Generally, Sections 23A and 23B (i) limit the extent to which the savings association or its subsidiaries may engage in covered transactions with any one affiliate to an amount equal to 10% of such association's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the association or subsidiary as those provided to a non-affiliate. The term covered transaction includes the making of loans, purchase of assets, issuance of a guarantee and similar types of transactions.

        In addition to the restrictions imposed by Sections 23A and 23B, FIRREA provides that no savings association may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes, or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

        FIRREA also extended to savings associations the restrictions contained in Section 22(h) of the Federal Reserve Act on loans to executive officers, directors and principal shareholders. Under Section 22(h), loans to an executive officer and to a greater than 10% shareholder of a savings association (18% in the case of institutions located in an area with less than 30,000 in population), and certain affiliated entities of either, may not exceed together with all other outstanding loans to such person and affiliated entities the association's loan-to-one-borrower limit as established by FIRREA (generally equal to 15% of the institution's unimpaired capital and surplus and an additional 10% of such capital and surplus for loans fully secured by certain readily marketable collateral). Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% shareholders of a savings association, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the association with any "interested" director not participating in the voting. Currently, the FRB requires board of director approval for loans to directors, officers, and 10% shareholders (including all other outstanding loans to such persons) above the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, the FRB requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other unaffiliated parties. FedICIA also extends to federal savings associations certain additional limitations found in Section 22(g) of the Federal Reserve Act on loans made to executive officers.

Holding Company Regulation

        The Holding Company is regulated as a "non-diversified unitary savings and loan holding company" within the meaning of the Home Owners' Loan Act, as amended ("HOLA"), and subject to regulatory oversight of the Director of the OTS. As such, the Holding Company is registered with the OTS and thereby subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, the Bank is subject to certain restrictions in its dealings with the Holding Company and with other companies affiliated with the Holding Company.

        HOLA generally prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from (i) acquiring control of any other savings association or savings and loan holding company or controlling the assets thereof or (ii) acquiring or retaining more than 5 percent of the voting shares of a savings association or holding company thereof which is not a subsidiary. Additionally, under certain circumstances a savings and loan hold company is permitted to acquire, with the approval of the Director of the OTS, up to 15 percent of previously unissued voting shares of an under-capitalized savings association for cash without that savings association being deemed controlled by the holding company. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

        The Holding Company's Board of Directors presently intends to operate the Holding Company as a unitary savings and loan holding company. There are generally no restrictions on the permissible business activities of a unitary savings and loan holding company. However, if the Director of OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness, or stability of its subsidiary savings association, the Director of the OTS may impose such restrictions as deemed necessary to address such risk and limiting (i) payment of dividends by the savings association, (ii) transactions between the savings association and its affiliates, and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association.

        Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the Qualified Thrift Lender
(QTL) test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. (Additional restrictions on securing advances from the FHLB also apply). See "--Qualified Thrift Lender." At June 30, 1994, the Bank's asset composition was in excess of that required to qualify the Bank as a Qualified Thrift Lender.

        If the Holding Company were to acquire control of another savings institution other than through a merger or other business combination with the Bank, the Holding Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, the activities of the Holding Company and any of its subsidiaries (other than the Bank or other subsidiary savings associations) would thereafter be subject to further restrictions. HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than
(i) furnishing or performing management services for a subsidiary savings association, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution, (iv) holding or managing properties used or occupied by a subsidiary savings institution, (v) acting as trustee under deeds of trust,
(vi) those activities previously directly authorized by the FSLIC by regulation as of March 5, 1987, to be engaged in by multiple holding companies or (vii) those activities authorized by the FRB as permissible for bank holding companies, unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of the OTS prior to being engaged in by a multiple holding company.

        The Director of the OTS may also approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state, if the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). Also, the Director of the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions.

Federal Securities Law

        The shares of Common Stock of the Holding Company are registered with the SEC under the 1934 Act. The Holding Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the 1934 Act and the rules of the SEC thereunder.

        Shares of Common Stock held by persons who are affiliates of the Holding Company may not be resold without registration or unless sold in accordance with the resale restrictions of Rule 144 under the 1933 Act. If the Holding Company meets the current public information requirements under Rule 144, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including the two-year holding period and those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

Qualified Thrift Lender

        Under current OTS regulations, the QTL test requires that a savings association have at least 65% of its portfolio assets invested in "qualified thrift investments" on a monthly average basis in 9 out of every 12 months. Qualified thrift investments under the QTL test include: (i) loans made to purchase, refinance, construct, improve or repair domestic residential housing or manufactured housing; (ii) home equity loans; (iii) mortgage-backed securities; (iv) direct or indirect existing obligations of either the FDIC or the FSLIC for ten years from the date of issuance, if issued prior to July 1, 1989; (v) obligations of the FDIC, FSLIC, FSLIC Resolution Fund and the Resolution Trust Corporation for a five year period from July 1, 1989, if issued after such date; (vi) FHLB stock; (vii) 50% of the dollar amount of residential mortgage loans originated and sold within 90 days of origination;
(viii) investments in service corporations that derive at least 80% of their gross revenues from activities directly related to purchasing, refinancing, constructing, improving or repairing domestic residential real estate or manufactured housing; (ix) 200% of the dollar amount of loans and investments made to acquire, develop and construct one to four-family residences that are valued at no more than 60% of the median value of homes constructed in the area; (x) 200% of the dollar amount of loans for the acquisition or improvement of residential real property, churches, schools, and nursing homes located within, and loans for any purpose to any small business located within, an area where credit needs of its low and moderate income residents are determined not to have been adequately met; (xi) loans for the purchase, construction, improvement or upkeep of churches, schools, nursing homes and hospitals not qualified under (x); (xii) up to 10% of portfolio assets held in consumer loans or loans for educational purposes; and (xiii) FHLMC and FNMA stock. However, the aggregate amount of investments in categories (vii)-(xiii) which may be taken into account for the purpose of whether an institution meets the new QTL test cannot exceed 15% of portfolio assets. Portfolio assets under the new QTL test include all of an association's assets less (i) goodwill and other intangibles, (ii) the value of property used by the association to conduct its business, and (iii) its liquid assets as required to be maintained under law up to 20% of total assets.

        A savings association which fails to meet the QTL test must either convert to a bank (but its deposit insurance assessments and payments will be those of and paid to SAIF) or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings association; (ii) its branching activities shall be limited to those of a national bank; (iii) it shall not be eligible for any new FHLB advances; and (iv) it shall be bound by regulations applicable to national banks respecting payment of dividends. Three years after failing the QTL test the association must (i) dispose of any investment or activity not permissible for a national bank and a savings association and (ii) repay all outstanding FHLB advances. If such a savings association is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies (including restrictions as to the scope of permissible business activities).

        A savings association failing to meet the QTL test may requalify as a QTL if it thereafter meets the QTL test. In the event of such requalification it shall not be subject to the penalties described above. A savings association which subsequently again fails to qualify under either the QTL test shall become subject to all of the described penalties without application of any waiting period.

        At June 30, 1994, 93.0% of the Bank's portfolio assets (as defined on that date) were invested in qualified thrift investments (as defined on that date), and therefore the Bank's asset composition was in excess of that required to qualify the Bank as a QTL. Also, the Bank does not expect to significantly change its lending or investment activities in the near future, and therefore expects to continue to qualify as a QTL, although there can be no such assurance.

Acquisitions or Dispositions

        FIRREA amended provisions of the Bank Holding Company Act of 1956, as amended, to specifically authorize a bank holding company, upon receipt of appropriate approvals from the FRB and the Director of the OTS, to acquire control of any savings association or holding company thereof wherever located. Similarly, a savings and loan holding company may now acquire control of a bank. Moreover, FedICIA provides that, subject to the five-year moratorium provisions concerning conversions of SAIF to BIF members and vice versa, federal savings associations may acquire or be acquired by any insured depository institution. Tandem restrictions on operations of savings association and bank affiliates were also eliminated by FIRREA. Pursuant to rules promulgated by the FRB pursuant to FIRREA, a savings association acquired by a bank holding company (i) may, so long as the savings association continues to meet the QTL test, continue to branch to the same extent as permitted to other non-affiliated savings associations similarly chartered in the state, and
(ii) cannot continue any non-banking activities not authorized for bank holding companies. Savings associations acquired by a bank holding company may, if located in a state where the bank holding company is legally authorized to acquire a bank, be converted to the status of a bank but deposit insurance assessments and payments continue to be paid by the association to the SAIF. A savings association so converted to a bank becomes subject to the branching restrictions applicable to banks. Also, under FedICIA, any insured depository institution may merge with, acquire the assets of, or assume the liabilities of any other insured depository institution with the appropriate regulatory approvals if (i) continued payments of deposit insurance are made on the acquired savings association's deposits (including an assumed rate of growth in such deposits) to SAIF (if the acquired institution was a SAIF member) or to BIF (if the acquired institution was a BIF member), (ii) the acquiring institution and any holding company in control thereof meet all applicable capital requirements at the time of the transaction, and (iii) if the acquiring institution is a BIF member, the transaction meets the Douglas amendment requirements of 3(d) of the Bank Holding Company Act of 1956.

        A bank or savings association may sell branches and transfer deposit liabilities to a savings association or bank that is a member of an insurance fund which differs from the fund of the transferor without violating the 5-year moratorium on switching insurance funds that is described above in "--Insurance of Deposits." To be permitted, the transfer must be approved by the FDIC and the amount of deposits transferred must not exceed 35% of the lesser of (a) the transferor's deposits as of May 1, 1989 (plus net interest on those accounts) or (b) the transferor's total deposits on the date of transfer, FIRREA requires exit and entrance fees in connection with such dispositions. Currently, the SAIF to BIF exit fee is .90% of the deposit base being transferred, and the SAIF to BIF entrance fee is BIF's reserve ratio (the ratio of the net worth of BIF to the value of the aggregate total domestic deposits held in BIF) times the deposit base being transferred. There are also special entrance and exit fees for insured deposits transfers in failed savings association resolutions. The resulting or acquiring institution is liable for the fees.

        Subject to certain exceptions, commonly controlled banks and savings associations must reimburse the FDIC for any losses suffered in connection with a failed bank or savings association affiliate. Institutions are commonly controlled if one is owned by another or if both are owned by the same holding company. Such claims by the FDIC under this provision are subordinate to claims of depositors, secured creditors, and holders of subordinated debt, other than affiliates.

Branching

        The OTS has adopted regulations which permit nationwide branching to the extent permitted by federal statute. Federal statutes permit federal savings associations to branch outside of their home state if the association meets the domestic building and loan test in (S)7701(a)(19) of the Internal Revenue Code of 1986, as amended (the "Code") or the asset composition test of (S)7701(c) of the Code. Branching that would result in the formation of a multiple savings and loan holding company controlling savings associations in more than one state are permitted if the law of the state in which the savings association to be acquired is located specifically authorizes acquisition of its state-chartered associations by state-chartered associations or their holding companies in the state where the acquired association or holding company is located.

        Legislation has been introduced in both houses of Congress that would permit banks to branch on a nationwide basis and their holding companies to acquire banks, wherever situated, without regard to the laws of the individual states. It is uncertain whether or when such interstate banking legislation may be passed, and, if passed, what the final contents of such legislation will be. If passed, however, such legislation may result in increased competition within the Bank's market area.

Community Reinvestment Act Matters

        Under FIRREA, ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") must be disclosed. The disclosure includes both a four-unit descriptive rating -- using terms such as satisfactory and unsatisfactory -- and a written evaluation of each institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. The FHLBs have established an "Affordable Housing Program" to subsidize the interest rate of advances to member associations engaged in lending for long-term, low- and moderate-income, owner-occupied and affordable rental housing at subsidized rates. The examiners have determined that the Bank has a satisfactory record of meeting community credit needs.

                                   TAXATION

Federal Taxation

        Savings associations, such as the Bank, are permitted to compute bad debt deductions using either the bank experience method or the percentage of taxable income method. In the case of the percentage of taxable income method, the portion of taxable income (as specially adjusted for purposes of application of this method) that may be deducted as an addition to a reserve for bad debts is set at 8%. Any savings association which holds 60% of its assets in qualifying assets, defined as loans which are secured by an interest in improved real property or secured by an interest in real property that is to be improved out of the proceeds of the loan, will be eligible for the full 8% of taxable income deduction. The 8% amount must be reduced (but not below zero) by the amount determined to be a reasonable addition to the reserve for losses on nonqualifying loans. Reserves for nonqualifying loans are computed on the basis of a six-year moving average of the Bank's own experience.

        The excess of the percentage of taxable income deduction over the deduction that would have been allowable on the basis of actual experience is treated as a preference item for the purpose of computing the corporate minimum tax.

        In addition, the bad debt deduction cannot exceed the amount necessary to increase the year end balance in the bad debt reserve accumulated for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year. The bad debt reserve deduction is also limited to the amount by which 12% of deposits at year-end exceeds the sum of the the Bank's surplus, undivided profits, and reserves, as defined for federal income tax purposes, at the beginning of the year.

        A savings bank organized in stock form which utilizes the percentage method bad debt reserve deduction described above will be subject to recapture taxes on such reserve in the event it makes certain types of distributions to its shareholders. Cash dividends may be paid out of unappropriated retained earnings without the imposition of any tax on a savings bank to the extent that the amounts paid as dividends do not exceed such saving bank's current or accumulated earnings and profits as calculated for federal income tax purposes. Stock redemptions, dividends paid in excess of a saving bank's current or accumulated earnings and profits as calculated for tax purposes, and other distributions made with respect to a savings bank's stock, however, are deemed under applicable provisions of the Code to be made from the savings bank's tax bad debt reserve. To the extent additions to a savings bank's bad debt reserves for qualifying real property loans deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the saving bank's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax consequences, be utilized for payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a savings bank to a shareholder is treated as made: first out of the savings bank's current and post-1951 accumulated earnings and profits; second out of the Excess; and third out of such other accounts as may be proper. To the extent a distribution to a shareholder by the savings bank is deemed paid out of its Excess under these rules, the Excess would be reduced and the savings bank's gross income for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the Excess. The amount of tax that would be payable upon any distribution which is being treated as having been made from a savings bank's bad debt reserve could result in a tax which is equal to approximately 50% of the amount of such distributions, unless offset by net operating losses. At June 30, 1994, the Bank had $19 million of tax-paid retained earnings from which cash dividends could be paid without causing any federal income tax to be paid by the Bank.

        Depending on the composition of its items of income and expense, a savings association may be subject to the alternative minimum tax. A savings association must pay an alternative minimum tax equal to the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid that is attributable to most preferences can be credited against regular tax due in later years.

        For federal income tax purposes, the Bank had been reporting its income and expenses on the accrual method of accounting. The Holding Company and its subsidiaries file consolidated federal income tax returns on a fiscal year basis. The Holding Company's and the Bank's federal income tax returns have not been audited in the last five years.

State Taxation

        For its taxable period beginning January 1, 1990, the Bank became subject to Indiana's new Financial Institutions Tax ("FIT"), which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by Section 63 of the Code and, thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications, the most notable of which is the required addback of interest that is tax-free for federal income tax purposes. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

        As a Delaware holding company, the Holding Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware.

Current Accounting Issues

        Accounting for Debt and Equity Securities. In 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are classified and accounted for as follows:

        Debt securities that the holder has the positive intent and ability to hold until maturity are classified as held for investment and reported at amortized cost. Securities that can be held for indefinite periods of time, including those that may be used in an asset/liability management strategy, are not classified as held for investment. This means that securities that could be sold in response to changing interest rates, changes in prepayment risks, increased loan demand, general liquidity needs, or other similar factors are not classified as held for investment. However, securities that are held for investment could be sold before they mature if the issuer's creditworthiness deteriorates significantly. Debt and equity securities classified as available for sale are reported at fair value, or marked to market. Unrealized gains and losses are not included in income and are reported as a separate component of equity. Debt and equity securities classified as held for current resale are classified as trading securities and reported at gains and losses included in income. Transfers between categories should be accounted for at fair value. For any sales or transfers of securities classified as held for investment, the cost basis, the realized gain or loss, and the circumstances leading to the decision to sell are disclosed. SFAS No. 115 was adopted by the Company on July 1, 1994. (See Note 2 of "Notes to Consolidated Financial Statements"). At that date, investment securities with an approximate carrying value of $6,718,000 and mortgage-backed securities with an approximate carrying value of $177,800,000 were reclassified as available for sale. These reclassifications resulted in a decrease in total stockholders' equity, net of taxes, of $1,844,000. All other investment and mortgage-backed securities were classified as "held to maturity" at June 30, 1994.

        At June 30, 1994, the book value of the Holding Company's investment and mortgage-backed securities exceeded the market value by $3.0 million. The Holding Company also had $9.6 million of mortgage loans held for sale at June 30, 1994.

        At the time of purchase of new securities, management of the Company makes a determination as to the appropriate classification of securities as available for sale or held to maturity. Debt and mortgage-backed securities purchased with the positive intent and ability to hold to maturity are classified as held to maturity. Securities may be transferred to held to maturity from available for sale. Other debt and mortgage-backed securities that will be held for indefinite periods of time, such as securities that may be sold in response to interest rate change or anticipated liquidity needs, are classified as available for sale.

        Accounting for Impairment of Loans. In 1993, FASB issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS No. 114"). The purpose of SFAS No. 114 is to eliminate inconsistencies in the accounting among different types of creditors for loans with similar collection problems by requiring a single method for measuring impaired loans. A loan is considered impaired when, based on current information and events it is probable that creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. A bank will measure certain impaired loans pursuant to SFAS No. 114 at a discounted amount on the balance sheet based on the present value amount of the expected future cash flows using the loan's effective interest rate. A valuation reserve should be recorded if the present value of the expected cash flows is less than the recorded amount of the loan. Formally restructured loans and loans evaluated as groups or pools of homogeneous loans (e.g. single family residence) are excluded from SFAS No.
114. In October, 1994, the FASB issued SFAS No. 118 ("SFAS No. 118"), entitled Accounting by Creditors of Impairment of Loan - Income Recognition and Disclosures. SFAS No. 118 amends the disclosure requirements in SFAS No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. The effective date of SFAS No. 114 and 118 is for fiscal years beginning after December 31, 1994. The Company will adopt SFAS No. 114 and 118 July 1, 1995, and management does not anticipate a material impact on earnings or financial condition as a result of adoption.

        Derivative Financial Statements and Fair Value Disclosures. In October, 1994, FASB issued SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments ("SFAS No. 119"). SFAS No. 119 requires disclosures about derivative financial instruments--futures, forward, swap and option contracts, and other financial instruments with similar characteristics (e.g., interest rate caps or floors and loan commitments). The definition of derivatives excludes all on-balance-sheet receivables and payables, including those that "derive" their values or cash flows from the price of another security or index, such as mortgage-backed securities, and interest-only and principal-only obligations.

        This Statement requires disclosures about amounts, nature and terms of derivatives that are not subject to SFAS No. 105 because they do not result in off-balance-sheet risk of accounting loss. It requires that distinction between the differing disclosure be made for financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than for trading. The required disclosures, either in the body of the financial statements or in the footnote, include the face or contract amount (or notional principal amount) and the nature and terms, including, at a minimum, a discussion of (1) the credit and market risk of those instruments, and (2) the cash requirements of those instruments, and (3) the related accounting policy.

        This Statement amends SFAS No. 105 and 107 to require disaggregation of information about financial instruments with off-balance-sheet risk of accounting loss and to require that fair value information be presented without combining, aggregating, or netting the fair values of derivatives with the fair value of nonderivatives and be presented together with the related carrying amounts in the body of the financial statements, a single footnote, or a summary table in a form that makes it clear whether the amounts represent assets or liabilities. The Company will adopt SFAS No. 119 effective June 30, 1995. The Company believes that SFAS No. 119 will not have a material impact on its financial position or results of operations.

        Accounting for Taxes. In February, 1992, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards No. 109 ("FAS 109"). FAS 109 adopts an asset and liability approach for financial accounting and reporting of income taxes which, among other things, will require companies to take into account changes in the tax rates when valuing the deferred income tax accounts recorded on the balance sheet. In addition, FAS 109 provides that a deferred tax liability or asset shall be recognized for the estimated future tax effects attributable to temporary differences and loss carryforwards. Temporary differences include differences between financial statement income and tax return income which are expected to reverse in future periods as well as differences between the tax bases of assets and liabilities and their amounts for financial reporting which are also expected to be settled in future periods. The accounting pronouncement also provides that to the extent a deferred tax asset is established which is not realizable, a valuation allowance shall be established against such asset.

        Among the provisions of FAS 109 impacting savings associations is the tax treatment of bad debt reserves. FAS 109 provides that a deferred tax asset is to be recognized for the bad debt reserve established for financial reporting purposes and requires a deferred tax liability to be recorded for increases in the tax bad debt reserve since January 1, 1988, the effective date of certain changes made by the Tax Reform Act of 1986 to the calculation of savings associations' bad debt deduction. The Holding Company adopted the Statement effective July 1, 1993. The cumulative effect of this accounting change increased 1994 operating results by $300,000.

Item 2.  Properties

        At June 30, 1994, the Bank conducted its business from its main office at 501 Main Street, Evansville, Indiana, and 15 branch offices. All offices are full-service offices.

        The table on the following page provides certain information with respect of the Holding Company's and the Bank's offices as of June 30, 1994. The total net book value of the premises and equipment at June 30, 1994, was $9.2 million.

                                                       Date          Net Book Value at
                                     Owned or        Acquired/          June 30, 1994
Location                              Leased          Leased         -----------------
- --------                             --------        ---------        (In Thousands)
501 Main
Evansville, IN                        Owned             1963              $2,872

300 Second Street
Henderson, KY                         Owned             1949               1,093

4451 First Avenue
Evansville, IN                        Owned             1968                 226

7722 State Highway 66
Newburgh, IN                          Owned             1978                 226

707 N. St. Joe
Evansville, IN                        Owned             1978                 256

400 Southwind Plaza
Mt. Vernon, IN                        Owned             1976                 124

499 N. Green River Road
Evansville, IN                        Owned             1983                 624

1102 Newton Street
Jasper, IN                            Owned             1979                 137

107 S. Hart
Princeton, IN                         Owned             1983                 489

435 Washington Street
Columbus, IN                          Owned             1986(1)              368

2177 Twenty-Fifth Street
Columbus, IN                          Owned             1986(1)              213

811 E. Mulberry
Ft. Branch, IN                        Owned             1987                 414

25 Public Square
Shelbyville, IN                       Owned             1989(1)              534

Highway 41 and Marywood Drive
Henderson, KY                    Leased - expires       1976                  57
                                 January 1996 (2)

1300 S. Green River Road
Evansville, IN                    Leased - expires      1990                 ---
                                   August 1998 (2)

631 Market Street
Mt. Carmel, IL                       Owned              1991                 187

__________________
(1)  Acquired through merger.
(2) Lease expiration dates represent the Bank's final renewal option dates, if applicable.

        The Bank maintains an on-line data base of depositor and borrower customer information. The net book value of the data processing and computer equipment utilized by the Bank at June 30, 1994, was $198,000.

Item 3. Legal Proceedings

        The Holding Company and its subsidiaries are involved as plaintiff or defendant in various actions arising in the normal course of their businesses. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel, that the resolution of these proceedings should not have a material effect on the Holding Company's consolidated financial position.

Item 4.  Submission of Matters to a Vote of Security Holders

        No matter was submitted to a vote of the Holding Company's shareholders during the quarter ended June 30, 1994.

Item 4.5  Executive Officers of the Registrant

        Presented below is certain information regarding the executive officers of the Holding Company:

Name                    Positions With Holding Company and the Bank
- ----                    -------------------------------------------
Donald A. Rausch        Chairman of the Board, President and Chief Executive
                        Officer of the Holding Company and the Bank

Ennis R. Griffith       Senior Vice President, Chief Financial Officer, and
                        Secretary/Treasurer of the Holding Company and the Bank

Terry G. Johnston       Senior Vice President, Lending Operations Officer of the
                        Holding Company and the Bank.

Paul E. Wargel          Senior Vice President, Residential Lending Manager of
                        the Bank

J. Ray Justice          Vice President/Administration of the Bank

Steven E. Fowler        Vice President/Financial Services of the Bank

        Donald A. Rausch. (Age 63) Mr. Rausch is Chairman of the Board, President and Chief Executive Officer of the Holding Company and the Bank. He joined the Bank in 1956 as a loan officer, became Executive Vice President in 1968 and President and Chief Executive Officer in 1971. Mr. Rausch is a past director of the FHLB of Indianapolis and served on the Executive Committee of the United States League of Savings Institutions from November 1987 to November 1990. He is a past chairman of the Indiana League of Savings Institutions. Mr. Rausch has been a director of Southern Indiana Gas and Electric Company since 1981.

        Ennis R. Griffith. (Age 51) Mr. Griffith is the Chief Financial Officer of the Holding Company and the Bank, manages its investment and mortgage-backed securities portfolio and is responsible for accounting functions. He has held his current position since 1984. He also serves as Corporate Secretary and Treasurer of the Holding Company and the Bank. Mr. Griffith joined the Bank in 1974.

        Terry G. Johnston. (Age 52) Mr. Johnston joined the Bank in July 1990 as the Bank's senior lending officer. He is responsible for all Holding Company lending operations, including real estate, consumer and commercial lending. Prior to joining the Bank, he was a Senior Vice President and Division Manager of Bank One, Richmond, Indiana, for 13 years.

        Paul E. Wargel. (Age 59) Mr. Wargel is responsible for origination and supervision of the Bank's one- to four-family residential lending, a position he has held since June 1990. Mr. Wargel previously managed the Bank's home office mortgage origination functions. He has been with the Bank since 1957.

        J. Ray Justice. (Age 56) Mr. Justice is responsible for the Bank's Human Resources functions, management of properties used for Bank operations and the Bank's branch office network. Mr. Justice has held his current positions since 1982. He joined the Bank in 1968.

        Steven E. Fowler. (Age 46) Mr. Fowler is responsible for the funds acquisition functions of the Bank. He manages the development of deposit products, annuity/securities sales operations and marketing activities. He joined the Bank in 1972.

                                    PART II

Item 5.  Market for Registrant's Common Equity and Related Stockholder
         Matters

        The Bank converted from a federal mutual savings bank to a federal stock savings bank effective October 30, 1991 (the "Conversion") and simultaneously formed a savings and loan holding company, UF Bancorp, Inc. The Holding Company's common stock, $.01 per share par value ("Common Stock"), is quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ"), National Market System, under the symbol "UFBI." The following table sets forth the high and low prices, as reported by NASDAQ, for the quarters indicated. Such over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The table also sets forth dividends per share paid during such quarters.

                                 Price Range
                                 -----------       Dividends
      Quarter Ended            High       Low      Per Share
      -------------            ----       ---      ---------
      September 30, 1992     $17 5/8    $15           .10

      December 31, 1992       19         16 1/4       .11

      March 31, 1993          22 5/8     17 7/8       .11

      June 30, 1993           22 3/4     19 1/4       .11

      September 30, 1993      27 3/4     22 3/4       .11

      December 31, 1993       28 1/2     22 1/2       .125

      March 31, 1994          26 1/4     23           .125

      June 30, 1994           29 1/4     22 1/2       .125

        It is currently the policy of the Holding Company's Board of Directors to continue to pay quarterly dividends at this rate, but any future dividends are subject to the Board's discretion based on its consideration of the Holding Company's operating results, financial condition, capital, income tax considerations, regulatory restrictions and other factors.

        Since the Holding Company has no independent operations or other subsidiaries to generate income, its ability to accumulate earnings for the payment of cash dividends to its shareholders is directly dependent upon the earnings on its investment securities and ability of the Bank to pay dividends to the Holding Company.

        Under OTS regulations, a converted savings association may not declare or pay cash dividends if the effect would be to reduce its net worth below the amount required for the liquidation account created at the time it converted. In addition, under OTS regulations, the extent to which a savings association may make a capital distribution, which includes, among other things, cash dividends, will depend upon in which one of three categories, based upon levels of capital, that savings association is classified. The Bank is a Tier one institution and therefore would be able to pay cash dividends to the Holding Company during any calendar year up to 100% of its net income during that calendar year plus the amount that would reduce by one half its surplus capital ratio (the excess over its fully phased-in capital requirements) at the beginning of the calendar year. See "Regulation -- Capital Distributions Regulation." Prior notice of any dividend to be paid by the Bank to the Holding Company will have to be given to the OTS.

        Income of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes is not available for payment of cash dividends or other distributions to the Holding Company without the payment of federal income taxes by the Bank on the amount of such income deemed removed from the reserves at the then-current income tax rate. At June 30, 1994, approximately $8.2 million of the Bank's retained income represented bad debt deductions for which no federal income tax provision had been made. See "Taxation -- Federal Taxation."

        Unlike the Bank, generally there is no regulatory restriction on the payment of dividends by the Holding Company. Delaware law, however, generally limits dividends of the Holding Company to an amount equal to the excess of its net assets (the amount by which total assets exceed total liabilities) over its paid-in capital or, if there is no such excess, to its net profits for the current and immediately preceding fiscal year.

Item 6.  Selected Consolidated Financial Data

                                                           Year Ended June 30,
                                         -----------------------------------------------------------
                                             1994        1993         1992        1991        1990
                                         ----------  -----------  -----------  ----------  ----------
                                                    (In Thousands Except Per Share Data)
Selected Financial Data:
Total assets.........................    $503,883     $489,526      $470,677    $460,766   $430,848
Loans receivable, net................     167,917      179,096       193,798     210,251    221,056
Mortgage backed securities...........     243,563      244,322       176,018     165,556    149,697
Investment securities................      26,544        6,723         3,288       6,132     13,272
Deposits.............................     382,916      381,712       390,751     400,576    377,033
FHLB advances........................      68,800       58,000        31,000      32,000     26,000
Stockholders' equity.................      46,385       44,519        41,803      22,890     20,632
Per share:
  Book value...................             29.11        26.54         23.76

Selected Operations Data:
Interest income......................    $ 31,852     $ 35,791      $ 39,600    $ 40,307   $ 39,238
Interest expense.....................      18,520       20,727        26,419      29,836     30,404
                                         --------     --------      --------    --------   --------
  Net interest income................      13,332       15,064        13,181      10,471      8,834
Provision for loan losses............         914          285           231         391        319
                                         --------     --------      --------    --------   --------
Net interest income after provision
  for loan losses....................      12,418       14,779        12,950      10,080      8,515
Mortgage loan origination fees.......       3,724        4,457         6,112       2,297      2,265
Loan servicing fees..................       1,977        1,583           624         432        447
Service charges on deposit accounts..         819          755           704         650        592
Insurance commissions................         255          635           537         346        314
Gain on sale of subsidiary...........         962          747            --          --         --
Other operating income...............         394          256           297         168        261
Other expenses.......................     (14,798)     (15,168)      (13,744)    (10,442)    (9,909)
                                         --------     --------      --------    --------   --------
  Income before income taxes and
   change in accounting method.......       5,751        8,044         7,480       3,531      2,485
Income tax expense...................       2,072        3,094         2,735       1,273        759
                                         --------     --------      --------    --------   --------
Net income before change in
  accounting method..................       3,679        4,950         4,745       2,258      1,726
                                         --------     --------      --------    --------   --------
Cumulative effect of
  accounting change..................         300           --            --          --         --
                                         --------     --------      --------    --------   --------
Net income...........................    $  3,979     $  4,950      $  4,745    $  2,258   $  1,726
                                         ========     ========      ========    ========   ========
Per share:
  Net income before cumulative
    effect of accounting change......       $2.14        $2.74            (1)
  Net income.........................        2.31         2.74            (1)
  Cash dividends.....................         .49          .43          $.10

                                                           Year Ended June 30,
                                         ------------------------------------------------------------
                                             1994        1993         1992        1991        1990
                                         ----------  -----------  -----------  ----------  ----------
Other Data:
Interest rate spread information:
  Average during period..............        2.56%        2.95%         2.65%       2.33%       2.02%
  At end of period...................        2.71         3.12          2.88        2.63        2.07
Net interest margin (2)..............        2.86         3.27          2.95        2.52        2.21
Net interest income to operating
  expenses (excluding the mortgage
  banking subsidiaries)..............         .92x        1.68x         1.49x       1.33x       1.17x
Average interest-earning assets to
  average interest-bearing
  liabilities........................        1.08%        1.07%         1.05%       1.03%       1.02%
Non-performing assets to total
  assets at end of period (3)........         .33          .43           .42         .59         .66
Return on assets (net income to
  average assets)....................         .80         1.02          1.00         .51         .41
Net income to average equity.........        8.69        11.42         13.60       10.38        8.73
Stockholders' equity to total assets
  (end of period)....................        9.21         9.09          8.88        4.97        4.79
Average stockholders' equity to average
  total assets.......................        9.25         8.89          7.35        4.94        4.67
Operating expenses to average total
  assets (excluding the mortgage.....
  banking subsidiary)................        2.24         1.80          1.86        1.77        1.72
Operating expenses to average total
  assets (including the mortgage
  banking subsidiary)................        2.99         3.11          2.90        2.34        2.34
Number of full-service offices.......          16           16            16          16          15
Number of NOW and checking accts.....      19,672       18,751        17,997      16,256      15,723
Number of other deposit accounts.....      39,006       40,018        42,522      45,752      46,037
Mortgage loans serviced for others
  (in thousands).....................    $661,980     $787,270      $448,995    $164,629     $84,626

- -------------------------------------
(1) Common Stock was issued in the conversion of the Bank to stock form on October 30, 1991. Net income per share is not meaningful because shares were outstanding for only a portion of the year.
(2) Net interest income divided by average interest-earning assets.
(3) Loans that are 90 days or more delinquent, non-performing investment and mortgage-backed securities (of which the Bank has had none during the periods indicated), as well as foreclosed assets.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation

General

        The Company was formed as part of the conversion of the Bank from a federal mutual savings bank to a federal stock savings bank and is a unitary savings and loan holding company. The Company has no other business activity other than being the holding company for the Bank and its subsidiaries.

        The Company's net income is primarily dependent upon the difference (or "spread") between the average yield earned on loans, mortgage-backed securities and investments and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

        The Company's interest expense is a product of the interest paid on deposits and borrowed funds. The Company emphasizes and promotes consumer checking and NOW accounts principally from its market area. These types of deposits tend to be less susceptible to rapid changes in volume and interest rate.

        In January 1993, the Company formed a new mortgage banking subsidiary based in Virginia, Union Financial Corp. (UFC), and effective May 31, 1993, sold its California mortgage banking subsidiary, Union Security Mortgage (USM).

        The Company's net income is also affected by, among other things, gains and losses on sales of foreclosed property, provisions for loan losses, service charge fees and subsidiary activities, operating expenses and income taxes. Additionally, net income is also affected by the risks inherent in the operations of the mortgage banking subsidiary. These risks are, among other things, (i) the effect of changing economic conditions and interest rates on loan demand; (ii) fluctuating interest rates; and (iii) significant changes in the secondary mortgage market, including the operations, level of activity or underwriting criteria of the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association. Moreover, the mortgage banking subsidiary has, in the normal course of its business, commitments to fund loans and commitments to sell loans each of which has off-balance sheet risk which ultimately may affect the Company's net income. In addition, UFC and the Bank are subject to certain repurchase obligations or potential liability for loans sold by UFC and USM if certain representations and warranties made to the purchaser at the time of sale prove false. See "Comparison of Years Ended June 30, 1994 and June 30, 1993 - Other Expenses."

        The Company's operating strategy over the past several years has been to strengthen capital and increase profitability, while controlling interest rate risk and credit risk, and also attempting to increase its loans serviced for others.

Asset Quality

        The Company has historically maintained a high level of quality assets. Non-performing assets (including repossessed assets), as a percentage of total assets, were .33% at June 30, 1994, and .43% at June 30, 1993. Of the Company's $1.6 million of non-performing assets at June 30, 1994, the largest single asset was a single family home with a book value of $574,000, and no other single asset (or group of related assets) exceeded $321,000 in book value. Management believes that the Company's favorable asset quality results from its emphasis on the origination and purchasing of loans secured by one- to four-family, owner-occupied homes and on the purchase of mortgage-backed securities secured by similar types of loans as well as from favorable economic conditions which have prevailed in its market area. At June 30, 1994, approximately 88% of the Bank's loan and mortgage-backed securities portfolio consisted of one- to four-family mortgage loans (exclusive of construction loans) and mortgage-backed securities.

Asset/Liability Management

        The Company's asset/liability management is primarily dependent on the Bank's asset/liability management which has been directed since the early 1980s toward reducing its exposure to fluctuations in interest rates. At June 30, 1994, the Bank's cumulative one-year gap was a positive 20.5%. The effect of this positive one year interest rate sensitivity gap position is to tend to minimize the extent to which the Bank's operations are negatively affected by increases in interest rates. Consequently, a general rise in interest rates may not reduce net interest income to the extent that might occur if the Bank's balance sheet was more evenly matched. Despite its positive interest rate sensitivity gap position, it is still possible for the Bank to be adversely affected by changes in interest rates.

        A positive gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within such period is greater than the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in a rising interest rate environment, an institution with a positive gap generally experiences a greater increase in the yield on its assets than in the cost of its liabilities. Conversely, a falling interest rate environment will generally have an unfavorable impact on an institution with a positive gap because its cost of funds will generally decrease less rapidly than the yield on its assets. Changes in interest rates generally have the opposite effect on an institution with a negative gap. A rising interest rate environment imposes risks on an institution with a negative gap, because the increased interest cost of its liabilities generally will exceed the increased yield on its assets.

        The Bank's asset/liability management strategy emphasizes the holding of adjustable rate loans and adjustable rate mortgage-backed securities in its portfolio. In addition, other loans are originated and fixed rate mortgage-backed securities are purchased which have shorter terms to maturity or reprice more frequently than do long term fixed rate mortgage loans, yet which provide a positive margin over the Bank's cost of funds. At June 30, 1994, adjustable rate loans and adjustable rate mortgage-backed securities totaled $260.3 million, or 63% of the Bank's total loan and mortgage-backed securities portfolio. In response to customer demand, however, the Bank has continued to originate fixed rate mortgage loans. To the extent the Bank can maintain its positive interest rate sensitivity gap, management does not believe this decision will have a material effect on its operating results and intends to continue to hold fixed rate products in its portfolio.

        The Bank has also emphasized retail checking accounts, which generally are considered to be low interest rate, long term core deposits. At June 30, 1994, checking account deposits totaled $68.9 million, or 18.0% of total deposits. In recent years, the Bank has not engaged in the purchase or sale of financial futures, options or interest rate swaps as part of its asset/liability management strategies.

        In preparing the table below, it has been assumed that: (i) adjustable-rate first mortgage loans will prepay at a rate of 18% per year; (ii) fixed-maturity deposits will not be withdrawn prior to maturity; and (iii) other deposits are withdrawn or reprice as follows: passbook accounts at the rate of 17% within one year, 25.8% between one and three years, 16.8% between three and five years, and 40.4% over five years; transaction accounts at the rate of 37% within one year, 33.9% between one and three years, 9.1% between three and five years, and 20% over five years; and money market accounts at the rate of 79% within one year, 11% between one and three years, 5.2% between three and five years and 4.8% over five years.

        Weighted average interest rates have been calculated for fixed-rate first mortgage loans and mortgage-backed securities based on contractual maturities within the following categories: 1 month; 2 months; 3 months; 4 months; 5 months; 6 months; greater than 6-9 months; greater than 9 months - 1 year; greater than 1-3 years; greater than 3-5 years; greater than 5-10 years; greater than 10-20 years; and greater than 20 years. Using these classifications, fixed-rate mortgage loans and mortgage-backed securities are assumed to prepay annually as follows:

      Weighted Average            Prepayment
      Interest Rate:              Assumption
      --------------              ----------
      Less than 8.00%............    9.00%
       8.00 to  8.99%............   15.00
       9.00 to  9.99%............   24.00
      10.00 to 10.99%............   35.00
      11.00 and over.............   49.00

        The effect of these assumptions is to quantify the dollar amount of items that are interest-sensitive and can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (i) the rate of interest to be paid on an asset or liability may adjust periodically on the basis of an index; (ii) an asset or liability such as a mortgage loan may amortize, permitting reinvestment of cash flows at the then-prevailing interest rates; or
(iii) an asset or liability may mature, at which time the proceeds can be reinvested at current market rates. The following table does not necessarily indicate the impact of general interest rate movements on the Bank's net interest yield because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Bank's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes.

                                                                           At June 30, 1994
                                              -------------------------------------------------------------------------
                                                                         Maturing or Repricing
                                              -------------------------------------------------------------------------
                                                1-3        4-12                                    Over
                                              Months      Months      1-3 Yrs.      3-5 Yrs.      5 Years        Total
                                              ------      ------      --------      --------      -------        -----
                                                 (Dollars in Thousands)
Fixed rate one- to four-family
  (including mortgage-backed securities),
  commercial real estate and
  construction loans.......................   $ 15,053    $ 21,015    $ 40,507      $16,628       $38,170      $131,373
Adjustable rate one- to four-family
  (including mortgage-backed
  securities), commercial real estate
  and construction loans...................     92,823     167,503           0            0             0       260,326
Commercial business loans..................      1,185       1,309       1,511          179           107         4,291
Consumer loans.............................      7,006       2,304       4,810        5,328           243        19,691
Advances collateralized by loans
  held for sale............................      9,623           0           0            0             0         9,623
Investment securities and other............     16,203       5,496       5,210       10,000         7,101        44,010
                                              --------    --------    --------      -------       -------      --------
    Total interest-earning assets..........    141,893     197,627      52,038       32,135        45,621       469,314
                                              --------    --------    --------      -------       -------      --------
Deposits:
  Passbook and statement accounts..........      2,539       7,167      14,746        9,613        23,039        57,104
  NOW and Money Market Accounts............     17,352      35,568      21,630        3,281         6,941        84,772
  Certificates of Deposit..................     53,696      75,888      76,739       22,899         1,116       230,338
                                              --------    --------    --------      -------       -------      --------
    Total interest-bearing deposits........     73,587     118,623     113,115       35,793        31,096       372,214
FHLB advances..............................     48,000           0      20,000            0           800        68,800
                                              --------    --------    --------      -------       -------      --------
    Total interest-bearing liabilities.....    121,587     118,623     133,115       35,793        31,896       441,014
                                              --------    --------    --------      -------       -------      --------
Interest-earning assets less interest-
  bearing liabilities......................   $ 20,306    $ 79,004    $(81,077)     $(3,658)      $13,725      $ 28,300
                                              ========    ========    ========      =======       =======      ========
Cumulative interest rate
  sensitivity gap..........................   $ 20,306    $ 99,310    $ 18,233      $14,575       $28,300
                                              ========    ========    ========      =======       =======
Cumulative interest rate sensitivity gap
  as percentage of total assets at
  June 30, 1994............................       4.20%      20.53%       3.77%        3.02%         5.85%
Cumulative interest rate sensitivity gap
  as percentage of total assets at
  June 30, 1993............................       4.25       16.80       (2.96)       (8.20)         4.79
Cumulative interest rate sensitivity gap
  as percentage of total assets at
  June 30, 1992............................         --       13.23        (.10)       (4.88)         5.11
Cumulative interest rate sensitivity gap
  as percentage of total assets at
  June 30, 1991............................         --        5.37       (7.97)       (9.33)         1.04

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage ("ARM") loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Results of Operations

        Average Balances, Interest Rates and Yields. The following table presents for the Company for the periods indicated the average balance sheet including the average balances of each category of interest-earning assets, together with resultant yields, and interest-bearing liabilities, together with the net interest margin. The table does not reflect any effect of income taxes. The average loan balances include the balances of non-accruing loans. The yields and costs for the periods indicated include fees which are considered adjustments to yield.

                                                                          Year Ended June 30,
                                                     1994                         1993                           1992
                                        ----------------------------  ----------------------------  ----------------------------
                                          Average    Interest           Average   Interest            Average    Interest
                                        Outstanding   Earned/ Yield/  Outstanding  Earned/  Yield/  Outstanding  Earned/  Yield/
                                          Balance      Paid    Rate     Balance      Paid    Rate     Balance     Paid     Rate
                                        -----------  --------  -----  -----------  -------  ------  ------------  -------- -----
                                                                          (Dollars in Thousands)

Interest-earning assets:
  Loans.........................          $176,310    $14,742   8.36%   $189,713   $17,049   8.99%   $205,162   $20,472    9.98%
  Mortgage-backed securities....           234,634     13,978   5.96     200,570    14,164   7.06     165,626    13,500    8.15
  Investment securities.........             8,214        412   5.02       5,472       242   4.42       6,278       451    7.18
  Other interest-earning assets.            47,159      2,720   5.77      65,184     4,336   6.65      69,960     5,177    7.40
                                          --------    -------   ----    --------   -------   ----    --------   -------    ----
  Total interest-earning assets.           466,317     31,852   6.83     460,939    35,791   7.76     447,026    39,600    8.86
                                          --------    -------   ----    --------   -------   ----    --------   -------    ----
Other assets....................            28,496                        26,460                       26,686
                                          --------                      --------                     --------
     Total assets...............          $494,813                      $487,399                     $473,712
                                          ========                      ========                     ========
Interest-bearing liablilities:
  NOW and Money Market Accounts.         $  85,498      2,493   2.92    $ 78,897     2,584   3.28    $ 68,155     3,126    4.59
  Passbook Accounts.............            55,625      1,436   2.58      44,749     1,461   3.26      34,742     1,570    4.52
  Certificates of Deposit.......           233,518     11,152   4.78     249,919    13,284   5.32     288,917    19,061    6.60
                                         ---------    -------   ----    --------   -------   ----    --------   -------    ----
  Total deposits................           374,641     15,081   4.03     373,565    17,329   4.64     391,814    23,757    6.06
  FHLB advances.................            58,939      3,439   5.83      57,741     3,398   5.88      33,371     2,662    7.98
                                         ---------    -------   ----    --------   -------   ----    --------   -------    ----
  Total interest-bearing
    liabilities.................           433,580     18,520   4.27     431,306    20,727   4.81     425,185    26,419    6.21
                                         ---------    -------   ----    --------   -------   ----    --------   -------    ----
Non-interest bearing liabilities            15,469                        12,779                       13,695
Stockholders' equity............            45,764                        43,314                       34,832
                                         ---------                      --------                     --------
Total liabilities and
  stockholders' equity..........          $494,813                      $487,399                     $473,712
                                         =========                      ========                     ========
Net interest income/interest
  rate spread...................                      $13,332   2.56%              $15,064   2.95%              $13,181    2.65%
                                                      =======   ====               =======   ====               =======    ====
Net interest margin(1).........                                 2.86%                        3.27%                         2.95%
                                                                ====                         ====                          ====
Average interest-earning assets
 to average interest-bearing
 liabilities....................              1.08                        1.07                           1.05
                                         =========                    ========                       ========
__________________
(1)     Net interest margin is net interest income divided by average interest-earning assets.

Rate/Volume Analysis of Net Interest Income

        The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate (i.e., changes in rate multiplied by prior volume) and (ii) changes in volume (i.e., changes in volume multiplied by prior rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                      Year Ended June 30                              Year Ended June 30
                                          ---------------------------------------------   -----------------------------------------
                                                         1994 vs. 1993                                  1993 vs. 1992
                                          ---------------------------------------------   -----------------------------------------
                                                  Increase                                        Increase
                                                 (Decrease)                                      (Decrease)
                                                   Due to                   Total                  Due to                  Total
                                          -------------------------        Increase       --------------------------     Increase
                                           Volume            Rate         (Decrease)        Volume           Rate       (Decrease)
                                          -------          --------      ------------     ----------       ---------   -------------
                                                                           (Dollars in Thousands)
Interest-earning assets:
  Loans................................   ($1,200)          ($1,107)        ($2,307)        ($1,543)        ($1,880)        ($3,423)
  Mortgage-backed securities...........     2,542            (2,728)           (186)          2,857          (2,193)            664
  Investment securities................       121                49             170             (58)           (151)           (209)
  Other interest-earning assets........    (1,200)             (416)         (1,616)           (353)           (488)           (841)
                                          -------          --------      ----------       ---------        --------    ------------
     Total interest-earning assets.....       263            (4,202)         (3,939)            903          (4,712)         (3,809)
                                          -------          --------      ----------       ---------        --------    ------------
Interest-bearing liabilities:
  NOW and Money Market Accounts........       217              (308)            (91)            494          (1,036)           (542)
  Passbook Savings.....................       386              (411)            (25)            440            (549)           (109)
  Certificates of Deposit..............      (872)           (1,260)         (2,132)         (2,576)         (3,201)         (5,777)
                                          -------          --------      ----------       ---------        --------    ------------
    Total deposits.....................      (269)           (1,979)         (2,248)         (1,642)         (4,786)         (6,428)
  FHLB advances........................        72               (31)             41           1,956          (1,220)            736
                                          -------          --------      ----------       ---------        --------    ------------
    Total interest-bearing liabilities.      (197)           (2,010)         (2,207)            314          (6,006)         (5,692)
                                          -------          --------      ----------       ---------        --------    ------------
  Increase (decrease) in net
    interest income....................    $  460           ($2,192)        ($1,732)         $  589          $1,294         $ 1,883
                                          =======          ========      ==========       =========        ========    ============

     The following table presents the yields received on loans, investments and other interest-earning assets, the rates paid on savings deposits and borrowings and the resultant interest rate spreads at the dates and for the periods indicated. Weighted average balances are based on average daily balances.

                                                          At June 30,
                                                 ----------------------------
                                                 1994        1993        1992
                                                 ----        ----        ----
Weighted average yield on:
  Loans receivable.............................  7.89%       8.60%       9.35%
  Mortgage-backed securities...................  6.29        6.98        8.18
  Investment securities........................  6.51        4.60        5.24
  Other interest-earning assets................  5.66        6.12        6.78
                                                 ----        ----        ----
    Total interest-earning assets..............  6.84        7.55        8.46
                                                 ----        ----        ----

Weighted average rate paid on:
  NOW and Money Market Accounts................  2.57        3.15        3.94
  Passbook Savings.............................  2.75        3.10        4.00
  Certificates of Deposit......................  4.60        4.92        5.93
                                                 ----        ----        ----
    Total interest-bearing deposits............  3.82        4.30        5.36

  FHLB advances and other borrowings...........  5.83        5.28        8.31
                                                 ----        ----        ----
    Total interest-bearing liabilities.........  4.13        4.43        5.58
                                                 ----        ----        ----
Spread.........................................  2.71%       3.12%       2.88%
                                                 ====        ====        ====

                                                     Year Ending June 30,
                                                 ----------------------------
                                                 1994        1993        1992
                                                 ----        ----        ----
Average yield on:
  Loans receivable.............................  8.36%       8.99%       9.98%
  Mortgage-backed securities...................  5.96        7.06        8.15
  Investment securities........................  5.02        4.42        7.18
  Other interest-earning assets................  5.77        6.65        7.40
                                                 ----        ----        ----
    Total interest-earning assets..............  6.83        7.76        8.86
                                                 ----        ----        ----
Average rate paid on:
  NOW and Money Market Accounts................  2.92        3.28        4.59
  Passbook Savings.............................  2.58        3.26        4.52
  Certificates of Deposit......................  4.78        5.32        6.60
                                                 ----        ----        ----
    Total interest-bearing deposits............  4.03        4.64        6.06
  FHLB advances and other borrowings...........  5.83        5.88        7.98
                                                 ----        ----        ----
    Total interest-bearing liabilities.........  4.27        4.81        6.21
                                                 ----        ----        ----
Spread.........................................  2.56        2.95        2.65
                                                 ----        ----        ----
Net interest margin (net interest earnings
  divided by average interest-earning assets)..  2.86%       3.27%       2.95%
                                                 ====        ====        ====

Condensed Consolidating Income Statement

     The following are condensed consolidating income statements for the years ended June 30, 1994 and 1993, showing the operations of the Company, the Bank and other subsidiaries ("Company and other subsidiaries") separately from the operations of the mortgage banking subsidiaries, Union Financial Corp. ("UFC") and Union Security Mortgage, Inc. ("USM"). USM was sold effective May 31, 1993 while UFC began operations in January, 1993. The loan servicing portfolio of USM of approximately $720 million was transferred to Union Federal immediately prior to the sale. Loan servicing income and the related servicing expense of USM was $1,250,000 and $423,000, respectively, for the year ended June 30, 1993.

                                                   Year Ended                                 Year Ended
                                                  June 30, 1994                              June 30, 1993
                                       ---------------------------------    -------------------------------------------
                                         Company                              Company
                                        and other                            and other
                                       Subsidiaries      UFC      Total     Subsidiaries     USM       UFC       Total
                                       ------------    ------     -----     ------------   ------    ------      -----
                                                                      (In Thousands)
Net interest income...............       $13,266       $   66    $13,332      $14,728      $  344    $   (8)    $15,064
  Provision for loan losses.......           914           --        914          285          --        --         285
                                         -------       ------    -------      -------      ------    ------     -------
Net interest income after
  provision for loan losses.......        12,352           66     12,418       14,443         344        (8)     14,779
                                         -------       ------    -------      -------      ------    ------     -------
Other income......................         4,442        3,689      8,131        3,297       4,786       350       8,433
Other expenses....................        11,087        3,711     14,798        8,748       5,829       591      15,168
                                         -------       ------    -------      -------      ------    ------     -------
Income (loss) before taxes........         5,707           44      5,751        8,992        (699)     (249)      8,044
Income taxes......................         2,057           15      2,072        3,328        (150)      (84)      3,094
                                         -------       ------    -------      -------      ------    ------     -------
Net income (loss) before change
  in accounting method............         3,650           29      3,679        5,664        (549)     (165)      4,950
Change in accounting
  method..........................           300           --        300           --          --        --          --
                                         -------       ------    -------      -------      ------    ------     -------
Net income (loss).................       $ 3,950       $   29    $ 3,979      $ 5,664      $ (549)   $ (165)    $ 4,950
                                         =======       ======    =======      =======      ======    ======     =======


          COMPARISON OF YEARS ENDED JUNE 30, 1994 AND JUNE 30, 1993.

     General. Total assets were $503.9 million at June 30, 1994 compared to $489.5 million at June 30, 1993. This $14.4 million increase resulted primarily from increases in investment securities of $19.8 million and cash and cash equivalents of $6.0 million, partially offset by decreases in loans of $11.2 million. The increase in assets was funded primarily by an increase in FHLB advances of $10.8 million and the net earnings for the year of approximately $4.0 million.

     Net income decreased $971,000 or 19.6% to $3,979,000 or $2.31 per share for the year ended June 30, 1994 compared to $4,950,000 or $2.74 per share for the prior year. The 1994 figures include a $300,000 or $.17 per share increase resulting from the cumulative effect of the Company's adoption of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, in the first quarter of the fiscal year 1994. Net income of $3,679,000 or $2.14 per share before the accounting change was down $1,271,000 or 25.7% from the prior year's figure. Because of a lesser amount of average shares outstanding, net income on a per share basis was down $.60 or 21.9%. UFC had net income of $29,000 in fiscal 1994 compared to a net loss of $165,000 in fiscal 1993, while USM, which was sold effective May 31, 1993, had a net loss of $549,000 in fiscal 1993. (See "Condensed Consolidating Income Statement"). As discussed in more detail below, this $743,000 increase in net after tax income of the Company's mortgage banking subsidiaries was offset at the other Company operations by a $1,462,000 decrease in interest income over interest expense and an increase in other expense of $2,339,000 offset by an increase in other income of $1,145,000 and a decrease in income taxes of $1,022,000. (See "Condensed Consolidated Income Statement").

     Interest Income. The $3,939,000 decrease in interest income in fiscal 1994 was primarily the result of a decrease in average yield on earning assets to 6.83% from 7.76% the prior year, which more than offset the increased earnings on the $5.4 million increase in average interest earning assets. While market interest rates have recently risen, the decrease in yield was due to prior market declines in interest rates which caused: (1) rates on the adjustable rate loans and mortgage-backed securities in the Company's portfolio to decrease; and
(2) a continuing increased level of prepayments of the higher rate fixed rate loans and mortgage-backed securities which could be replaced only with items paying lesser rates.

    Interest Expense. Although average deposits increased $1.1 million, deposit interest expense declined by $2,248,000 as a result of a decline in the average rates paid on total deposits to 4.03% from 4.64% and a decline in the average balance of certificates of deposit of $16.4 million. (Certificates of Deposit generally pay higher rates than other types of deposits such as passbook accounts and checking accounts.)

    Provision for Loan Losses. The Company provided $914,000 for loan losses for the year ended June 30, 1994. This amount was provided primarily because of the increased risks related to eight California loans with a principal balance of $1,444,000 at June 30, 1994, repurchased by USM or the Bank pursuant to obligations based on representations and warranties made to the purchasers of such loans and because of concerns about three large credits with a principal balance of $5,159,000 at June 30, 1994. With net charge-offs and recoveries of $179,000 during the year, the allowance for loan losses increased from $800,000 to $1,535,000. With this $735,000 increase in allowance for loan losses and with non-performing loans declining to $168,000 at June 30, 1994, from $426,000 at the prior year end, the ratio of allowance for loan losses to non-performing loans increased to 914% at June 30, 1994 compared to 188% at June 30, 1993. The allowance for loan losses to net total loans was .91% at June 30, 1994 compared to .45% at June 30, 1993. The Company believes the allowance for loan losses to be adequate under its circumstances.

    Other Income. Other income declined a net $302,000 for the year ended June 30, 1994 from fiscal 1993. The primary components of the decline were decreases of mortgage loan origination fees of $733,000 and insurance commissions of $380,000 offset by increases in loan servicing fees of $394,000, gain on sale of subsidiary of $215,000 and gain on sale of consumer loans of $150,000.

    Mortgage loan origination fees include fees received from closing loans, fees received for the sale of loans on a "servicing released" basis, and gains from the sale of loan servicing rights. While fiscal 1994 includes $575,000 in gains from UFC's sale of approximately $50 million of loan servicing rights on loans which were originally sold "servicing retained", mortgage loan origination fees declined because of an overall decrease in total loan sales production. (See following table.)


                Loan Sales Of The Mortgage Banking Subsidiaries
                                (In Thousands)

    Year                   Servicing       Servicing
    Ending                 Retained        Released          Total
    ------                 ---------       ---------         -----

    June 30, 1994 (1)       $ 85,580        $327,549        $413,129
    June 30, 1993 (2)       $394,192        $228,654        $622,846
___________
(1) 100% are sales of UFC.
(2) 100% are sales of USM, which was sold effective May 31, 1993.


    Insurance commissions are primarily fees the Company receives from various insurance companies on the sale of tax deferred annuity products. The Company believes the sales volume has declined from prior year's volumes because of a combination of a decline in the interest rates offered by the insurance companies and new local competition from several financial institutions.

    Loan servicing fees increased because of an increase in the average loan servicing portfolio to $719 million for fiscal 1994 from $627 million average the prior year.

    On May 31, 1993, the Bank sold the operations and stock of its wholly owned California mortgage bank subsidiary, Union Security Mortgage, Inc. (USM). The sale price consisted of a cash payment for the net assets and liabilities sold and post-closing date payments to be made based on a percentage of loans funded by USM over the twelve months following May 31, 1993.

    $962,000 of net post-closing date payments for loans closed in fiscal 1994 were recorded as additional gain on sale which exceeded the fiscal 1993 portion of the gain on sale of $747,000 by $215,000.

    Other Expenses. Other expenses decreased $370,000 for the year ended June 30, 1994 from fiscal 1993. The major components of the decrease were a decrease in salary and benefits expense of $1,427,000 and communications and supplies, etc. of $131,000 offset by increased deposit insurance expense of $208,000 and increased warranty loss expense of $1,026,000. The decreases in salary and benefits expense and communications expense relates almost entirely to USM expenses and their no longer being a part of the Company. Increased deposit insurance expenses relates primarily to a one time $175,000 FDIC secondary reserve refund which was credited to expense in fiscal 1993.

    Effective June 1, 1993, the Bank sold complete ownership of its then wholly owned subsidiary, USM, to the Knight Corporation ("Knight"). While the Bank owned USM, USM originated, sold and serviced conventional single family residential loans through its offices in Santa Ana and Woodland Hills, California. USM customarily sold all of the loans that it originated to buyers in the secondary market on a non-recourse basis, either as individual whole loans or as a packaged pool of loans. However, subsequent to the sale of the loans it originated USM remained potentially liable for losses incurred by a purchaser, including unpaid principal and interest, under certain representations and warranties made to the purchaser at the time of sale. In certain circumstances (for example, when the debtor made fraudulent misrepresentations to USM in the origination process), USM was liable for a purchaser's losses on a defaulted loan, regardless of whether the loan was recourse or non-recourse, if there had been a breach of the representations and warranties made to the purchaser by USM. Such fraud might occur with respect to tax returns, employment verifications, and deposits and appraisals provided at the time of origination. In connection with the sale of USM on June 1, 1993, the Bank contractually assumed liability to the Knight Corporation for losses and repurchase demands resulting from breaches of the representations and warranties. Moreover, in certain cases the Bank separately guaranteed USM's obligations to loan purchasers pursuant to guarantees signed by the Bank prior to the sale of USM. Although USM dissolved in 1994, and the Bank is less likely to be asked to indemnify the Knight Corporation for claims against USM for any breach of the representations and warranties, the Bank remains obligated under certain of the separate guarantees to loan purchasers for losses relating to USM's prior operations.

    When fraud claims relating to loans originated by USM began to surface in fiscal 1993, they were thought to be aberrational. However, additional repurchase claims arose in 1994, and the Company discovered that these claims, some of which were based on fraud, were arising in California because of the prior sharp increases in the value of single family homes. During 1990 and 1991, borrowers not capable of meeting mortgage payments obtained loans based on fraud with the apparent expectation that they could profit from the resale of the homes in the rising home market. However, the California economy deteriorated and housing values dropped sharply. As a result, borrowers were unable to sell their homes at a profit and pay off the mortgage loans. As borrowers defaulted, the fraud was discovered and the repurchase and warranty loss claims occurred. By fiscal 1994, lenders and the public were generally aware of the fraud schemes in California and the California housing market had stabilized.

    In June 1994, the Company identified eight loans with an aggregate outstanding loan balance of $1,048,000 at June 30, 1994, which had been sold to the Federal Home Loan Mortgage Corporation and a loan sold to the Federal National Mortgage Corporation with a loan balance of $161,000 at June 30, 1994, which appeared to have involved broker fraud. At June 30, 1994, no claims had been made regarding these loans.

    During the year ended June 30, 1994, the Bank incurred approximately $116,000 in losses relating to warranty claims on two loans, and provided for $1,482,000. At June 30, 1994, the Bank had eight warranty loss claims pending and the estimated potential loss from these known claims totalled $651,000.
The Company believes six of those eight claims are without merit and that only two, with a potential liability of $133,000, have any merit. The Company's allowance for warranty losses was $1,366,000 at June 30, 1994, which management considers adequate.

COMPARISON OF YEARS ENDED JUNE 30, 1993 AND JUNE 30, 1992

    General. Total assets were $489.5 million at June 30, 1993, compared to $470.7 million at June 30, 1992. This $18.8 million increase resulted primarily from increases in mortgage-backed securities of $68.3 million, investment securities of $3.4 million, and prepaid expenses and other assets of $4.1 million, partially offset by decreases in loans of $14.7 million, loans held for sale of $38 million, and cash and cash equivalents of $7 million. The increase in assets was funded primarily by increases in FHLB advances of $27 million offset by a decrease in deposits of $9 million.

    Net income increased $205,000 or 4.3%, to $4,950,000 for the year ended June 30, 1993, compared to $4,745,000 for the prior year. USM, which was sold effective May 31, 1993, had a net loss of $549,000 in fiscal 1993 versus net income of $959,000 in fiscal 1992. This $1,508,000 decrease in net after tax income at USM was more than offset at the other Company operations, primarily as follows: interest income over interest expense increased $1,883,000; other income, which includes the gain on the sale of USM of $747,000, increased $1,847,000; and other expenses and income taxes increased $539,000 and $1,186,000, respectively.

    Interest Income.  The $3,809,000 decrease in interest income in fiscal
1993 was primarily the result of a decrease in the average yield on interest earning assets for fiscal 1993 to 7.76% from 8.86% the prior year, which more than offset the increased earnings on the $13.9 million increase in average interest earnings assets. The decrease in yield was due to the recent years' decline in market rates which caused: (1) rates on the adjustable rate loans and mortgage-backed securities in the Company's portfolio to decrease; and (2) a continuing increased level of prepayments of the higher rate fixed rate loans and mortgage-backed securities which could be replaced only with items paying lesser rates.

    Interest Expense. Average interest bearing deposits declined by $18.2 million and the average rates paid on deposits declined to 4.64% from 6.06%, resulting in a decrease in deposit interest expense of $6,428,000. Interest paid on FHLB advances increased $736,000 because the effect of the average balance increase of $24.4 million offset the decline in the average rates from 7.98% to 5.88%.

    Provision for Loan Losses. The Company provided $285,000 for loan losses for the year ended June 30, 1993. With net charge-offs and recoveries of $133,000 during the year, the allowance for loan losses increased from $648,000 to $800,000. With this $152,000 increase in the allowance for loan losses and with non-performing loans declining to $426,000 at June 30, 1993, from $494,000 the prior fiscal year end, the ratio of allowance for loan losses to non-performing loans increased to 188% at June 30, 1993, compared to 131% at June 30, 1992.

    Other Income. Other income increased a net $159,000 in fiscal 1993 over the prior year. The principal components of the increase were the $747,000 gain on sale of USM and increased loan servicing fees of $959,000 offset by a decline in mortgage loan origination fees of $1,655,000.

    Loan servicing fees increased because of the larger average balance in the loans serviced for others' portfolios. Loan origination fees declined because of a decrease in the total volume of loan sales in fiscal 1993 compared to 1992 as well as a decline in the "servicing released" portion of the total sales. (Generally, when loans are sold "servicing released", they are priced at a premium when compared to sales on a "servicing retained" basis. Therefore, immediate income or loss is recognized on "servicing released" sales while, generally, servicing income is recognized over the life of the loans on "servicing retained" sales.)

    Also included in loan origination fee income for the year ended June 30, 1992, was a pre-tax gain of $467,000 on the bulk sale of a $60.6 million of the loan servicing portfolio. There were no similar bulk sales in fiscal 1993.

    The following table summarizes the loan sales of USM: (dollars in thousands)

        Year               Servicing       Servicing
        Ending             Retained        Released          Total
        ------             --------        --------          -----
    June 30, 1993          $394,192        $ 228,654       $622,846
    June 30, 1992           356,730          351,360        708,090
                           --------        ---------       --------
    Increase (Decrease)    $ 37,462        $(122,706)      $(85,244)
                           ========        =========       ========

    The amount of loans serviced for others by the Company at June 30, 1993, was $787 million, up from $449 million at June 30, 1992, and $165 million at June 30, 1991.

    Other Expenses. Other expenses increased $1,424,000 for the year ended June 30, 1993, over fiscal 1992, $885,000 of which relates to USM and $539,000 to the remainder of the Company.

    USM's major components of other expense changes were: (a) During fiscal 1993 USM experienced warranty losses on sold loans of $456,000 compared to $111,000 for fiscal 1992. A loss of $375,000 was experienced on one loan which the borrowers fraudulently falsified their income and subsequently defaulted. The security property had experienced dramatic depreciation. (b) Loan servicing expenses (included in "Other Operating Expenses") increased approximately $222,000 due to the larger loans serviced for others' portfolio.
(c) Salary and benefits were up $138,000, premises and equipment expenses were up $70,000, and data processing expenses were up $63,000, all due to continued increase in operations at USM.

    For the Company operations exclusive of USM, the major components of other expense changes were:

    (a) Salaries and benefits were up $464,000, of which $410,000 was the amount recorded by UFC which began operation in January, 1993. (b) Deposit insurance was $185,000 less than in fiscal 1992 because of lesser amount of deposits and because the FDIC elected to refund a secondary reserve of $175,000, which was credited to expense. (c) The remaining increases primarily represent the expenses of UFC which began operations in January, 1993.

    Income Taxes. Income taxes increased for the year ended June 30, 1993 due to the increase in income before taxes as compared to the prior year.

Liquidity and Capital Resources

    The Company's principal sources of funds are deposits, advances from the FHLB of Indianapolis, amortization and prepayment of loan principal (including mortgage-backed securities) and, to a lesser extent, sales or maturities of investment securities, mortgage-backed securities, and short-term investments and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, general economic conditions, and competition, and, most recently, the restructuring of the thrift industry. The Bank generally manages the pricing of its deposits to maintain a steady deposit balance, but has from time to time decided not to pay deposit rates that are as high as those of its competitors, and, when necessary, to supplement deposits with longer term and/or less expensive alternative sources of funds.

    Federal regulations historically have required the Bank to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 5% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government and corporate securities and other obligations generally having remaining maturities of less than five years. The Bank has historically maintained its liquidity ratio at levels in excess of those required. For June, 1994, the Bank's liquidity ratio was 8.0%.

    The primary investing activities of the Company are lending and purchasing mortgage-backed securities and investment securities. For fiscal 1994, investment activities used a net $8.2 million of cash. Loan repayments exceeded originations by $19.2 million and mortgage-backed securities repayments of $71.9 million provided part of the funds for the purchase of $69.9 million of mortgage-backed securities, $9.4 million of loans and $28.5 million of investment securities. With the recent increases in market interest rates, the Company is expecting a decrease in prepayments of its mortgage loans and mortgage-backed securities. For fiscal 1993, investment activities used a net $59.7 million of cash. Loan repayments exceeded originations by $25.3 million and mortgage-backed securities repayments of $47.4 million provided part of the funds for the purchase of $115.2 million of mortgage-backed securities and $11.5 million of loans. The additional mortgage-backed securities were purchased primarily in anticipation of the decline in loans held for sale of USM and to augment the Company's net interest income. The increased activities in originations and repayments during fiscal 1993 were caused by increased loan demand and refinancings primarily due to declining interest rates during the period.

    The primary financing activities of the Company are deposits and FHLB advances. For the year ended June 30, 1994, partially offsetting the funds provided by the increase in FHLB advances of $10.8 million, was a $2.2 million purchase of treasury stock. For the year ended June 30, 1993, partially offsetting the funds provided by the increase in FHLB advances of $27 million, were a net decrease of deposits of $9 million and a $2 million purchase of treasury stock.

    Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) the projected amount of loans to be originated by the mortgage banking subsidiary and held for re-sale by the Bank, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and (v) the objective of its asset/liability management program. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If the Bank requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB and collateral eligible for reverse repurchase agreements. The Company's liquidity depends on earnings on its investment securities and cash dividends from the Bank. See Notes to Consolidated Financial Statements.

    The Company anticipates that it will have sufficient funds available to meet current loan commitments. At June 30, 1994, the Bank (excluding UFC) had outstanding commitments to extend credit which amounted to $5.6 million. UFC had commitments to fund loans of $35.6 million at June 30, 1994. UFC had commitments to sell $27.7 million of loans and $8 million of mortgage-backed securities to offset the commitments to fund loans. See Notes to Consolidated Financial Statements.

    Certificates of deposit scheduled to mature in one year or less at June
30, 1994, totaled $120.6 million. Management believes that a significant portion of such deposits will remain with the Bank. At June 30, 1994, the Bank had $5 million of fixed-rate advances from the FHLB of Indianapolis which mature in one year or less.

    At June 30, 1994, the Bank is in full compliance with its capital requirements as follows:

                          Core          Tangible         Risk-Based
                        Capital          Capital           Capital
                        -------          -------           -------
Amount                  $36,898          $36,898           $37,711
As a percent of assets,
 as defined                7.48%            7.48%            19.71%

Required Amount         $14,800          $ 7,200           $15,307
As a percent of assets,
 as defined                3.00%            1.50%             8.00%

Capital in excess of
 required amount        $22,098          $29,698           $22,404

Item 8.  Financial Statements and Supplementary Data
Quarterly Results of Operations

    The following is a summary of the quarterly results of operations for the years ended June 30, 1994, and 1993:



                                               Three Months Ended
                                -------------------------------------------------
                                June 30,     March 31,  December 31, September 30,
                                  1994         1994        1993          1993
                                -------      ---------  -----------  -------------
                                 (Dollars in Thousands, except Per Share Data)
Fiscal 1994
 Interest income..........      $7,252       $7,569       $8,720       $8,311
 Interest expense.........       4,251        4,395        5,009        4,865
                                ------       ------       ------       ------
  Net interest income.....       3,001        3,174        3,711        3,446
 Provision for loan
  losses..................         667           83           82           82
                                ------       ------       ------       ------
  Net interest income
   after provision for
   loan losses............       2,334        3,091        3,629        3,364
                                ======       ======       ======       ======
 Other income.............       1,769        1,782        2,416        2,164
 Other expenses...........       4,481        3,361        3,700        3,256
                                ------       ------       ------       ------
  Income before income
   taxes and change in
   accounting method......        (378)       1,512        2,345        2,272
 Income taxes.............        (213)         487          916          882
                                ------       ------       ------       ------
 Net income before change
  in accounting method....        (165)       1,025        1,429        1,390
                                ------       ------       ------       ------
 Change in accounting
  method.................            0            0            0          300
                                ------       ------       ------       ------
 Net Income..............       $ (165)      $1,025       $1,429       $1,690
                                ======       ======       ======       ======
 Earnings per share......       $ (.10)      $  .61       $  .83       $  .96
 Dividends declared per
  share..................       $ .125       $ .125       $ .125       $  .11

                                               Three Months Ended
                               --------------------------------------------------
                               June 30,     March 31,  December 31, September 30,
                                 1993         1993        1992          1992
                               --------     ---------  ------------ -------------
                                 (Dollars in Thousands, except Per Share Data)
Fiscal 1993
 Interest income..........      $8,893       $8,551       $9,325       $9,022
 Interest expense.........       5,191        4,758        5,277        5,501
  Net interest income.....       3,702        3,793        4,048        3,521
 Provision for loan losses          83           82           60           60
  Net interest income
   after provision for
   loan losses............       3,619        3,711        3,988        3,461
 Other income............        3,009        1,672        1,638        2,114
 Other expenses..........        4,194        3,585        3,877        3,512
  Income before income
   taxes.................        2,434        1,798        1,749        2,063
 Income taxes............        1,045          693          594          762
 Net income..............       $1,389       $1,105       $1,155       $1,301
 Earnings per share......       $  .79       $  .61       $  .63       $  .71
 Dividends declared per
  share..................       $  .11       $  .11       $  .11       $  .10

                         Independent Auditor's Report


Board of Directors
UF Bancorp, Inc.
Evansville, Indiana

We have audited the consolidated statement of financial condition of UF Bancorp, Inc. and subsidiary corporations as of June 30, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Union Security Mortgage, Inc., a wholly-owned subsidiary (sold effective May 31, 1993), which statements reflect net profit (loss) of $(549,000) and $959,000 for the eleven months and year ended June 30, 1993, and 1992. Those statements were audited by another auditor whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Union Security Mortgage, Inc., is based solely on the report of the other auditor.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditor provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditor, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of UF Bancorp, Inc. and subsidiary corporations as of June 30, 1994, and 1993, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.

As discussed in the notes to consolidated financial statements, the Company has restated its June 30, 1994 financial statements for both the Company's allowance for loan and warranty losses.

As discussed in the notes to consolidated financial statements, the Company changed its method of accounting for income taxes on July 1, 1993.

Geo S. Olive & Co. LLC

Evansville, Indiana
August 6, 1994, except for the
restatement and subsequent
events note, for which the
date is June 7, 1995.

                 UF Bancorp, Inc. and Subsidiary Corporations

                 Consolidated Statement of Financial Condition
                            (Dollars in Thousands)

June 30                                                          1994           1993
- -------                                                       ---------       ---------
                                                              (Restated)
Assets
  Cash                                                        $  13,021       $  12,193
  Federal funds sold                                              3,300           3,000
  Short-term interest-bearing deposits                           11,681           6,834
                                                              ---------       ---------
    Total cash and cash equivalents                              28,002          22,027
  Investment securities--market value $26,384 and $6,730         26,544           6,723
  Mortgage-backed securities--market value $240,710 and
    $246,541                                                    243,563         244,322
  Loans, net                                                    167,917         179,096
  Loans held for sale                                             9,623          10,066
  Real estate acquired in settlement of loan, net                 1,472           1,702
  Premises and equipment                                          9,166          10,153
  Federal Home Loan Bank of Indianapolis stock, at cost           6,101           5,000
  Interest receivable                                             2,955           3,157
  Prepaid expenses and other assets                               8,540           7,280
                                                              ---------       ---------
    Total assets                                               $503,883        $489,526
                                                              =========       =========
Liabilities
  Deposits                                                     $382,916        $381,712
  Advances from Federal Home Loan Bank of Indianapolis           68,800          58,000
  Interest payable                                                1,424           1,485
  Other liabilities                                               4,358           3,810
                                                              ---------       ---------
    Total liabilities                                           457,498         445,007
                                                              =========       =========

Stockholders' Equity
  Preferred stock, $.01 par value
    Authorized and unissued--1,000,000 shares
  Common stock, $.01 par value
    Authorized--4,000,000 shares
    Issued--1,858,463 shares                                         19              19
  Additional paid-in capital                                     17,334          17,241
  Retained earnings-substantially restricted                     34,852          31,661
                                                              ---------       ---------
                                                                 52,205          48,921
  Treasury stock--at cost--264,770 and 180,892 shares            (5,308)         (3,070)
  ESOP loan guarantee                                              (272)           (972)
  Unearned compensation                                            (240)           (360)
                                                              ---------       ---------
    Total stockholders' equity                                   46,385          44,519
                                                              ---------       ---------
    Total liabilities and stockholders' equity                 $503,883        $489,526
                                                              =========       =========

See notes to consolidated financial statements.

                 UF Bancorp, Inc. and Subsidiary Corporations

                     Consolidated Statement of Operations
                            (Dollars in Thousands)


     Year Ended June 30                           1994            1993            1992
     ------------------                         --------        --------        --------
                                               (Restated)
Interest Income
  Loans                                         $ 14,742        $ 17,049        $ 20,472
  Mortgage-backed securities                      13,978          14,164          13,500
  Federal funds sold                                 257             253             261
  Time deposits                                      262             287             416
  Investment securities                              412             242             451
  Other interest and dividends                       301             526             467
  Loans held for sale                              1,900           3,270           4,033
                                                --------        --------        --------
                                                  31,852          35,791          39,600
                                                --------        --------        --------
Interest Expense
  Deposits                                        15,081          17,329          23,757
  Advances from Federal Home Loan Bank
    of Indianapolis                                3,145           3,312           2,600
  Other                                              294              86              62
                                                --------        --------        --------
                                                  18,520          20,727          26,419
                                                --------        --------        --------

  Net Interest Income                             13,332          15,064          13,181
    Provision for loan losses                        914             285             231
                                                --------        --------        --------

Net Interest Income After Provision For
  Loan Losses                                     12,418          14,779          12,950
                                                --------        --------        --------

Other Income
  Gain on sale of subsidiary                         962             747
  Loss on sale of securities                                                         (61)
  Service charges on deposit accounts                819             755             704
  Mortgage loan origination fees                   3,724           4,457           6,112
  Mortgage loan servicing fees                     1,977           1,583             624
  Insurance commissions                              255             635             537
  Other operating income                             394             256             358
                                                --------        --------        --------
                                                $  8,131        $  8,433        $  8,274
                                                --------        --------        --------

                 UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS

                     CONSOLIDATED STATEMENT OF OPERATIONS
                            (DOLLARS IN THOUSANDS)
                                  (Continued)


YEAR ENDED JUNE 30                                   1994       1993       1992
- ------------------                                   ----       ----       ----
                                                  (Restated)
Other Expense
  Salaries and employee benefits                   $ 6,639    $ 8,066    $ 7,463
  Premises and equipment expense                     1,446      1,572      1,481
  Deposit insurance                                    872        664        850
  Data processing                                      474        535        420
  Communication, postage, printing and
    office supplies                                    833        964        902
  Advertising                                          469        437        420
  Warranty losses on sold loans                      1,482        456        111
  Loan sub-servicing fees                              416        423        202
  Other operating expenses                           2,167      2,051      1,895
                                                    ------     ------     ------
                                                    14,798     15,168     13,744
                                                    ------     ------     ------
Income Before Income Taxes and
  Cumulative Effect of Change
  in Accounting Method                               5,751      8,044      7,480
  Income taxes                                       2,072      3,094      2,735
                                                    ------     ------     ------
Net Income Before Cumulative Effect of
  Change in Accounting Method                        3,679      4,950      4,745

Cumulative Effect of Change in Method of
  Accounting for Income Taxes                          300

Net Income                                         $ 3,979    $ 4,950    $ 4,745

Per Share
  Income Before Cumulative Effect of
    Accounting Change                                $2.14      $2.74
  Cumulative Effect of Change in Accounting
    for Income Taxes                                   .17
  Net Income                                          2.31       2.74

See notes to consolidated financial statements.

                 UF Bancorp, Inc. and Subsidiary Corporations

           Consolidated Statement of Changes in Stockholders' Equity
                            (Dollars in Thousands)


                                                    Additional                                                            Total
                                        Common       Paid-in      Retained    Treasury    ESOP Loan      Unearned      Stockholders'
                                 Shares    Amount    Capital      Earnings     Stock      Guarantee    Compensation       Equity
                                ---------  ------   ----------    --------    --------    ---------    ------------    -------------
Balances, July 1, 1991                                             $22,890                                                $22,890

Net income for 1992                                                  4,745                                                  4,745
Cash dividends ($.10 per share)                                       (176)                                                  (176)
Issuance of common stock        1,851,981    $19     $17,072                                                               17,091
Recognition of ESOP loan
  guarantee                                                                                $(1,296)                        (1,296)
Unearned compensation--RRP                                                                                 $(600)            (600)
Purchase of treasury stock        (92,599)                                    $(1,109)                                     (1,109)
Amortization of unearned
  compensation                                                                                               120              120
Principal repayments on ESOP
  loan                                                                                         138                            138
                                ---------    ---     -------       -------    -------       ------         -----          -------
Balances, June 30, 1992         1,759,382     19      17,072        27,459     (1,109)      (1,158)         (480)          41,803

Net income for 1993                                                  4,950                                                  4,950
Cash dividends ($.43 per share)                                       (748)                                                  (748)
Tax benefits of ESOP, stock
  options and RRP                                        104                                                                  104
Exercise of stock options           6,482                 65                                                                   65
Purchase of treasury stock        (88,293)                                     (1,961)                                     (1,961)
Amortization of unearned
  compensation                                                                                               120              120
Principal repayments on ESOP
  loan                                                                                         186                            186
                                ---------    ---     -------       -------    -------       ------         -----          -------
Balances, June 30, 1993         1,677,571     19      17,241        31,661     (3,070)        (972)         (360)          44,519

Net income for 1994/1/                                               3,979                                                  3,979
Cash dividends ($.485 per share)                                      (788)                                                  (788)
Tax benefits of ESOP, stock
  options and RRP                                         93                                                                   93
Purchase of treasury stock        (83,878)                                     (2,238)                                     (2,238)
Amortization of unearned
  compensation                                                                                               120              120
Principal repayments on ESOP
  loan                                                                                         700                            700
                                ---------    ---     -------       -------    -------       ------         -----          -------
Balances, June 30, 1994/1/      1,593,693    $19     $17,334       $34,852    $(5,308)      $ (272)        $(240)         $46,385
                                =========    ===     =======       =======    =======       ======         =====          =======

__________
/1/These amounts are restated.
See notes to consolidated financial statements.

                 UF Bancorp, Inc. and Subsidiary Corporations

                     Consolidated Statement of Cash Flows
                            (Dollars in Thousands)

Year Ended June 30                                        1994               1993             1992
- ------------------                                        ----               ----             ----
                                                       (Restated)
Operating Activities
  Net income                                           $  3,979         $   4,950         $  4,745
  Adjustments to reconcile net income to
    net cash provided (used) by operating activities
    Provision for loan losses                               914               285              231
    Depreciation and amortization                           759               787              787
    Premium and discount amortization on investment
      and mortgage-backed securities                     (1,242)             (446)            (373)
    Accretion of net origination fees                      (311)             (340)            (307)
    Origination fee receipts                                246               363              310
    Loss on sale of mortgage-backed securities                                                  61
    Changes in
      Interest receivable                                   202              (334)             641
      Prepaid expenses and other assets                  (1,061)           (4,146)             346
      Interest payable                                      (61)             (489)            (863)
      Loans held for sale                                   443            37,982           (9,091)
      Other liabilities                                   1,267            (1,258)           2,607
    Other adjustments, net                                  (26)               50           (1,841)
                                                       --------         ---------         --------
      Net cash provided (used) by operating activities    5,109            37,404           (2,747)
                                                       --------         ---------         --------

Investing Activities
  Purchase of mortgage-backed securities                (69,893)         (115,232)         (61,882)
  Proceeds from mortgage-backed securities maturities
    and principal repayments                             71,894            47,373           45,419
  Proceeds from sale of mortgage-backed securities                                           5,154
  Purchase of investment securities                     (28,461)           (5,497)          (6,794)
  Proceeds from investment securities maturities and
    principal repayments                                  8,825             2,219           10,877
  Net change in loans                                    19,249            25,291           21,701
  Purchase of loans                                      (9,358)          (11,480)          (5,482)
  Proceeds from sale of real estate owned                   431               474              423
  Purchases of premises and equipment                      (486)           (2,253)            (709)
  Proceeds from sale of fixed assets                        714               376
  Purchases of FHLB stock                                (1,101)           (1,013)            (400)
                                                       --------         ---------         --------
    Net cash provided (used) by investing activities     (8,186)          (59,742)           8,307
                                                       --------         ---------         --------

                 UF Bancorp, Inc. and Subsidiary Corporations

                     Consolidated Statement of Cash Flows
                            (Dollars in Thousands)
                                  (Continued)


Year Ended June 30                                        1994               1993             1992
- ------------------                                        ----               ----             ----
                                                      (Restated)
Financing Activities
  Net increase in noninterest-bearing deposits,
    NOW accounts and statement savings accounts       $  10,844         $  17,691         $ 21,551
  Net increase (decrease) in certificates of deposit     (9,640)          (26,730)         (31,376)
  Repayment of FHLB advances                           (100,000)         (115,000)         (61,000)
  Proceeds from FHLB advances                           110,800           142,000           60,000
  Net increase (decrease) in advances by borrowers
    for taxes and insurance                                 (19)              (81)              79
  Net proceeds from issuance of stock                                                       17,091
  Proceeds from exercise of stock options                                      65
  Tax benefits of ESOP, stock options and RRP                93               104
  Purchase of treasury stock                             (2,238)           (1,961)          (1,109)
  Purchase of stock for RRP                                                                   (600)
  Cash dividends                                           (788)             (748)            (176)
                                                      ---------         ---------         --------
    Net cash provided by financing activities             9,052            15,340            4,460
                                                      ---------         ---------         --------

Net Increase (Decrease) in Cash and
  Cash Equivalents                                        5,975            (6,998)          10,020

Cash and Cash Equivalents, Beginning of Year             22,027            29,025           19,005
                                                      ---------         ---------         --------

Cash and Cash Equivalents, End of Year                $  28,002         $  22,027         $ 29,025
                                                      =========         =========         ========

Additional Cash Flows and Supplementary
  Information
  Cash paid for interest                              $  18,581         $  21,130         $ 27,223
  Income taxes paid                                       1,940             3,438            2,717
  ESOP loan guarantee                                                                        1,296


See notes to consolidated financial statements.

                 UF Bancorp, Inc. and Subsidiary Corporations

                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


 .       Summary of Significant Accounting Policies

The accounting and reporting policies of UF Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, Union Federal Savings Bank (the "Bank"), and its wholly-owned subsidiaries, Unifin, Inc., Community Insurance Associates, Inc., Union Security Mortgage, Inc. (USM), which was sold effective May 31, 1993, and the Union Financial Corp. (UFC), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all material intercompany transactions and accounts.

Description of Business

The Bank generates real estate, mortgage, consumer and commercial loans and receives deposits from customers located primarily in southern Indiana, western Kentucky and southern Illinois. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. USM, which was sold on May 31, 1993, was in the mortgage banking business, which included the origination, funding, selling, brokering and servicing of mortgage loans in southern California. UFC, which was formed in January, 1993, is in the same line of business as USM and serves the middle Atlantic coast states.

Investments and Mortgage-Backed Securities

Investments and mortgage-backed securities are carried at amortized cost, because management has the ability and intent to hold to maturity. Gain or losses on the sale of investment and mortgage-backed certificates are determined on a specific-identification basis. Premiums and discounts on investment and mortgage-backed securities are amortized into income over the life of the security using the level-yield method. Mortgage-backed securities represent primarily participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities.

In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 (SFAS No. 115), Accounting for Certain Investments in Debt and Equity Securities. This statement requires that securities be classified in three categories and provides specific accounting treatment for each. "Trading" securities are bought and held primarily for sale in the near term and are carried at fair value, with unrealized holding gains and losses included in earnings; "held-to-maturity" securities, for which the intent is to hold to maturity, are carried at amortized cost; and "available-for-sale" securities are all others and are carried at fair value with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The Company adopted SFAS No. 115 on July 1, 1994. At that date, investment securities with an approximate carrying value of $6,718,000 and mortgage-backed securities with an approximate carrying value of $177,800,000 were reclassified as available for sale. These reclassifications resulted in a decrease in total stockholders' equity, net of taxes, of $1,844,000. All other investment and mortgage-backed securities were classified as "held to maturity".

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


Loans

Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. Loans are placed in a nonaccrual status when the loans become delinquent ninety days or more. Interest income previously accrued but not deemed collectible is reversed and charged against current income. Interest on these loans is then recognized as income when collected. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

Mortgage Banking Activities

Mortgage loans held for sale are carried at the lower of cost or market determined on an individual loan basis. The weighted average interest rate of such loans at June 30, 1994 and 1993 was 7.5% and 6.6%. All mortgage loans held for sale at June 30, 1994 and 1993 had commitments for sale to permanent investors.

Mortgage loan origination fees incorporate all income associated with the generation and selling of mortgage loans and includes loan origination, processing, placement and commitment fees, gains and losses on sales of loans and loan servicing rights and forward loan commitments. Loan origination and processing fees, net of related direct costs, are recognized when the related loans are sold to permanent investors. Loan placement fees are recognized when all significant services have been performed. Loan commitment fees paid relating to commitments with permanent investors are recognized when the related loans are sold to permanent investors or recognized as an expense when it becomes evident the commitment will not be used. Gains on sales of loans and/or loan servicing rights are recognized when title and all risks and rewards irrevocable pass to the buyer. Gains and losses on mandatory forward commitments are recognized when the related loans are sold or management determines that the commitment will not be utilized.

Real Estate Acquired in Settlement of Loans

Real estate properties acquired in settlement of loans are initially recorded at the lower of the related loan balance or fair value, less estimated selling costs, at the date of acquisition. When a reduction from the loan balance to the fair value is required at the time of foreclosure, the difference is charged to the allowance for loan losses. Further reduction from recorded value to net realizable value are made through increases in the allowance for losses on real estate owned. Costs relating to the development and improvement of the property are capitalized, whereas costs relating to holding the property are charged to expense.

Allowances for Loan and Real Estate Losses

Allowances for losses on loans and real estate owned are maintained to absorb potential losses based on management's continuing review and evaluation of the portfolios and its judgement as to the impact of economic conditions on the portfolios. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolios and the current condition and amounts of loans outstanding and real estate owned.

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


Premises and Equipment

Premises and equipment are stated at cost net of accumulated depreciation. Depreciation is computed on the straight-line method over their estimated useful lives: buildings and land improvements, 20 to 50 years and furniture fixtures and equipment, 3 to 7 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank Stock

Federal Home Loan Bank (FHLB) stock is required investment for institutions that are members of the FHLB system. The required investment in common stock is based on a predetermined formula.

Pension Plan Costs

Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by the Employee Retirement Income Security Act of 1974.

Income Taxes

Income taxes provided in the consolidated statement of operations includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company has adopted the provisions of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes, for the year ended June 30, 1994. The Company and its subsidiaries file consolidated income tax returns.

Net Income Per Share

Income per share computations are based on the weighted average number of common shares and common share equivalents outstanding during the year. Common stock options are considered common stock equivalents. Earnings per share for the year ended June 30, 1994, based upon 1,718,909 average common and common equivalent shares outstanding, was $2.31 and included a $.17 per share increase resulting from the Company's adoption of SFAS No. 109.

Earnings per share for the year ended June 30, 1993 was $2.74, based upon 1,806,567 average common and common equivalent shares outstanding.

Net income per share is not meaningful for the year ended June 30, 1992 because all shares were issued October 30, 1991 and, therefore, only outstanding for a portion of the year. Earnings per share for the six months ended June 30, 1992, based on the average weighted common shares and common equivalent shares outstanding for the six-month period would have been $1.34 (unaudited).

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


 .    Restatement and Subsequent Events:

On December 13, 1994, CNB Bancshares, Inc. (CNB) and the Company jointly announced the execution of a definitive merger agreement whereby CNB would acquire the Company. Under the terms of the agreement, shareholders of UF Bancorp will receive 1.366 shares of CNB common stock for each of the 1,607,693 outstanding common shares of UF Bancorp, assuming CNB's market price just prior to the closing is not less than $26.66 per share or more than $36.06 per share. In addition, CNB will reserve shares for future issuance pursuant to the outstanding UF Bancorp options. The merger is subject to approval by the UF Bancorp shareholders, the receipt of appropriate regulatory approvals and certain other conditions. Under certain circumstances, should UF Bancorp not complete this transaction, it may become obligated to pay CNB a termination fee of $2 million.

During the continuous process of evaluating the adequacy of the Company's valuation allowances management has concluded that certain facts and circumstances were not completely considered in evaluating the adequacy of the allowance for loan and warranty losses at June 30, 1994. Consideration of these factors has led management to believe that the best estimate of potential losses resulted in an increase in its allowance for loan losses of $585,000 and an increase in its allowance for warranty losses of $1,086,000.

Therefore, the consolidated financial statements as of June 30, 1994, have been restated to reflect the above adjustments. The effect of these adjustments on the June 30, 1994, financial statements is as follows:

                                                    As Previously
                                                      Reported       As Restated
                                                      --------       -----------
Net interest income after provision of loan
  losses                                               $13,003         $12,418
Income before income taxes and cumulative
  effect of change in accounting method                  7,422           5,751
Net income                                               4,986           3,979
Earnings per share                                     $  2.90         $  2.31

During December, 1994, the Company, due to its intent to convert to a commercial bank, recorded as an expense an income tax liability of $2,775,000 pertaining to an allocation of income to bad debt deductions as of December 31, 1987 (as discussed in the income taxes note). Also, subsequent to the issuance of the June 30, 1994, financial statements, the Company canceled its proposed directors stock option plan that at June 30 was subject to shareholder approval.

 .    Sale of Union Security Mortgage, Inc.

On May 31, 1993, the Bank sold the operations and stock of its wholly owned California mortgage bank subsidiary, USM. Immediately prior to the sale, all non-acquired assets and liabilities, principally loans held for sale and the loans serviced by others portfolio of $720,000,000, were transferred to the Bank. The sales price consisted of a cash payment for the net assets and liabilities sold and post-closing date payments to be made based on a percentage of loans funded by USM over the twelve months following May 31, 1993. Post-closing date payments pertaining to the volume of loans funded during June and July, 1993 were computed based upon a larger percentage factor than payments thereafter.

The sale resulted in a fourth quarter 1993 pre-tax gain of $747,000, which included $237,000 of post-closing date payments for loans closed in June, 1993. Remaining post-closing date payments of $962,000 were recorded as additional gain on sale in fiscal 1994.

Summarized operating results of USM are as follows:

                                    Eleven Months
                                        Ended        Year Ended
                                       May 31,        June 30,
                                        1993            1992
                                        ----            ----
Net interest income                    $  344          $  106
Operating income                        4,786           6,474
                                       ------          ------
                                        5,130           6,580
Operating expenses                      5,829           4,944
                                       ------          ------

Income (loss) before taxes               (699)          1,636

Income taxes (benefit)                   (150)            677
                                       ------          ------

Net income (loss)                      $ (549)         $  959

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


 .    Investment Securities

                                              Gross      Gross
                                Amortized  Unrealized  Unrealized  Market
                                  Cost        Gains      Losses    Value
                                  ----        -----      ------    -----
At June 30, 1994
   U. S. Treasury                $22,928       $18        $178     $22,768
   Corporate                       3,616                             3,616
                                 -------       ---        ----     -------
     Totals                      $26,544       $18        $178     $26,384
                                 =======       ===        ====     =======

At June 30, 1993
   U. S. Treasury                $ 6,580       $11                 $ 6,591
   Corporate                         143                  $  4         139
                                 -------       ---        ----     -------

     Totals                      $ 6,723       $11        $  4     $ 6,730
                                 =======       ===        ====     =======

The amortized cost and estimated market value of investments at June 30, 1994, by contractual maturity, are shown below:

                                                Amortized        Market
                                                  Cost            Value
                                                  ----            -----
Due in one year or less                          $ 6,718         $ 6,718
Due after one year through five years             15,210          15,128
Due after five years through ten years             4,616           4,538
                                                 -------         -------
                                                 $26,544         $26,384

There were no sales of investment securities during the years ended June 30, 1994, 1993 and 1992.

- --------------------------------------------------------------------------------

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


 .       Mortgage-Backed Securities

                                                               Gross        Gross
                                                 Amortized   Unrealized   Unrealized     Market
                                                   Cost        Gains        Losses        Value
                                                   ----        -----        ------        -----
At June 30, 1994
   FNMA participation certificates              $ 24,704      $   34         $ 392      $ 24,346
   GNMA participation certificates                 1,529          41                       1,570
   FHLMC participation certificates               50,344         190            699       49,835
   Collateralized mortgage obligations            22,091                        364       21,727
   Other participation certificates              144,895         773          2,436      143,232
                                                --------      ------         ------     --------
      Totals                                    $243,563      $1,038         $3,891     $240,710
                                                ========      ======         ======     ========

At June 30, 1993
   FNMA participation certificates              $ 34,614      $  158         $   12     $ 34,760
   GNMA participation certificates                 2,160         156                       2,316
   FHLMC participation certificates               19,062         770             39       19,793
   Collateralized mortgage obligations            11,962          49             57       11,954
   Other participation certificates              176,524       1,533            339      177,718
                                                 --------      ------         ------    --------
      Totals                                    $244,322      $2,666          $ 447     $246,541
                                                ========      ======          ======    ========

Proceeds from sales of investments in mortgage-backed securities during the year ended June 30, 1992 were $5,154,000. Gross losses of $61,000 were realized on those sales. There were no sales of mortgage-backed securities during the years ended June 30, 1994 or 1993.

- -------------------------------------------------------------------------------

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


 .       Loans Receivable

June 30                                   1994          1993
- -------                                   ----          ----
                                       (Restated)
Real estate mortgage loans
   One-to-four family residential       $118,116      $132,426
   Multi-family dwellings                 14,574         9,141
Non-residential real estate               16,371        13,760
Construction                               5,004         3,576
Consumer loans                            16,075        20,018
Commercial loans                           4,291         3,852
                                        --------      --------
      Total loans                        174,431       182,773
                                        --------      --------
Undisbursed portion of loans              (4,319)       (2,184)
Unearned interest and fees                  (660)         (693)
Allowance                                 (1,535)         (800)
                                        --------      --------
                                          (6,514)       (3,677)
                                        --------      --------
      Totals                            $167,917      $179,096
                                        ========      ========


Year Ended June 30                       1994    1993    1992
- ------------------                       ----    ----    ----
                                      (Restated)
Allowance for loan losses
   Balances at beginning of period      $  800   $ 648   $ 620
   Provision for loan losses               914     285     231
   Loans charged off                      (189)   (152)   (214)
   Recoveries                               10      19      11
                                        ------   -----   -----
   Balances at end of period            $1,535   $ 800   $ 648
                                        ======   =====   =====

At June 30, 1994, the Bank had real estate mortgage loans totaling $116,960,000 (170% of outstanding advances) pledged as collateral for advances from the Federal Home Loan Bank of Indianapolis.

- -------------------------------------------------------------------------------

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


The amount of loans serviced for the benefit of others was $661,980,000, $787,270,000, $448,995,000 at June 30, 1994, 1993 and 1992. Of these loans serviced, $551,834,000, $730,450,000 and $405,896,000 pertain to loans originated by USM which are serviced by a subservicing agency. Loan servicing fees for loans originated by USM, net of costs of this subservicing arrangement, were $1,233,000, $827,000 and $290,000 for June 30, 1994, 1993 and
1992.  Costs of subservicing are included in other operating expenses.

The Bank had a total of $168,000, $426,000 and $494,000 of nonaccrual loans at June 30, 1994, 1993 and 1992. Additional interest of approximately $6,000, $25,000 and $24,000 would have been recorded for the same periods had income on these loans been accounted for on the accrual basis.

 .       Real Estate Owned

June 30                                          1994      1993
- -------                                          ----      ----
Real estate owned                               $1,624    $1,861
Allowance for losses                              (152)     (159)
                                                ------    ------
   Totals                                       $1,472    $1,702
                                                ======    ======

Year Ended June 30                       1994    1993      1992
- -----------------                        ----    ----      ----

Balances at beginning of period          $159    $ 211     $ 259
Provision for losses                       31       61        89
Real estate charged off                   (38)    (113)     (137)
                                         ----    -----     -----
        Balances                         $152    $ 159     $ 211
                                         ====    =====     =====

 .       Premises and Equipment

June 30                                          1994      1993
- -------                                          ----      ----
Cost
   Land                                        $ 2,637   $ 2,926
   Buildings and land improvements               8,915     9,340
   Furniture, fixtures and equipment             7,227     6,741
                                               -------   -------
      Total cost                                18,779    19,007
Accumulated depreciation                        (9,613)   (8,854)
                                               -------   -------
      Net                                      $ 9,166   $10,153
                                               =======   =======

- -------------------------------------------------------------------------------

 .       Accrued Interest Receivable

June 30                            1994    1993
- -------                            ----    ----
Mortgage-backed securities        $1,792  $1,956
Loans receivable                     941   1,169
Investments and other                222      32
                                  ------  ------
   Totals                         $2,955  $3,157
                                  ======  ======

 .       Deposits

                                         1994               1993
                                   ----------------   ----------------
                                          Weighted           Weighted
                                           Average            Average
June 30                            Amount   Rate     Amount    Rate
- -------                            ------   ----     ------    ----
Deposits
   Certificates                   $230,338  4.60%   $245,353   4.92%
   Passbook savings account         57,104  2.75      48,500   3.10
   NOW and checking accounts        58,168  2.92      53,662   3.16
   Money market deposit accounts    26,604  2.85      27,508   3.10
   Non-interest bearing accounts    10,702             6,689
                                  --------          --------

      Total deposits              $382,916          $381,712
                                  ========          ========

                                         1994               1993
                                   ----------------   ----------------
June 30                            Amount  Per Cent   Amount  Per Cent
- -------                            ------  --------   ------  --------
Certificates maturing in
   1 year and less                $120,643   52.4%   $147,358   60.1%
   1 to 2 years                     59,446   25.8      56,509   23.0
   2 to 3 years                     24,760   10.7      16,669    6.8
   Over 3 years                     25,489   11.1      24,817   10.1
                                  --------  -----    --------  -----
      Totals                      $230,338  100.0%   $245,353  100.0%
                                  ========  =====    ========  =====

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


The table below sets forth the amount, by interest rates, of savings deposits in the Bank as of the dates indicated:

June 30                                                    1994        1993
- -------                                                    ----        ----
4% and under                                           $242,498    $231,133
4.01% to 6%                                             107,368      87,965
6.01% to 8%                                              22,409      43,544
8.01% to 10%                                             10,049      18,154
Over 10%                                                    592         916
                                                       --------    --------
  Totals                                               $382,916    $381,712
                                                       ========    ========

Interest expense for deposit accounts is summarized as follows:

Year Ended June 30                             1994        1993        1992
- -------                                        ----        ----        ----
NOW and money market accounts               $ 2,493     $ 2,584     $ 3,126
Passbook savings accounts                     1,436       1,461       1,829
Certificate accounts                         11,152      13,284      18,802
                                            -------     -------     -------
                                            $15,081     $17,329     $23,757
                                            =======     =======     =======

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $22,027,000 and $22,072,000 at June 30, 1994 and
1993.


 .       Advances From Federal Home Loan Bank

                                           1994                   1993
                                     ----------------       ----------------
                                             Weighted               Weighted
                                              Average                Average
Years Ending June 30                 Amount    Rate         Amount    Rate
- --------------------                 ------    ----         ------    ----
1994                                                        $38,000     3.50%
1995                                 $33,000     4.92%        5,000     6.75
1996                                  15,000     9.29        15,000     9.29
1999 and after                        20,800     4.78
                                     -------                -------
  Totals                             $68,800                $58,000
                                     =======                =======

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


The terms of a security agreement with the FHLB require the Bank to pledge as collateral for advances both qualifying first mortgage loans and mortgage-backed securities in an amount equal to at least 170 percent of these advances and all stock in the FHLB. Generally, advances are subject to restrictions or penalties in the event of prepayment.

 .       Income Taxes

Year Ended June 30                                                   1994             1993               1992
- ------------------                                                   ----             ----               ----
                                                                  (Restated)
Income tax expense (benefit)
  Currently payable
    Federal                                                         $2,156          $2,276             $2,260
    State                                                              560             812                666
                                                                    ------          ------             ------
                                                                     2,716           3,088              2,926
                                                                    ------          ------             ------
  Deferred
    Federal                                                           (506)              5               (156)
    State                                                             (138)              1                (35)
                                                                    ------          ------             ------
                                                                      (644)              6               (191)
                                                                    ------          ------             ------

      Total income tax expense                                      $2,072          $3,094             $2,735
                                                                    ======          ======             ======

Deferred provision (benefit) relating to
  Depreciation                                                                      $  (40)            $  (80)
  Loan fees                                                                           (109)               108
  Gain on loan sales                                                                    (3)               (94)
  Compensation                                                                          55                (51)
  Other                                                                                103                (74)
                                                                                    ------             ------

    Deferred provision (benefit)                                                    $    6             $ (191)
                                                                                    ======             ======

Reconciliation of federal statutory income tax to actual
  Tax expense (benefit)
  Federal statutory income tax at 34%                               $1,955          $2,735             $2,543
  State franchise tax, net of federal benefit                          274             536                440
  Tax credits                                                         (150)           (150)              (150)
  Bad debt deduction                                                                  (120)               (53)
  Other, net                                                            (7)             93                (45)
                                                                    ------          ------             ------

    Actual tax expense                                              $2,072          $3,094             $2,735
                                                                    ======          ======             ======

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


A cumulative deferred tax asset of $580,000 is included in other assets. The components of the asset are as follows:

June 30                                                                      1994
- -------                                                                      ----
                                                                          (Restated)
Differences in accounting for loan fees                                    $  197
Differences in depreciation methods                                          (390)
Differences in accounting for stock dividend                                 (236)
Differences in accounting for pensions and other employee benefits            285
Differences in accounting for warranty losses on sold loans                   434
Other                                                                         290
                                                                           ------

                                                                           $  580
                                                                           ======

Assets                                                                     $1,491
Liabilities                                                                  (911)
                                                                           ------
                                                                           $  580
                                                                           ======

During 1994, the Company adopted SFAS No. 109. As a result, the beginning deferred tax liability was reduced by $300,000, which is reported as the cumulative effect of a change in accounting method. A valuation allowance was not required at any time during fiscal year 1994.

Retained earnings include approximately $8,163,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $2,775,000.


 .       Stockholders' Equity and Regulatory Matters

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 requires thrifts to maintain core capital and tangible capital of at least 3% and 1.5%, respectively, of adjusted total assets and, subject to a phase-in period, risk-based capital of at least 8% of risk-weighted assets. At June 30, 1994, the Bank exceeded these capital requirements.

The Company's principal source of income and funds is dividends from its savings association banking subsidiary and is not subject to any regulatory restrictions on the payment of dividends to its stockholders. However, the Office of Thrift Supervision (OTS) regulations set restriction on the amount of dividends the Bank may pay. At June 30, 1994, total stockholder's equity of the banking subsidiary was $37,481,000 of which $10,536,000 was available for the payment of dividends without prior approval by the OTS.

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


At the time of conversion, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation (and only in such an event), each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $22,890,000.

The Company is authorized to issue 1,000,000 shares of preferred stock, $.01 par value, which remain unissued at June 30, 1994. In the event any preferred shares are issued, the Board of Directors is authorized to fix the designation, powers, preferences and rights of the shares and any qualifications, limitation or restrictions thereon.

Effective October 30, 1991, Union Federal Savings Bank converted from a mutual savings bank to a stock savings bank with all of its stock being issued to the Company which issued 1,851,981 shares of its common stock with a $.01 per share par value. Net proceeds of the Company's stock issuance after costs were $17,091,000. The acquisition of the Bank by the Company was accounted for as if it were a pooling of interest.

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required was $3,048,000 at June 30, 1994.


 .       Employee Benefit Plans

The Bank is a participant in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to FIRF administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1993, the date of the latest actuarial valuation. No pension expense was recorded for any of the three years ended June 30, 1994. Due to the Internal Revenue Service's full funding limit, contributions to the plan have not been required since June, 1987. This plan provides pension benefits for substantially all of the Bank's employees.

The Bank has adopted an employee savings plan under which employees can contribute up to 12% of their annual salaries. The Bank will match, as a minimum, 25% of employees' contributions up to 6% of salaries. At the discretion of the Board of Directors, additional matching up to 100% can be made.

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


Also, at the discretion of the Board of Directors, an officer and employee bonus can be paid based upon a predetermined formula based on earnings and net worth. For the years ended June 30, 1994, 1993 and 1992, the Bank expensed $649,000, $752,000 and $697,000 for the bonus arrangement. Amounts expensed by the Company under this bonus arrangement can be used to fund contributions to the Company's Employee Stock Ownership Plan (ESOP), or can be paid directly to employees.

As noted above, the Company has established an ESOP to provide Bank employees an opportunity to acquire shares of the Company's common stock. The costs of the ESOP are expensed by the Bank through contributions in amounts determined by the Board of Directors. These contributions are allocated among participants based upon compensation. The bank's contributions to the ESOP were $690,000, $117,710 and $295,000 for fiscal years 1994, 1993 and 1992, of which $40,800, $68,960 and
$62,000 (the amounts of interest incurred on the ESOP debt) are classified as interest expense. The ESOP borrowed $1,296,390 from a third party lender which is repayable over seven years and guaranteed by the Company. The loan is included in other liabilities on the Company's balance sheet and also as an offset in stockholders' equity. The Company had $676,000 of overnight deposits pledged as collateral for this loan at June 30, 1994. The proceeds from the loan were used to purchase 129,639 shares of the Company's common stock.

Also, in conjunction with the conversion, the Board of Directors of the Company established a Recognition and Retention Plan and Trust (RRP). The Company contributed $600,050 to the RRP for the purchase of 55,560 shares of Company common stock. Effective with the conversion on October 30, 1991, awards of grants for these shares were issued to various officers and employees of the Company. These awards vest at a rate of 20% per year commencing June 30, 1992. The unearned compensation portion of these stock awards is presented as a reduction of stockholders equity.

The Board of Directors of the Company adopted (subsequently ratified by the stockholders), a Stock Option and Incentive Plan (Option Plan) with authorization to grant incentive stock options, non-qualified stock options, stock appreciation rights, limited stock appreciation rights and restricted stock. Upon the conversion, the Company reserved 185,198 shares of its common stock and also granted options to purchase 161,308 shares of common stock at $10 per share (the stock issuance price at conversion) to various officers and non-employee directors. These options are exercisable over a ten-year period. During 1993, 6,482 options were exercised and none awarded. During 1994, options to purchase 17,170 shares were granted under this Option Plan to various officers at an exercise price of $23.06. Also, additional options to purchase 6,720 shares under a new directors' stock option plan (subject to stockholder approval) were granted to non-employee directors at an exercise price of $24.06. No options were exercised during 1994. At June 30, 1994, there were a total of 178,716 options outstanding at an average option price of $11.78, of which 129,871 were exercisable at that date.

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


 .       Commitments and Contingent Liabilities and Financial Instruments
        With Off Balance Sheet Risk

In the normal course of business, there are outstanding commitments and contingent liabilities which are not included in the accompanying consolidated financial statements.

At June 30, 1994, the Bank, excluding UFC, had outstanding commitments to extend credit, which amounted to $5,629,000, consisting of $4,594,000 with adjustable rates and $1,035,000 with fixed rates ranging from 8% to 9.38%. At June 30, 1993, the Bank, excluding UFC, had outstanding commitments to extend credit, which amounted to $14,338,000 consisting of $12,007,000 with adjustable rates and $2,331,000 with fixed rates ranging from 7% to 9%.

At June 30, 1994, UFC had commitments to fund loans of approximately $35,575,000, consisting of $18,745,000 with adjustable rates and $16,830,000 with fixed rates varying from 6.9% to 10.5%. Offsetting these commitments to fund loans, at June 30, 1994, UFC had commitments to sell loans of $27,700,000 and mortgage-backed securities of $8,000,000. At June 30, 1993, UFC had commitments to fund loans of approximately $28,478,000, consisting of $5,229,000 with adjustable rates and $23,249,000 with fixed rates varying from 6.625% to 8.25%. UFC had commitments to sell all but $1,537,000 of these loans. Commitments to fund loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to sell loans to permanent investors generally have fixed expiration dates or other termination clauses and may require payment of a fee. Also, external market forces impact the probability of commitments being exercised; therefore, total commitments outstanding do not necessarily represent future cash requirements.

In the ordinary course of business, the Bank and UFC have liability under representations and warranties made to purchasers and insurers of mortgage loans and the purchasers of servicing rights. Under certain circumstances, they may become liable for the unpaid principal and interest on defaulted loans (whether recourse or nonrecourse) or other loans if there has been a breach of representations or warranties. With the sale of USM on May 31, 1993, the Bank assumed these representations and warranties for all loans sold by USM prior to May 31, 1993. For the years ended June 30, 1994, 1993 and 1992, the Company provided for losses of $1,482,000, $456,000 and $111,000 under these assumed guarantees. The allowance for future losses at June 30, 1994 was $1,366,000.

The Company is also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Company in connection with such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial position or the results of operations of the Company.

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


The Bank has entered into employment contracts with six of its officers which provide for the continuation of salary and certain benefits for specified periods of time under certain conditions. Under the terms of the agreements, these payments could occur in the event of involuntary termination for other than cause following a change in control of the Company. The contingent liability under the agreements in the event of a change in control is approximately $1,300,000 at June 30, 1994.

 .    Business Segment Information

The Company's operations have been classified into two business segments: community banking and mortgage banking. The community banking segment involves primarily the traditional activities of obtaining retail deposits and the making of mortgage and other types of loans and other traditional community banking activities. The mortgage banking segment involves the making, purchasing, selling and servicing of one-to-four family and single family loans.

Financial information by business segment is summarized as follows:

                                                     1994      1993      1992
                                                     ----      ----      ----
                                                  (Restated)
Net Interest Income Before Provision for Loan Losses
    Community banking                              $ 13,266  $ 14,728  $ 13,075
    Mortgage banking                                     66       336       106
                                                   --------  --------  --------
                                                   $ 13,332  $ 15,064  $ 13,181
                                                   ========  ========  ========
Net Income Before Taxes
    Community banking                              $  4,994  $  7,860  $  5,844
    Mortgage banking                                    757       184     1,636
                                                   --------  --------  --------
                                                   $  5,751  $  8,044  $  7,480
                                                   ========  ========  =========
Total Assets
    Community banking                              $493,848  $476,177  $419,711
    Mortgage banking                                 10,035    13,349    50,966
                                                   --------  --------  --------
                                                   $503,883  $489,526  $470,677
                                                   ========  ========  ========
Loans Serviced for Others
    Community banking                              $ 65,380  $ 56,800  $ 43,095
    Mortgage banking                                596,600   730,470   405,900
                                                   --------  --------  --------
                                                   $661,980  $787,270  $448,995
                                                   ========  ========  ========

The gain on the sale of the California mortgage bank subsidiary of $962,000 and $747,000 for 1994 and 1993 is included in the mortgage banking net income before taxes presented above.

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


 .       Fair Value of Financial Instruments

In December, 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. This standard extends the existing fair value disclosure practices for some instruments by requiring entities to disclose the fair value of financial instruments for which it is practicable to estimate fair value. The following methods and assumptions were used to estimate the fair value of each type of financial instrument.

Cash, Cash Equivalents and FHLB Stock

For these instruments, the carrying value on reporting date is a reasonable estimate of fair value.

Investment Securities and Mortgage-Backed Securities

For investment securities and mortgage-backed securities, fair values are based on quoted market prices, if available. For securities where quoted prices are not available, fair value is estimated based on market prices of similar securities.

Loans and Loans Held for Sale

For most residential mortgage loans and certain other homogeneous categories of loans, fair value is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit rates for the same remaining maturities.

Deposit Liabilities

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowings

The carrying amount of short-term borrowings is a reasonable estimate of fair value. For long-term borrowings, the fair value is estimated using the rates currently offered for borrowings of similar remaining maturities.

Commitments to Extend Credit and Standby Letters of Credit

The carrying values of these items are not material to the Company's financial condition.

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


The extended fair values of the Company's financial instruments at June 30, 1994 are as follows:

                                                   1994                    1993
                                           --------------------    --------------------
                                           Carrying      Fair      Carrying      Fair
                                            Amount      Value       Amount      Value
                                           --------    --------     -------    --------
                                           (Restated)
Cash and short-term investments            $ 28,002    $ 28,002    $ 22,027    $ 22,027
FHLB stock                                    6,101       6,101       5,000       5,000
Investment securities                        26,544      26,384       6,723       6,723
Mortgage-backed securities                  243,563     240,710     244,322     246,541
Mortgage loans held for sale                  9,623       9,623      10,066      10,070
Loans                                       167,917     169,252     179,096     185,448
Deposits                                    382,916     380,903     381,712     384,445
Short-term borrowings                        33,000      33,000      38,000      38,000
Long-term borrowings                         35,800      36,378      20,000      21,693

 .       Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                  Condensed Statement of Financial Condition


June 30                                            1994                    1993
- -------                                            ----                    ----
                                                (Restated)
Assets
  Cash                                          $   737                 $   434
  Investments                                     6,718                   4,579
  Investment in subsidiary                       37,481                  37,848
  Other assets                                    1,182                   1,711
                                                -------                 -------
                                                $46,118                 $44,572
                                                =======                 =======

Liabilities and Stockholders' Equity
  Accounts payable and accrued expenses         $  (267)                $    53
  Stockholders' equity                           46,385                  44,519
                                                -------                 -------
                                                $46,118                 $44,572
                                                =======                 =======

                 UF Bancorp, Inc. and Subsidiary Corporations
                  Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)

                         Condensed Statement of Income


Year Ended June 30                                                1994                1993               1992
- ------------------                                                ----                ----               ----
                                                               (Restated)
Income
  Dividends from subsidiary                                     $ 5,149               $5,760             $  185
  Interest income                                                   176                  210                110
                                                                -------               ------             ------
    Total income                                                  5,325                5,970                295
Expenses                                                            331                  415                156
                                                                -------               ------             ------
Income before income tax benefit and equity in
  undistributed earnings of subsidiary                            4,994                5,555                139
Income tax benefit                                                   53                   70                 23
                                                                -------               ------             ------
Income before equity in undistributed earnings of subsidiary      5,047                5,625                162
Equity in undistributed earnings of subsidiary                   (1,068)                (675)             4,583
                                                                -------               ------             ------
  Net income                                                    $ 3,979               $4,950             $4,745
                                                                =======               ======             ======


                       Condensed Statement of Cash Flows

Year Ended June 30                                                1994                1993               1992
- ------------------                                                ----                ----               ----
                                                               (Restated)
Operating activities
  Net income                                                    $ 3,979              $ 4,950           $  4,745
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities
    Equity in undistributed earnings of subsidiary                1,068                  675             (4,583)
    Amortization of unearned compensation                           120                  120                120
    Changes in other assets and accrued expenses                  1,034               (1,140)              (518)
                                                                -------              -------           --------
      Net cash provided (used) by operating activities            6,201                4,605               (236)
                                                                -------              -------           --------

Investing activities
  Purchase of investment securities                              (5,459)              (4,497)            (6,794)
  Proceeds from investment securities maturities                  3,320                2,034              4,678
  Investment in limited partnership                                (826)
                                                                -------              -------           --------
    Net cash (used) by investing activities                      (2,965)              (2,463)            (2,116)
                                                                -------              -------           --------

Financing activities
  Net proceeds from issuance of stock                                                                    17,091
  Contributions to RRP                                                                                     (600)
  Capital contributed to Bank subsidiary                                                                (12,022)
  Purchase of treasury stock                                     (2,238)              (1,961)            (1,109)
  Cash dividends                                                   (788)                (748)              (176)
  Proceeds from exercise of stock options                                                 65
  Proceeds from tax benefits of ESOP, stock options and RRP          93                  104
                                                                -------              -------           --------
    Net cash provided (used) by financing activities             (2,933)              (2,540)             3,184
                                                                -------              -------           --------

Net increase (decrease) in cash                                     303                 (398)               832

Cash, beginning of year                                             434                  832

Cash, end of year                                               $   737              $   434           $    832
                                                                =======              =======           ========


                                     -79-

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     Not applicable.

                                   PART III

Item 10.  Directors and Executive Officers of the Registrant

     The information required by this item with respect to directors is incorporated by reference to pages 3 through 5 of the Holding Company's Proxy Statement for its 1994 Annual Shareholder Meeting (the "1994 Proxy Statement"). Information concerning the Holding Company's executive officers is included in
Item 4.5 in Part I of this report.

Item 11.  Executive Compensation

     The information required by this item with respect to executive compensation is incorporated by reference to pages 6 through 10 of the 1994 Proxy Statement.

Item 12.  Security Ownership of Certain Beneficial Owners and Management

     The information required by this item is incorporated by reference to pages 3 through 4 of the 1994 Proxy Statement.

Item 13.  Certain Relationships and Related Transactions

     The information required by this item is incorporated by reference to pages 10 through 11 of the 1994 Proxy Statement.

Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K

     (a)  List the following documents filed as part of the report:

          Financial Statements
          --------------------
          Consolidated Statement of Financial
          Condition at June 30, 1994, and 1993

          Consolidated Statement of Operations for the Fiscal Years Ended June 30, 1994,
          1993 and 1992

          Consolidated Statement of Changes in Stockholders'
          Equity for the Fiscal Years ended June 30,
          1994, 1993, and 1992

          Consolidated Statement of Cash Flows for the
          Fiscal Years ended June 30, 1994, 1993, and 1992

          Notes to Consolidated Financial Statements

     (b) The Holding Company filed no reports on Form 8-K during the fourth quarter of fiscal year 1994.

     (c) The exhibits filed herewith or incorporated by reference herein are set forth on the Exhibit Index on page 39.

     (d) All schedules are omitted as the required information either is not applicable or is included in the Consolidated Financial Statements or related notes.

                                                           EXHIBIT INDEX
Exhibit Index*                                                                                               Page
- --------------                                                                                               ----
   3(1)                  The Certificates of Incorporation of the Registrant is incorporated by reference to Exhibit 3.1 to the Registration Statement on Form
                         S-1 (Registration No. 33-41377).

   3(2)                  The Code of By-Laws of the Registrant is incorporated by reference to
                         Exhibit 3.2 to the Registration Statement on Form S-1
                         (Registration No. 33-41377).

  10(1)                  Supplemental Executive Retirement Plan between the Bank and Donald
                         Rausch dated 3/19/91 is incorporated by reference to exhibit 10(1) of the
                         Registrant's Form 10-K for the fiscal year ended June 30, 1992 (1992 10-K).
                         First Amendment to the Union Federal Savings Bank Supplemental Executive
                         Retirement Plan dated January 20, 1994.

  10(2)                  Director Deferred Compensation Master Agreement and related Director
                         Deferred Compensation Joinder Agreements, all dated August 1, 1993.

  10(3)                  Employment Agreement between the Bank and Donald A. Rausch dated
                         10/30/91 is incorporated by reference to exhibit 10(3) of the Registrant's
                         1992 10-K.  First Amendment to Employment Agreement dated November 18, 1992.
                         Second Amendment to Employment Agreement dated October 30, 1993.

  10(4)                  Employment Agreement between the Bank and Ennis R. Griffith dated 10/30/91 is incorporated by reference to exhibit 10(4) of the Registrant's 1992 10-K.
                         First Amendment to Employment Agreement dated November 18, 1992.  Second
                         Amendment to Employment Agreement dated October 30, 1993.

  10(5)                  Employment Agreement between the Bank and Terry G. Johnston dated 10/30/91 is incorporated by reference to exhibit 10(5) of the Registrant's 1992 10-K.
                         First Amendment to Employment Agreement dated November 18, 1992.  Second
                         Amendment to Employment Agreement dated October 30, 1993.

  10(6)                  Employment Agreement between the Bank and Paul E. Wargel dated 10/30/91 is incorporated by reference to exhibit 10(6) of the Registrant's 1992 10-K.
                         First Amendment to Employment Agreement dated November 18, 1992.  Second
                         Amendment to Employment Agreement dated October 30, 1993.

  10(7)                  Termination Agreement between the Bank and J. Ray Justice dated 10/30/91 is incorporated by reference to exhibit 10(7) of the Registrant's 1992 10-K.
                         First Amendment to Special Termination Agreement dated November 18, 1992.
                         Second Amendment to Special Termination Agreement dated October 30, 1993.

  10(8)                  Termination Agreement between the Bank and Steven E. Fowler dated 10/30/91 is incorporated by reference to exhibit 10(8) of the Registrant's 1992 10-K.
                         First Amendment to Special Termination Agreement dated November 18, 1992.
                         Second Amendment to Special Termination Agreement dated October 30, 1993.

  10(9)                  UF Bancorp, Inc. 1991 Stock Option and Incentive Plan is incorporated by reference to Exhibit A to the Registrant's definitive Proxy Statement in respect of its 1992 Annual Shareholder Meeting.

  10(10)                 Recognition and Retention Plan and Trust Plan is incorporated by reference to
                         Exhibit B to the Registrant's definitive Proxy Statement in respect of its
                         1992 Annual Shareholder Meeting.

  11                     Computation of Per Share Earnings


                                                               -81-

        21      Subsidiaries of the Registrant
        23      Consent of Geo. S. Olive & Co. LLC

______________
* Management contracts and plans required to be filed as exhibits are included as Exhibits 10(1) - 10(10).

                                  SIGNATURES


     Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant had duly caused this report to be signed on behalf of the undersigned, thereto duly authorized.


                                                 UF BANCORP, INC.



Date:  June 14, 1995                             By: /s/ Donald A. Rausch
                                                    ---------------------------
                                                    Donald A. Rausch,
                                                    Chairman of the Board,
                                                    President and Chief
                                                    Executive Officer


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on this 14th day of June, 1995.


/s/ Donald A. Rausch
- -----------------------------------              ------------------------------
Donald A. Rausch                                 James D. Foulke, Director
Chairman of the Board,
President and Chief
Executive Officer
(Principal Executive Officer)



/s/ Ennis R. Griffith                            /s/ Andrew E. Goebel
- -----------------------------------              ------------------------------
Ennis R. Griffith                                Andrew E. Goebel, Director
Senior Vice President,
Chief Financial Officer,
and Secretary/Treasurer
(Principal Financial and Accounting Officer)




                                                 ------------------------------
                                                 Robert R.C. Miller, Director



                                                 /s/ James H. Muehlbauer
                                                 ------------------------------
                                                 James H. Muehlbauer, Director



                                                 /s/ John R. Stalling
                                                 ------------------------------
                                                 John R. Stalling, Director



                                                 /s/ W. Earl Williams
                                                 ------------------------------
                                                 W. Earl Williams, Director



                                     -83-